UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

SYNTHETECH, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.001 par value per share, of Synthetech, Inc. (“Company Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

The number of securities to which the transaction applies will include, as determined immediately prior to the effective time of the merger, (a) outstanding shares of Company Common Stock and (b) shares of Company Common Stock subject to outstanding Company stock options with an exercise price less than the per share merger consideration to be paid per share of Company Common Stock.  Because the per share merger consideration will be determined based on a formula that includes factors that will vary prior to the merger, the Company is unable to determine the number of option shares to which the transaction applies.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Because the per share merger consideration will be determined based on a formula that includes factors that will vary prior to the merger, the Company is unable to determine the per share merger consideration at this time.  However, the proposed maximum aggregate value of the transaction is included in Note 4 below, and assumes (a) values of $0 assigned to all factors in the merger consideration formula that would reduce the aggregate amount of merger consideration and (b) the maximum amount of potential additions to the base merger consideration in the formula.

(4)	Proposed maximum aggregate value of transaction:

$19,301,573

(5)	Total fee paid:

$1,376.20

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[●], 2010

Dear Synthetech Shareholders:

We invite you to attend a special meeting of shareholders of Synthetech, Inc., an Oregon corporation (or Synthetech), to be held at Perkins Coie LLP, 1120 NW Couch Street, 10th Floor, Portland, Oregon, at [●] a.m. Pacific time on [●], 2010.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the agreement and plan of merger, dated as of September 13, 2010, among Synthetech, W. R. Grace & Co.-Conn, a Connecticut corporation (or Grace), and Mallard Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Grace.  The merger agreement provides for the merger of Mallard Acquisition Corp. with and into Synthetech, as a result of which Synthetech would become 100% owned by Grace.

If the merger is completed, Grace will pay to Synthetech shareholders and holders of applicable options to purchase shares of Synthetech common stock total merger consideration, in cash, in an amount equal to:

•	$19,176,573 minus

•
the amount of (i) all out-of-pocket fees and expenses of Synthetech incurred in connection with the merger that are accrued and unpaid as of the effective time of the merger (including any fees and expenses of legal counsel and accountants, fees and expenses payable to financial advisors, investment bankers and brokers of Synthetech), (ii) Synthetech’s indebtedness for borrowed money and any other Debt (as defined in the merger agreement) as of the close of business on the date immediately preceding the closing date of the merger and (iii) the amount, if any, by which Synthetech’s total cash and cash equivalents as of the close of business on the date immediately preceding the closing date of the merger is less than $600,000, plus

•
an amount, not to exceed $125,000, equal to the purchase price of extended director and officer insurance coverage for Synthetech’s directors and officers for actions and events occurring prior to the merger.

If the merger is completed, each share of Synthetech common stock outstanding immediately prior to the effective time of the merger (other than shares held by any shareholders who perfect their dissenters’ rights) will be converted into the right to receive an amount of cash, without interest and subject to any required withholding of taxes, equal to the quotient of:

•
the sum of (i) the total merger consideration as described above plus (ii) the aggregate exercise price of all options to purchase Synthetech common stock that are outstanding immediately prior to the effective time of the merger other than “out-of-the-money” options, divided by

•
the sum of (i) the total number of shares of Synthetech common stock outstanding immediately prior to the effective time of the merger plus (ii) the total number of shares issuable upon the exercise of Synthetech stock options outstanding immediately prior to the effective time of the merger other than “out-of-the-money” options.

References to “out-of-the-money” options are to those options to purchase Synthetech common stock with an exercise price that is equal to or greater than the per share merger consideration to be paid to Synthetech shareholders determined pursuant to the treasury method of accounting.

Upon the unanimous recommendation of the special committee of the board of directors of Synthetech, the board of directors of Synthetech has unanimously determined that each of the merger and the merger agreement is advisable and in the best interests of Synthetech and Synthetech’s shareholders and approved the execution, delivery and performance by Synthetech of the merger agreement.  Accordingly, the board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

We are also asking you to expressly grant the authority to vote your shares to adjourn the special meeting, if determined necessary by Synthetech, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Your vote is important.  We cannot complete the merger unless holders of at least a majority of our outstanding common stock vote to approve the merger agreement.  Failure to submit a properly executed proxy will have the same effect as a vote against the merger agreement.  Whether or not you plan to be present at the special meeting, we urge you to vote by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid addressed envelope as promptly as possible.  You may also vote either by telephone or the Internet.  We have provided instructions on the proxy card for using these convenient services.  By submitting your proxy now, you will not be precluded from attending the special meeting and voting in person.

The enclosed proxy statement provides detailed information about the proposed merger, the merger agreement and the special meeting of shareholders.  We urge you to read the entire document carefully, including the attached annexes.

Thank you for your cooperation and continued support.

Sincerely,

Daniel T. Fagan Chairman

This proxy statement is dated [●], 2010, and is first being mailed to shareholders of Synthetech on or about [●], 2010.

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate.  Any representation to the contrary is a criminal offense.

______________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2010
[ ● ] A.M. PACIFIC TIME
PORTLAND, OREGON
______________

Dear Synthetech Shareholders:

You are cordially invited to attend the special meeting of shareholders of Synthetech, Inc., an Oregon corporation (or Synthetech), that will be held at Perkins Coie LLP, 1120 NW Couch Street, Portland, Oregon, at [●] a.m. Pacific time on [●], 2010, for the following purposes:

1.
To consider and vote upon a proposal to approve the agreement and plan of merger, dated as of September 13, 2010 (as it may be amended from time to time, the merger agreement), among Synthetech, W. R. Grace & Co.-Conn, a Connecticut corporation (or Grace), and Mallard Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Grace (or Merger Sub);

2.
To consider and vote upon any proposal to adjourn the special meeting, if determined necessary by Synthetech, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate; and

3.	To consider and vote upon such other matters as may properly come before the special meeting or any adjournment of the special meeting.

The merger agreement provides for the merger of Merger Sub with and into Synthetech, as a result of which Synthetech would become 100% owned by Grace (such transaction being referred to herein as the merger).

Only shareholders of record on the books of Synthetech at the close of business on [●], 2010, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment thereof.

Upon the unanimous recommendation of the special committee of the board of directors of Synthetech, the board of directors of Synthetech has unanimously determined that each of the merger and the merger agreement is advisable and in the best interests of Synthetech and Synthetech’s shareholders and approved the execution, delivery and performance by Synthetech of the merger agreement.  Accordingly, the board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.  Synthetech’s board of directors also unanimously recommends that you expressly grant the authority to vote your shares to adjourn the special meeting, if determined necessary by Synthetech, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Holders of Synthetech common stock are or may be entitled to assert dissenters’ rights with respect to the merger under Sections 60.551 to 60.594 of the Oregon Business Corporation Act.  A copy of Sections 60.551 to 60.594 of the Oregon Business Corporation Act is attached as Annex C to the enclosed proxy statement.

Your vote is important.  Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the accompanying proxy card in the enclosed postage-prepaid addressed envelope as promptly as possible.  You may also vote either by telephone or the Internet.  We have provided instructions on the proxy card for using these convenient services.  Submitting the proxy will not affect your right to vote at the special meeting if the proxy is revoked in the manner set forth in the enclosed proxy statement.

By Order of the Board of Directors

Daniel T. Fagan Chairman
Albany, Oregon
[●], 2010

-i-

Item	Page

Material U.S. Federal Income Tax Consequences of the Merger	37
The Merger Agreement	40
Structure	40
Effective Time	40
Merger Consideration	40
Exchange and Payment Procedures	42
Effect on Synthetech Stock Options	42
Directors and Officers	43
Representations and Warranties	43
Conduct of Our Business Pending the Merger	44
No Solicitation of Transactions	46
Access to Information	47
Special Meeting and Proxy Statement	48
Employee Matters	48
Conditions to the Merger	48
Amendment	50
Proposal 2 — Adjournment of the Special Meeting	51
The Adjournment Proposal	51
Votes Required and Board Recommendation	51
Security Ownership of Certain Beneficial Owners and Management	52
Future Shareholder Proposals	54
Other Business	54
Householding of Special Meeting Materials	54
Where You Can Find More Information	54
Annex A — Agreement and Plan of Merger	1
Annex B — Opinion of the Financial Advisor	B - 1
Annex C — Sections 60.551 to 60.594 of the Oregon Business Corporation Act	C - 1
Annex D — Form of Voting Agreement	D - 1

-ii-

SUMMARY OF TERMS

This summary, together with the section of this proxy statement entitled “Questions and Answers About the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you.  To fully understand the merger contemplated by the merger agreement among W R. Grace & Co.-Conn, a Connecticut corporation (or Grace), Mallard Acquisition Corp., a wholly owned subsidiary of Grace (or Merger Sub), and Synthetech, Inc. (or Synthetech), and for a more complete description of the legal terms of the merger agreement, you should read carefully this entire proxy statement and the documents to which we refer.  In this Summary of Terms we have included page references in parentheses to direct you to a more complete description in this proxy statement of the topics presented in this summary.  The merger agreement is attached as Annex A to this proxy statement.  The descriptions of the terms of the merger agreement in this proxy statement are qualified by the terms of the merger agreement.  We encourage you to read the merger agreement because it is the legal document that governs the merger.  In this proxy statement, the terms “Synthetech,” “Company,” “we,” “our,” “ours” and “us” refer to Synthetech, Inc.

The Parties (page 13)

Synthetech, Inc.
1290 Industrial Way
Albany, Oregon 97322
(541) 967-6575

Synthetech, Inc., an Oregon corporation incorporated in 1981, is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies.  Synthetech develops and manufactures proprietary custom chiral intermediates, amino acid derivatives, specialty amino acids, and peptide fragments in accordance with guidelines for Current Good Manufacturing Practices of pharmaceutical ingredients. Synthetech’s products are used in the development and manufacture of therapeutic peptides and peptidomimetic (peptide-like) and small molecule drugs in clinical studies and commercial applications.  Synthetech’s domestic and international customer base includes major pharmaceutical companies as well as contract drug synthesis firms, emerging and established biopharmaceutical and medical device companies.  Synthetech’s products apply to a broad spectrum of drugs with indications for the treatment of AIDS, cancers, hepatitis C, cardiovascular and other diseases.  In addition to supporting projects in the traditional pharmaceutical market, Synthetech also supports projects in the medical device and selected specialty chemical sectors.

W R. Grace & Co.-Conn.
7500 Grace Drive
Columbia, MD 21044
(410) 531-4000

Grace is a wholly-owed subsidiary of W. R. Grace & Co., a public corporation whose shares of common stock are listed on the New York Stock Exchange, Inc. under the symbol “GRA.”  Grace is the successor to a company that originated in 1854.  Grace is engaged in the production and sale of specialty chemicals and specialty materials on a global basis through its two operating segments, Grace Davison and Grace Construction Products.  Grace Davison markets its products primarily to a wide range of industrial customers, including those in the energy and refining industry, consumer, industrial and packaging industries, petro-/bio- chemical industries and the pharmaceutical and life sciences industries. Grace Construction Products produces and sells specialty construction chemicals and specialty building materials.  Grace operates its business on a global scale with approximately 69% of its 2009 sales outside the United States.  Grace conducts business in over 40 countries and in more than 30 currencies. Grace manages its operating segments on a global basis, to serve global markets.

In 2001, Grace, its parent, W. R. Grace & Co., and 60 of its United States subsidiaries and affiliates filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code and, since then, has been subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware.  Grace is currently operating as a debtor-in-possession under court protection from creditors and claimants.  Since the bankruptcy filing, the bankruptcy court has approved all motions necessary for Grace to conduct normal business activities.

Mallard Acquisition Corp.
7500 Grace Drive
Columbia, MD 21044
(410) 531-4000

Merger Sub, a wholly owned subsidiary of Grace, was organized solely for the purpose of entering into the merger agreement with Synthetech and completing the proposed merger.  Merger Sub has not engaged in any business operations.  Merger Sub is incorporated in the State of Delaware.

The Merger (page 18)

Under the merger agreement, Merger Sub will merge with and into Synthetech, with Synthetech continuing as the surviving corporation.  After the completion of the merger, Grace will own all of Synthetech’s outstanding stock.  Our shareholders will receive cash in the merger in exchange for their shares of Synthetech common stock.

Merger Consideration (page 40)

If the merger is completed, Grace will pay to Synthetech shareholders and holders of applicable options to purchase shares of Synthetech common stock total merger consideration, in cash, in an amount equal to:

•	$19,176,573 minus

•
the amount of (i) all out-of-pocket fees and expenses of Synthetech incurred in connection with the merger that are accrued and unpaid as of the effective time of the merger (including any fees and expenses of legal counsel and accountants, fees and expenses payable to financial advisors, investment bankers and brokers of Synthetech) (collectively, the transaction expenses), (ii) Synthetech’s indebtedness for borrowed money and any other Debt (as defined in “The Merger Agreement – Merger Consideration”) as of the close of business on the date immediately preceding the closing date of the merger and (iii) the amount, if any, by which Synthetech’s total cash and cash equivalents as of the close of business on the date immediately preceding the closing date of the merger is less than $600,000, plus

•
an amount, not to exceed $125,000, equal to the purchase price of extended director and officer insurance coverage for Synthetech’s directors and officers for acts or events occurring prior to the merger (or the D&O policy).

If the merger is completed, each share of Synthetech common stock outstanding immediately prior to the effective time of the merger (other than shares held by any shareholders who perfect their dissenters’ rights) will be converted into the right to receive an amount of cash (which we refer to as the per share merger consideration), without interest and subject to any required withholding of taxes, equal to the quotient of:

•
the sum of (i) the total merger consideration as described above plus (ii) the aggregate exercise price of all options to purchase Synthetech common stock that are outstanding immediately prior to the effective time of the merger other than “out-of-the-money” options, divided by

•
the sum of (i) the total number of shares of Synthetech common stock outstanding immediately prior to the effective time of the merger plus (ii) the total number of shares issuable upon the exercise of Synthetech stock options outstanding immediately prior to the effective time of the merger other than “out-of-the-money” options.

References to “out-of-the-money” options are to those options to purchase Synthetech common stock with an exercise price equal to or greater than the per share merger consideration to be paid to Synthetech shareholders determined pursuant to the treasury method of accounting.

Estimated Per Share Merger Consideration

Based on (a) Synthetech’s outstanding shares and options, cash and cash equivalents and aggregate Debt balance as of September 15, 2010, and (b) estimated aggregate transaction expenses and the estimated cost of the D&O policy, the estimated per share merger consideration would have been approximately $1.14 if the merger had occurred on September 15, 2010. However, assuming a closing date for the merger in mid-November and based on (x) Synthetech’s outstanding shares and options as of September 15, 2010, and (y) Synthetech’s estimated cash and cash equivalents, aggregate Debt balances and transaction expenses as of the assumed closing date and (z) the estimated cost of the D&O policy, Synthetech currently anticipates the per share merger consideration to range from approximately $1.10 to $1.19.

In spite of these estimates, actual per share merger consideration to be paid to the Synthetech shareholders cannot be determined at this time and may be higher or lower than any of the estimated amounts depending upon various factors, in particular Synthetech’s cash flow from operations through the close of business on the date immediately preceding the closing date of the merger.  For each change of approximately $164,000 in total merger consideration, the per share merger consideration will change by $0.01.  Please read “The Merger Agreement – Merger Consideration” for additional information.

Effect on Synthetech Stock Options (page 42)

Each option to purchase shares of Synthetech common stock (whether vested or unvested) outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such option will, in full satisfaction of such option, be entitled to receive an amount in cash, without interest and subject to any required withholding of taxes, equal to the product of (a) the per share merger consideration payable with respect to each outstanding share of Synthetech common stock in the merger less the exercise price per share of such option, multiplied by (b) the number of shares subject to such option.

Reasons for the Merger (page 19)

In the course of reaching its decision to approve the merger and the merger agreement, our board of directors considered a number of factors in its deliberations.  Please read “The Merger — Reasons for the Merger and Recommendation of Our Board of Directors.”

Opinion of the Financial Advisor to Our Board of Directors (page 22)

In connection with the evaluation of the proposed merger by our board of directors and the special committee of our board of directors, our board of directors’ financial advisor, Brocair Partners LLC (or Brocair) rendered a written opinion to our board of directors and the special committee on September 13, 2010 that, as of that date and subject to the assumptions, qualifications and limitations set forth in the opinion, the total merger consideration of approximately $19.1 million in cash, subject to adjustment as set forth in the merger agreement, to be paid to such holders pursuant to the merger agreement, was fair, from a financial point of view, to the Synthetech shareholders.  The full text of Brocair’s written opinion dated September 13, 2010 is attached to this proxy statement as Annex B.  We urge you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Brocair.  Brocair’s opinion was addressed to our board of directors and the special committee of our board and does not constitute a recommendation to our shareholders as to how you should vote with respect to the merger.

Recommendation to Our Shareholders (page 19)

Our board of directors, by the unanimous vote of all of its members, has:

•	approved the merger and the merger agreement;

•	determined that each of the merger and the merger agreement is advisable and in the best interests of Synthetech and its shareholders;

•	directed that the merger agreement be submitted to Synthetech’s shareholders for approval; and

•	recommended that Synthetech shareholders approve the merger agreement.

Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement, and “FOR” the adjournment of the special meeting, if determined necessary by Synthetech, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Interests of Our Directors and Executive Officers in the Merger (page 31)

In considering the recommendation of our board of directors in favor of the approval of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers, some of which are not available to our shareholders generally.  Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that the shareholders approve the merger agreement.  Shareholders should take these benefits into account in deciding whether to vote for approval of the merger agreement.

These interests relate to or arise from:

•	the acceleration of vesting of all outstanding unvested stock options, including options held by our directors and executive officers, and the cash-out of such awards;

•	certain benefits pursuant to employment agreements with the executive officers; and

•	the D&O policy, which will extend directors’ and officers’ insurance coverage on behalf of Synthetech directors and officers for up to six years for acts or events occurring prior to the merger.

Dissenters’ Rights (page 34)

Shareholders who do not vote in favor of approval of the merger agreement and who otherwise comply with the procedures for asserting dissenters’ rights under the applicable statutory provisions of the Oregon Business Corporation Act (or the OBCA), summarized elsewhere in this proxy statement, may demand payment of the “fair value” of their shares in connection with the merger.  Please read “The Merger — Dissenters’ Rights.”

Material U.S. Federal Income Tax Consequences of the Merger (page 37)

Each U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 37 of this proxy statement) who holds his or her shares of Synthetech common stock as a capital asset (generally, assets held for investment) generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash received by such U.S. Holder in the merger, and (2) the U.S. Holder’s adjusted tax basis in his or her shares of Synthetech common stock surrendered in the transaction.  Each non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 37 of this proxy statement) who holds his or her shares of Synthetech common stock as a capital asset generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in the merger.  Tax matters are complicated and the tax consequences of the merger to you will depend on your individual circumstances.  You should consult your tax advisor to determine the specific tax consequences of the merger to you.

The Special Meeting (page 15)

Time, Date and Place.  The special meeting will be held at Perkins Coie LLP, 1120 NW Couch Street, Portland, Oregon, at [●] a.m. Pacific time on [●], 2010.

Purpose.  You will be asked to consider and vote upon approval of the merger agreement.  The merger agreement provides that Merger Sub will be merged with and into Synthetech, and each outstanding share of Synthetech common stock (other than shares in respect of which dissenters’ rights are exercised and perfected) will be converted into the right to receive an amount of cash, without interest and subject to the withholding of taxes, equal to the per share merger consideration (as defined in “Merger Consideration,” beginning on page 40 of this proxy statement).

The special meeting may be adjourned, if determined necessary by Synthetech, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments of the special meeting.

Record Date; Shares Entitled to Vote.  Synthetech’s board of directors has fixed [●], 2010 as the record date for the special meeting.  Only holders of record of Synthetech common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment thereof.  On that date, [●] shares of Synthetech common stock were issued and outstanding.

Required Vote.  The affirmative vote of the holders of a majority of the outstanding shares of Synthetech common stock as of the close of business on the record date is required to approve the merger agreement.  In order for shareholders to approve a proposal to adjourn the special meeting, if a quorum exists, the votes cast in favor of the proposal by the shares entitled to vote must exceed the votes cast against the proposal by the shares entitled to vote.  In the event that a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter.

How You Can Vote.  If you are a record holder of Synthetech common stock, you may vote in any of the following ways:

(1)	Voting by Mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the enclosed postage-paid envelope.

(2)	Voting in Person. You can also vote by appearing and voting in person at the special meeting.

(3)	Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card. Telephone voting is available 24 hours a day.

(4)	Voting by Internet. You can also vote via the Internet. The web site for Internet voting is included on your proxy card, and voting via the Internet is also available 24 hours a day.

You can revoke your proxy at any time before it is voted at the special meeting as indicated under “—Revocation of Proxies” below.

If your shares are held of record in “street name” through a broker, bank, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you may only vote by completing and returning the voting instruction form provided by the record holder or via the Internet or by telephone, if such a service is provided by the record holder, and you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the merger agreement, and “FOR” the proposal to adjourn the meeting, if determined necessary by Synthetech, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the special meeting, but will not be counted as votes cast for purposes of determining the approval of any matter submitted to the shareholders for a vote at the special meeting.  Accordingly, if a quorum exists, abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to approve the merger agreement and will have no effect on the voting results as to any proposal to adjourn the special meeting.  If a quorum does not exist, abstentions would have the same effect as a vote “AGAINST” approval of adjournment, whereas broker non-votes, which are not entitled to vote, would have the effect of reducing the aggregate number of affirmative votes required to adjourn the special meeting.

Revocation of Proxies.  You may revoke your proxy at any time before the vote is taken at the special meeting.  To revoke your proxy, you must either: (a) file an instrument of revocation with our corporate Secretary at our principal executive office before the special meeting, (b) submit to our corporate Secretary before the special meeting a later dated properly executed proxy in writing, (c) vote at a later date via the Internet or by telephone, or (d) attend the special meeting and vote your shares in person.  Attendance at the special meeting, without voting, will not constitute revocation of your proxy.

Please note that if you have instructed your broker to vote your shares, the methods for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker.

The Merger Agreement (page 40)

A copy of the merger agreement is attached to this proxy statement as Annex A and a summary of the merger agreement is provided beginning on page 40 of this proxy statement.  You are encouraged to read the merger agreement carefully as it is the legal document that contains the terms and conditions of the merger.

Bankruptcy Court Approval.  The merger agreement and all of its terms will not be enforceable against Grace unless and until the United States Bankruptcy Court for the District of Delaware (or the bankruptcy court), has entered an order approving the merger agreement and the merger.  On September 13, 2010, Grace filed a motion with the bankruptcy court for approval of the merger agreement and the merger.

Limitation on Considering Acquisition Proposals.  We have agreed that we will not, and will use our reasonable best efforts to cause our officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives, not to, directly or indirectly:

•
solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or could reasonably be expected to constitute, an acquisition proposal (as more fully described in “The Merger Agreement — No Solicitation of Transactions”);

•	enter into, maintain, participate in or continue any discussions or negotiations relating to any acquisition proposal;

•
furnish any information to another person with respect to any proposal that constitutes, or could reasonably be expected to constitute, an acquisition proposal, or in response to any inquiries or proposals that could reasonably be expected to lead to any acquisition proposal;

•	agree to, approve, endorse or recommend to our shareholders any acquisition proposal other than the merger;

•	authorize any of our officers, employees to take any such action; or

•	enter into any agreement or understanding providing for an acquisition proposal.

In addition, we have agreed to cease as of the date of the merger agreement and cause to be terminated any discussions or negotiations regarding any acquisition proposal.

Notification of Acquisition Proposals.  We have agreed to promptly notify Grace orally, followed by written notice, of the receipt of any proposal, inquiry, offer or request relating to or constituting an acquisition proposal, any request for discussions or negotiations regarding a potential acquisition proposal, or any request for information relating to us in connection with an actual or potential acquisition proposal of which we or any of our representatives become aware.  We have also agreed to provide to Grace the identity of the person who made such proposal, inquiry, offer or request, and the terms and conditions of such request or acquisition proposal, and to keep Grace promptly and reasonably informed of the status and details of any such acquisition proposal.

Change of Recommendation.  Despite the restrictions described above, we are permitted (before our shareholders’ meeting and to the extent determined by our board of directors in good faith after consultation with our outside legal counsel that such action is necessary under applicable law for the directors to comply with their fiduciary duties to our shareholders), to furnish information to, and engage in discussions and negotiations with any person in response to an acquisition proposal, which did not result from a breach of our obligations regarding solicitations of other acquisition proposals and which:

•	constitutes a superior proposal (as more fully described in “The Merger Agreement — No Solicitation of Transactions”); or

•	our board of directors determines in good faith, after consultation with our outside legal counsel and financial advisors, could reasonably be expected to result in a superior proposal.

Before we may furnish any information as described above, the person or entity to which we are furnishing such information must enter into a confidentiality agreement with us that meets conditions specified in the merger agreement.

In response to our receipt of any acquisition proposal (which did not result from a breach of our obligations regarding solicitations of other acquisition proposals) and which has not been withdrawn, at any time prior to approval by our shareholders of the merger agreement, our board of directors may change, withhold or withdraw its recommendation that our shareholders approve the merger (any such action being a change of recommendation), if the board of directors has concluded, in good faith (a) after consultation with our financial advisors and outside legal counsel that such acquisition proposal constitutes a superior proposal and (b) after consultation with our outside legal counsel that such action is necessary under applicable law for the directors to comply with their fiduciary duties to our shareholders.

Matching Right. If we intend to terminate the merger agreement to enter into an agreement relating to a superior proposal (as more fully described in “The Merger Agreement — No Solicitation of Transactions”), we must (a) notify Grace in writing promptly, and in any event within 24 hours of such determination, that our board of directors has determined that the acquisition proposal constitutes a superior proposal and (b) provide Grace up to five business days to negotiate with us to amend the merger agreement so that the other acquisition proposal no longer constitutes a superior proposal.  Following such negotiation, if our board of directors determines that the acquisition proposal remains a superior proposal despite any improvements offered by Grace, and subject to compliance with our obligations regarding solicitations of other acquisition proposals and the payment of the termination fee, we may terminate the merger agreement and enter into an agreement relating to the superior proposal.

Conditions to the Merger.  Before we can complete the merger, a number of conditions must be satisfied (or waived by the party or parties entitled to waive the condition under and in accordance with the terms of the merger agreement).

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	our shareholders’ meeting has concluded with the requisite shareholder vote approving the merger agreement;

•	no injunction, restraint or prohibition by any court or other tribunal of competent jurisdiction prohibiting consummation of the merger has been entered and remains in effect;

•	the bankruptcy court has approved the merger;

The obligations of Grace and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•
the accuracy of our representations and warranties set forth in the merger agreement regarding capitalization, corporate authority, environmental laws and regulations and safety, health and product stewardship laws and the absence of a material adverse changes since March 31, 2010;

•
the accuracy of our other representations and warranties set forth in the merger agreement, except for any inaccuracies as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on us (as more fully described in “The Merger Agreement — Representations and Warranties”);

•
we have in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by us prior to the effective time of the merger;

•	the absence of a material adverse effect;

•
we have delivered to Grace a certificate, dated the effective time and signed by an appropriate senior officer, certifying to the effect that the conditions set forth in first three bullets above have been satisfied;

•	the delivery by our directors and executive officers of releases of certain claims they may have against Synthetech;

•	the total merger consideration shall be a positive number; and

•
except as disclosed in a real property survey of Synthetech’s Albany, Oregon facility, all of our buildings and other structures, facilities or improvements, fixtures, and affixed equipment related to the operation of our business on our owned real property shall be located on real property owned by us or on a perpetual easement (for which all financial consideration has been fully prepaid) appurtenant to real property that we own.

Our obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•
the accuracy of the representations and warranties of Grace regarding corporate authority, availability of funds and any required vote of it or its affiliates’ stockholders and the accuracy of the other representations and warranties of Grace and Merger Sub set forth in the merger agreement, except as would not, individually or in the aggregate, have a material adverse effect on the ability of Grace or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•
Grace has in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time of the merger; and

•
Grace has delivered to us a certificate, dated the effective time and signed by an appropriate senior officer, certifying to the effect that the conditions set forth in the bullets above have been satisfied.

Termination of the Merger Agreement.  The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual consent of us and Grace;

•	by either us or Grace:

•
if the merger has not occurred on or prior to February 28, 2011 (or the End Date), provided that the right to terminate the merger agreement will not be available to any party who breaches in any material respect its obligations under the merger agreement in a manner that has been the principal cause of or resulted in the failure of the merger to occur on or prior to such date;

•	if an injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such injunction has become final and non-appealable;

•	if the meeting of our shareholders concludes without obtaining requisite approval of the merger agreement; or

•	if the bankruptcy court has not approved the merger by November 30, 2010.

•	by us:

•
upon 10 days’ prior written notice from us of our intention to terminate the merger agreement and the basis for termination, if Grace or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform cannot be cured by the End Date; or

•
at any time prior to shareholder approval of the merger agreement and subject to our compliance with our non-solicitation obligations relative to an acquisition proposal in the merger agreement, in order to enter into any agreement, understanding or arrangement providing for a superior proposal;

•	by Grace:

•
upon 10 days’ prior written notice from Grace of its intention to terminate the merger agreement and the basis for termination, if we breach or fail to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform cannot be cured by the End Date;

•	by Grace or Merger Sub:

•	if our board of directors makes a change of recommendation.

Termination Fee.

If:

•	we terminate the merger agreement to enter into an agreement relating to a superior proposal as permitted above;

•
(a) after September 13, 2010, any acquisition proposal (with each reference to “20%” in the definition thereof for purposes of this bullet point being replaced with “50%”) has been publicly announced and not withdrawn prior to the shareholders’ meeting and the merger agreement is terminated by Grace or us because our shareholders meeting has concluded without the requisite shareholder approval of the merger, and (b) concurrently with or within 15 months after such termination, we enter into any definitive agreement providing for an acquisition proposal or an acquisition proposal is consummated; or

•
Grace terminates the merger agreement due to a change of recommendation by our board of directors and, at the time of the change of recommendation, an alternative proposal (with each reference to “20%” in the definition thereof replaced with “50%”) has been made and not withdrawn, we will pay to Grace the termination fee of $960,000 (or the termination fee).  The payment of the termination fee is the sole and exclusive remedy of Grace and Merger Sub in the case of such termination and, upon payment of such termination fee, we and our affiliates will have no further liability to Grace or Merger Sub with respect to the merger agreement, other than any liability for fraud or intentional breach of the merger agreement.  The termination fee will be paid immediately if the merger agreement is terminated under the circumstances described in the first bullet above, upon the earlier of consummation of the acquisition proposal  or the date on which we enter into the agreement providing for the acquisition proposal in the circumstances described in the second bullet above and, in the case of a termination fee paid pursuant to the last bullet above, within two business days of the termination of the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this proxy statement?

A:
Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of shareholders, or at any adjournments or continuations of the special meeting if determined necessary by Synthetech.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to vote to approve the merger agreement that provides for the acquisition of Synthetech by Grace.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at the offices of Perkins Coie LLP, 1120 NW Couch Street, Portland, Oregon, at [●] a.m. Pacific time on [●], 2010.

Q:	What will happen to my shares of Synthetech common stock after the merger?

A:
Upon the effective time of the merger, each outstanding share of Synthetech common stock that you hold immediately prior to the merger will be converted into the right to receive the per share merger consideration in cash, without interest and subject to any required withholding of taxes (assuming you have not properly exercised dissenters’ rights under applicable Oregon law), and as a result of the merger each such share of Synthetech common stock will be cancelled and cease to exist.

Q:	Will I own any shares of Synthetech common stock or Grace common stock after the merger?

A:	No. You will be paid cash for your shares of Synthetech common stock. You will not receive, or have the option to receive, any Grace common stock in exchange for your shares.

Q:	Will the merger be taxable to me?

A:
Generally, yes.  For U.S. federal income tax purposes, the merger will be a taxable transaction.  You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 37 for a more complete discussion of the U.S. federal income tax consequences of the merger.  Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation.  You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Q:	Does Synthetech’s board of directors recommend approval of the merger agreement?

A:
Yes.  Synthetech’s board of directors unanimously approved the execution, delivery and performance by Synthetech of the merger agreement and the transactions contemplated thereby, and unanimously recommends that Synthetech shareholders vote “FOR” the approval of the merger agreement.

Q:	What factors did Synthetech’s board of directors consider in making its recommendation?

A:
Synthetech’s board of directors considered many factors in deciding to recommend the approval of the merger agreement.  These factors are described below (please read “The Merger — Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 19).

Q:	Have any Synthetech shareholders agreed to vote in favor of the approval of the merger agreement?

A:
Yes, each member of our board of directors and each executive officer of Synthetech has entered into a voting agreement with Synthetech and Grace to vote any Synthetech shares that he is entitled to vote “FOR” approval of the merger agreement.  Based on the number of shares of our common stock outstanding as of September 15, 2010, this represents approximately 9.2% of the shares entitled to vote.

Q:	What constitutes a quorum at a special meeting?

A:
A majority of the votes entitled to be cast by the holders of record of shares of Synthetech common stock as of the close of business on the record date, represented in person or by proxy, constitutes a quorum of shares at the special meeting of shareholders.

Q:	What vote of the shareholders is required to approve the merger agreement?

A:	The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Synthetech common stock as of the close of business on the record date.

Q:	How many votes do I have?

A:	You have one vote for each share of Synthetech common stock you own as of [●], 2010, the record date for the special meeting.

Q:	Am I entitled to dissenters’ rights?

A:
Yes.  You may dissent from the merger and obtain payment of the “fair value” (as defined in Oregon law) of your common stock instead of receiving the per share merger consideration pursuant to the terms of the merger agreement.  To do this, you must strictly follow the procedures prescribed by Oregon law, which are summarized under “The Merger — Dissenters’ Rights” beginning on page 34.  The “fair value” of your shares (as defined in Oregon law) may be more or less than the per share merger consideration.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, we have engaged the proxy solicitation firm Georgeson, Inc.

Q:	What do I need to do now?

A:
We urge you to read this proxy statement, including its annexes, carefully, and to consider how the merger affects you.  If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by taking one of the following actions:

•
Indicate your vote on your proxy card and sign and mail your proxy card in the enclosed postage-prepaid return envelope as soon as possible as instructed in these materials so that your shares may be represented at the special meeting.  The special meeting will be held at the offices of Perkins Coie LLP, 1120 NW Couch Street, 10th Floor, Portland, Oregon, at [●] a.m. Pacific time on [●], 2010;

•
Using a touch-tone telephone, call the toll-free number set forth on the enclosed proxy card and follow the instructions.  Your telephone vote is quick, confidential, and immediate.  Please note that all votes cast by telephone must be completed and submitted prior to [●], 2010 at 11:59 p.m. Eastern time.  Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated, and returned the proxy card.  If you vote by telephone, please do not return your proxy card by mail; or

•
Visit the Internet voting site set forth on the enclosed proxy card and follow the instructions on the screen.  Your Internet vote is quick, confidential, and immediate.  Please note that all votes cast by Internet must be completed and submitted prior to [•], 2010 at 11:59 p.m. Eastern time.  Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated, and returned the proxy card.  If you vote by Internet, please do not return your proxy card by mail.

Q:	What happens if I do not send in my proxy card or if I abstain from voting?

A:	If you do not send in your proxy or do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against approval of the merger agreement.

Q:	May I vote in person?

A:
You may vote in person at the special meeting, rather than signing and returning your proxy card or voting by telephone or Internet, if you own shares directly in your own name as the shareholder of record.  However, even if you plan to attend the special meeting in person, we encourage you to return your signed proxy card, or to vote by telephone or Internet, to ensure that your shares are represented and voted at the special meeting.  If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a “legal proxy” issued in your name.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares only if you provide instructions on how to vote.  You should follow the procedures provided by your broker regarding how to provide proper instructions to your broker so that your shares will be represented at the special meeting.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:
No.  Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record.  Similarly, if you own shares in various registered forms (such as jointly with your spouse, as trustee of a trust or as custodian for a minor), you will receive, and will need to sign and return, a separate proxy card (or, in the case of telephonic or Internet voting, provide appropriate instructions concerning the separate proxy) for those shares because they are held in a different form of record ownership.  Shares held by a corporation or business entity must be voted by an authorized officer of the entity.  Shares held in an Individual Retirement Account (IRA) must be voted under the rules governing the account.

Q:	May I revoke my proxy or change my vote after I have mailed my signed proxy card?

A:
Yes.  You may revoke your proxy at any time before the vote is taken at the special meeting.  To revoke your proxy, you must either: (a) file an instrument of revocation with our corporate Secretary at our principal executive office before the special meeting, (b) submit to our corporate Secretary before the special meeting a later dated properly executed proxy in writing, (c) vote at a later date via the Internet or by telephone, or (d) attend the special meeting and vote your shares in person.  Attendance at the special meeting, without voting, will not constitute revocation of your proxy.

Please note that if you have instructed your broker to vote your shares, then in order to change or revoke those instructions you must follow the directions received from your broker.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, the paying agent for the merger will send you written instructions for exchanging your stock certificates for the merger consideration.

Q:	When do you expect the merger to be completed?

A:
We have been working toward completing the merger as quickly as possible.  In addition to obtaining shareholder approval, all other closing conditions must be satisfied or waived before the merger can be completed.  However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, as to the date by which they will be satisfied.

Q:	What will happen to Synthetech as a result of the merger?

A:
If the merger is completed, Synthetech will become a wholly owned subsidiary of Grace, shares of Synthetech common stock outstanding prior to the merger will be cancelled, and Synthetech common stock will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (or the Exchange Act).

Q:	When will I receive the cash consideration for my shares of Synthetech common stock?

A:
After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration payable in the merger.  When you properly return and complete the required documentation described in the written instructions, you will later receive from the paying agent a payment of the cash consideration for your shares.  If you hold your shares in “street name” through your broker, bank or other nominee, your account will be updated to reflect payment of the cash consideration for your shares.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:
The record date for shareholders entitled to vote at the special meeting is earlier than the date of the special meeting.  If you transfer your shares of Synthetech common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom your transfer your shares.

Q:	Who can help answer my additional questions?

A:
If you have additional questions about the merger, if you need assistance in submitting your proxy or voting your shares or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Gary Weber, at Synthetech’s offices at 1290 Industrial Way, Albany, Oregon 97322, at (541) 967-6575.  You may also call our proxy solicitor, Georgeson Inc., at (888) 867-6963, toll free, to request a separate copy of these materials.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, that reflect our current views as to future events, future developments, and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger.  These statements can be identified by the fact that they do not relate strictly to historical or current facts and include, among other matters, the anticipated closing date of the merger and the total and per share amount of consideration to be paid in the merger to Synthetech shareholders and holders of options exercisable for shares of Synthetech common stock.  There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary of Terms,” “The Merger,” “The Merger — Opinion of the Financial Advisor to Our Board of Directors” and in statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “may,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions.  You should be aware that forward-looking statements involve known and unknown risks and uncertainties.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations or on the merger and related transactions.  These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events, future developments, or otherwise, except as required by law.  In addition to other factors and matters contained in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•
changes in the cash or debt positions of Synthetech prior to the merger, in the amount of unpaid transaction expenses related to the merger, or in the number of outstanding shares of Synthetech common stock;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under certain circumstances that could require us to pay the $960,000 termination fee to Grace;

•	the inability to complete the merger due to the failure to obtain shareholder approval or bankruptcy court approval or the failure to satisfy other conditions to consummate the merger;

•	the failure of the merger to close in a timely manner or at all for any other reason, which may adversely affect our business and the price per share of our common stock;

•	the potential adverse effect on our business and operations because of certain covenants we agreed to in the merger agreement;

•	the effect of the announcement of the merger on our clients, customers and partner relationships, operating results and business generally;

•	the risk that the proposed merger disrupts current plans and operations and our inability to respond effectively to competitive pressures, industry developments and future opportunities;

•	our inability to retain and, if necessary, attract key employees, particularly in light of the proposed merger;

•	risks relating to diverting management’s attention from ongoing business and operations;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	potential litigation regarding the merger; and

•	other risks detailed in our current filings with the Securities Exchange Commission (or the SEC), including our most recent filings on Forms 10-K, 10-Q and 8-K.

You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the SEC website at http://www.sec.gov.  You can also access free copies of our Forms 10-K, 10-Q and 8-K in the Investors Relations section of our website at http://www.Synthetech.com.  You can obtain copies of Grace’s Forms 10-K, 10-Q and 8-K and other filings for free at the SEC website at http://www.sec.gov or from http://www.Grace.com.

THE PARTIES

Synthetech, Inc.

Synthetech, Inc., an Oregon corporation incorporated in 1981, is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies.  Synthetech develops and manufactures proprietary custom chiral intermediates, amino acid derivatives, specialty amino acids, and peptide fragments in accordance with guidelines for Current Good Manufacturing Practices (cGMP) of pharmaceutical ingredients. Synthetech’s products are used in the development and manufacture of therapeutic peptides and peptidomimetic (peptide-like) and small molecule drugs in clinical studies and commercial applications.  Synthetech’s domestic and international customer base includes major pharmaceutical companies as well as contract drug synthesis firms, emerging and established biopharmaceutical and medical device companies.  Synthetech’s products apply to a broad spectrum of drugs with indications for the treatment of AIDS, cancers, hepatitis C, cardiovascular and other diseases.  In addition to supporting projects in the traditional pharmaceutical market, Synthetech also supports projects in the medical device and selected specialty chemical sectors.  Synthetech’s principal executive offices are located at 1290 Industrial Way, Albany, Oregon 97322.  Synthetech’s telephone number is (541) 967-6575.

W R. Grace & Co.-Conn.

Grace is a wholly-owed subsidiary of W. R. Grace & Co., a public corporation whose shares of common stock are listed on the New York Stock Exchange, Inc. under the symbol “GRA.”  Grace is the successor to a company that originated in 1854.

In 2001, Grace, its parent, W. R. Grace & Co., and 60 of its United States subsidiaries and affiliates filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code and, since then, has been subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware.  Grace is currently operating as a debtor-in-possession under court protection from creditors and claimants.  Since the bankruptcy filing, the bankruptcy court has approved all motions necessary for Grace to conduct normal business activities.

Grace is engaged in specialty chemicals and specialty materials businesses on a worldwide basis through two operating segments, Grace Davison and Grace Construction Products.

Grace Davison markets its products primarily to a wide range of industrial customers, including those in the energy and refining industry, consumer, industrial and packaging industries, petro-/bio-chemical industries and the pharmaceutical and life sciences industries. Grace Davison includes the following product groups:

•	Refining Technologies, which includes:

•
Fluid catalytic cracking (or FCC), catalysts, that help to "crack" the hydrocarbon chain in distilled crude oil to produce transportation fuels, such as gasoline and diesel fuels, and other petroleum-based products; and FCC additives used to reduce sulfur in gasoline, maximize propylene production from refinery FCC units, and reduce emissions of sulfur oxides, nitrogen oxides and carbon monoxide from refinery FCC units; and

•
Hydroprocessing catalysts, most of which are marketed through our ART joint venture with Chevron Products Company in which Grace holds a 50% economic interest, that are used in process reactors to upgrade heavy oils into lighter, more useful products by removing impurities such as nitrogen, sulfur and heavy metals, allowing less expensive feedstocks to be used in the petroleum refining process;

•	Materials Technologies, which includes engineered materials, including silica-based and silica-alumina-based materials, used in:

•
Industrial applications, such as rubber and tires, precision investment casting, refractory, insulating glass windows, and drying applications, fulfilling various functions such as reinforcement, high temperature binding and moisture scavenging;

•
Consumer applications, as a free-flow agent, carrier or processing aid in food and personal care products; as a toothpaste abrasive; and for the processing and stabilization of edible oils and beverages;

•
Coatings and print media applications, consisting of functional additives that provide matting effects and corrosion protection for industrial coatings, enable enhanced media and paper quality in ink jet coatings, and act as a functional filler and retention aid in paper;

•
Packaging applications, including can and closure sealants used to seal and enhance the shelf life of can and bottle contents, and coatings for cans and closures that prevent metal corrosion, protect package contents from the influence of metal and ensure proper adhesion of sealing compounds and technologies designed to reduce off-taste effects and extend the shelf-life of packaged products; and

•	Specialty Technologies, which includes:

•
Polyolefin catalysts and catalyst supports that are essential components in the manufacture of polyethylene and polypropylene resins, and other chemical catalysts and process technologies used in a variety of industrial, environmental and consumer applications;

•	Catalysts and adsorbents for the efficient conversion of renewable feedstocks to fuels and chemicals;

•
Silica-based separation media and complementary purification products including chromatography columns and consumables used in the pharmaceutical, life science and related industries, silica excipients used in pharmaceutical formulations and CO2 adsorbents used in anesthesiology and mine safety applications; and

•	Instrumentation and reference standards used in the pharmaceutical, life science and related industries.

Grace Construction Products produces and sells specialty construction chemicals and specialty building materials, including:

•	Concrete admixtures and fibers used to modify the rheology, improve the durability and enhance various other properties of concrete, mortar, masonry and other cementitious construction materials;

•	Additives used in cement processing to improve energy efficiency in manufacturing, enhance the characteristics of finished cement and improve ease of use;

•	Building materials used in commercial and residential construction and renovation to protect buildings and civil engineering structures from water, vapor and air penetration; and

•	Fireproofing materials used to retard the spread of fire in buildings.

Grace’s telephone number is (410) 531-4000.

Mallard Acquisition Corp.

Merger Sub, a wholly owned subsidiary of Grace, was organized solely for the purpose of entering into the merger agreement with Synthetech and completing the proposed merger.  Merger Sub has not engaged in any business operations.  Merger Sub is incorporated in the State of Delaware with its principal executive offices at 7500 Grace Drive, Columbia, Maryland 21044.  Merger Sub’s telephone number is (410) 531-4000.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the special meeting or any postponements or adjournments thereof.  The approximate date on which this proxy statement and form of proxy card are being sent or given to shareholders is [●], 2010.

Date, Time and Place

The special meeting will be held at the offices of Perkins Coie LLP, 1120 NW Couch Street, 10th Floor, Portland, Oregon, at [●] a.m. Pacific time on [●], 2010.

Purpose of the Special Meeting

The purpose of the special meeting is for our shareholders to consider and vote on the approval of the merger agreement.  Our shareholders must approve the merger agreement for the merger to occur.  The special meeting may be adjourned, if determined necessary by Synthetech, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Record Date; Stock Entitled to Vote

Only holders of record of Synthetech common stock at the close of business on [●], 2010, the record date, are entitled to notice of and to vote at the special meeting.  At the close of business on the record date, [●] shares of Synthetech common stock were issued and outstanding and such shares were held by approximately [●] holders of record.  A list of record shareholders entitled to receive notice of, and to vote at, the special meeting, arranged in alphabetical order, showing the address of, and number of shares of Synthetech common stock held by, each such shareholder, will be open for inspection by Synthetech’s shareholders, during regular business hours, beginning ten days prior to the special meeting and continuing through the special meeting (including any adjournment thereof) at Synthetech’s principal executive offices, located at 1290 Industrial Way, Albany, Oregon 97322.

Quorum and Voting

A majority of the votes entitled to be cast by the holders of record of shares of Synthetech common stock as of the close of business on the record date, represented in person or by proxy, constitutes a quorum of shares at the special meeting of shareholders.  Once a share is present for any purpose at the special meeting other than solely to object to holding the meeting or transacting business at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is or must be set for the adjourned meeting) notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

You are entitled to one vote for each share of common stock you hold.  If your shares are represented by proxy, they will be voted in accordance with your directions.  If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our recommendations.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of Synthetech common stock as of the close of business on the record date is required to approve the merger agreement.  If a quorum exists, in order for shareholders to approve a proposal to adjourn the special meeting, the votes cast in favor of the proposal by the shares entitled to vote must exceed the votes cast against the proposal by the shares entitled to vote.  If a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter.

Voting of Proxies

If you are a shareholder of record, you may vote by completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid addressed envelope provided, by voting through the Internet or telephone in accordance with the instructions set forth on the enclosed proxy card, or by attending the special meeting and voting in person by ballot.

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Voting by Mail.  You may vote by proxy by completing the enclosed proxy card and then signing, dating and returning it in the enclosed postage-prepaid addressed envelope.  Submitting a proxy will not limit your right to vote at the special meeting if you decide to attend in person.

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Voting by Telephone.  You can vote your shares by telephone by using a touch-tone telephone, calling the toll-free telephone number indicated on your proxy card and following the instructions.  Please note that all votes cast by telephone must be completed and submitted prior to [●], 2010 at 11:59 p.m., Eastern time.  Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you completed, signed, dated and returned the proxy card.  If you vote by telephone, please do not return your proxy card by mail.  Telephone voting is available 24 hours a day.

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Voting by Internet.  You can vote your shares via the Internet.  Visit the Internet voting site set forth on the enclosed proxy card and follow the instructions on the screen. Please note that all votes cast by Internet must be completed and submitted prior to [●], 2010 at 11:59 p.m., Eastern time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you completed, signed, dated, and returned the proxy card. If you vote by Internet, please do not return your proxy card by mail.  Internet voting is also available 24 hours a day.

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Voting in Person.  You can vote your shares by appearing and voting in person at the special meeting. However, even if you plan to attend the special meeting in person, our board of directors recommends that you vote by mail, telephone or the Internet.  Voting your proxy card by these means will not limit your right to vote at the special meeting, if you decide to attend in person.  If you hold shares through a bank, broker, trustee, or other agent, you must obtain a proxy, executed in your favor, from the bank, broker, trustee, or other agent to be able to vote at the special meeting.

Shares represented by a properly executed proxy will be voted at the special meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions.  Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the merger agreement, and “FOR” the proposal to adjourn the meeting if determined necessary by Synthetech, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

If your shares are held in “street name,” meaning that they are registered in the name of a broker, nominee, fiduciary or other custodian, then, except as noted below, only that broker, nominee, fiduciary or other custodian can execute a proxy and vote your shares, and that broker, nominee, fiduciary or other custodian can do so only after receiving your specific instructions.  Your broker, nominee, fiduciary or other custodian should provide you with a voting instruction form for your use to provide them with instructions as to how to vote your shares at the special meeting.  If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a “legal proxy” issued in your name.

Synthetech shareholders who receive more than one proxy card or voting instruction form have shares registered in different forms or in more than one account.  Please sign, date and return all proxy cards or vote by telephone or Internet and provide instructions for all voting instruction forms received to ensure that all of your shares are voted.

As of the date of this proxy statement, Synthetech does not expect a vote to be taken on any matters at the special meeting other than the approval of the merger agreement (or approval of the adjournment of the special meeting if determined necessary by Synthetech, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate).  If, however, any such other matter is properly presented at the special meeting or any adjournment of the special meaning, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment and discretion as to such matters.

Abstentions and Broker Non-Votes

Broker non-votes are shares of Synthetech common stock for which Synthetech has received a proxy from a broker, nominee, fiduciary or other custodian that has neither received instructions from the beneficial owner or other persons entitled to vote such shares nor has discretionary power to vote such shares on a particular matter.

Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the special meeting, but will not be counted as votes cast for purposes of determining the approval of any matter submitted to the shareholders for a vote at the special meeting.  Accordingly, if a quorum exists, abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to approve the merger agreement and will have no effect on the voting results as to any proposal to adjourn the special meeting.  In the event that a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter, and, as a result, abstentions would have the same effect as a vote “AGAINST” approval of adjournment, whereas broker non-votes, which are not entitled to vote, would have the effect of reducing the aggregate number of affirmative votes required to adjourn the special meeting.

Shareholders whose shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian are advised to forward their voting instructions promptly so as to afford brokers, nominees, fiduciaries and other custodians sufficient time to process such instructions.

Revocation of Proxies

If you give your proxy card to Synthetech, you have the power to revoke it at any time before it is exercised.  Your proxy card may be revoked by:

•	file an instrument of revocation with our corporate Secretary at our principal executive office before the special meeting;

•	submitting to our corporate Secretary before the special meeting a later dated properly executed proxy in writing;

•	voting at a later date via the Internet or by telephone; or

•	attending the special meeting and voting your shares in person.

Your attendance at the special meeting, without voting, will not revoke your proxy.  If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” then in order to change or revoke those instructions you must follow the directions given by the broker, nominee, fiduciary or other custodian.

Board of Directors’ Recommendation

Upon the unanimous recommendation of the special committee of the board of directors of Synthetech, our board of directors has unanimously:

determined that each of the merger and the merger agreement is advisable and in the best interests of Synthetech and its shareholders;

approved and adopted the merger, the merger agreement and the other transactions contemplated by the merger agreement;

directed that the merger agreement be submitted to Synthetech’s shareholders for approval; and

recommended that Synthetech shareholders approve the merger agreement.

Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement, and “FOR” the adjournment of the special meeting, if determined necessary by Synthetech, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Solicitation of Proxies

Our board of directors is soliciting the proxies in the form enclosed.  Dr. Daniel T. Fagan and Gary A. Weber, and each or either of them, are named as proxies.  Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation.  We may solicit your proxy by personal interview, mail, electronic mail or telephone.  Synthetech will pay all costs of solicitation of proxies.  In addition, we have retained Georgeson Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation.  Georgeson will receive a fee for its services of approximately $7,500, plus additional fees based on the number of calls made to shareholders and expense reimbursement.  Also, we may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

Assistance

Shareholders who have questions regarding the materials, need assistance voting their shares, or require additional copies of the proxy statement or proxy card should contact or call (toll-free) our proxy solicitor:

Georgeson Inc. 199 Water Street 26th Floor New York, NY 10038 Toll free: (888) 867-6963
Banks and brokers can call (212) 440-9800.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement.  If other matters do properly come before the special meeting, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment and discretion as to such matters.

PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger.  Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you.  We urge you to read this proxy statement, the merger agreement attached to this proxy statement as Annex A and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

As part of its ongoing evaluation of Synthetech’s business and strategic direction, our board of directors has evaluated from time to time Synthetech’s strategic alternatives and prospects. To assist it in this evaluation, the board of directors created a special committee in October 2009, which consists of directors Daniel T. Fagan, Howard L. Farkas, Donald E. Kuhla and Hans C. Noetzli.  As part of that process, on December 10, 2009, Synthetech signed an engagement letter with Billow Butler & Company L.L.C. (or Billow Butler) to help evaluate strategic options that may be available to Synthetech.  During the next several months, Billow Butler evaluated a variety of strategic options available to Synthetech, including potential acquisitions by Synthetech or the sale of the company.

As part of its engagement, Billow Butler contacted various potential targets that Synthetech might consider acquiring, as well as potential sources of financing to support an acquisition.  Through these discussions, Billow Butler determined that a significant acquisition by Synthetech would likely be difficult to accomplish and potentially not accretive to Synthetech’s shareholders, but that some potential financing sources might be interested in acquiring Synthetech.  In addition, certain strategic buyers had expressed interest in potentially acquiring or entering into other strategic partnerships with Synthetech.

On June 17, 2010, our board of directors directed Billow Butler to commence a formal process to obtain offers by third parties to acquire Synthetech.  On June 28, 2010, Synthetech issued a press release that we had formally engaged financial advisors to evaluate our strategic alternatives.

On June 29, 2010, Billow Butler began sending non-confidential, generic information to over 100 targeted potential buyers of Synthetech, including financial and strategic buyers in the United States, Europe and Asia.  That same day, representatives of Grace contacted Billow Butler and indicated they had seen the press release and expressed interest in acquiring Synthetech.

Grace has been a customer of Synthetech since February 2008.

On July 6, 2010, Billow Butler, on behalf of Synthetech, began facilitating the execution of confidentiality agreements with certain parties who had received the preliminary information and desired to learn the identity of the potential target.  On July 13, 2010, Grace executed a confidentiality agreement with Synthetech regarding the potential acquisition of Synthetech.  At that time, Grace expressed interest in accelerating the process by making a preemptive bid, thereby stopping the formal process being conducted by Billow Butler.  On behalf of Synthetech’s board of directors, Billow Butler told Grace it could submit an offer but that the auction process was being pursued by Synthetech to ensure the best offer and to maximize value for Synthetech’s shareholders.

On July 22, 2010, after potential buyers were contacted and executed confidentiality agreements, Billow Butler distributed to the potential buyers letters outlining the sale process, together with a confidential information memorandum about Synthetech.  The letter stated that interested parties should submit a non-binding indication of interest by 5:00 p.m. Eastern time on August 25, 2010.  Synthetech would then select those bidders that would move onto the next due diligence phase of the process and be invited to visit the Synthetech facility and receive a management presentation in early September 2010.  Over 50 confidentiality agreements were executed by interested parties.  The information memorandum and process letter were sent to those potential buyers.

Beginning on July 26, 2010, Billow Butler arranged conference calls with interested buyers to provide more detail regarding the information included in the information memorandum and to answer questions about Synthetech’s business.  On July 30, 2010, Grace submitted an indication of interest to Synthetech’s board of directors, indicating that it was willing to pay cash of $1.10 per fully-diluted share of Synthetech common stock to acquire the company on a debt-free basis and assuming cash at closing of at least $600,000, and requesting exclusivity of negotiations and an immediate stop to the auction process.

On August 5, 2010, the special committee of Synthetech’s board of directors held a meeting to consider Grace’s offer.  The special committee determined that the amount being offered by Grace was not sufficient to terminate the auction process and, as a result, Synthetech declined Grace’s offer.

Grace reiterated its interest in acquiring Synthetech and communicated to Billow Butler that Grace would need to have a merger agreement signed by September 13, 2010 in order to obtain bankruptcy court approval to complete a transaction in calendar 2010.  Given the deadline, Grace requested that it start due diligence immediately so if its offer was accepted it would be in a position to meet the September 13 deadline.  The special committee agreed to this request and Billow Butler facilitated due diligence by Grace.

On August 11, 2010, representatives of Grace visited Synthetech facility in Albany, Oregon.  Grace continued its due diligence investigation while Billow Butler communicated with other potential buyers, also filling their information requests.

Synthetech began to receive additional indications of interest as the August 25, 2010 deadline approached.  Certain potential buyers requested additional time to submit an indication of interest because they did not want to be excluded based on the deadline.  Synthetech’s special committee agreed to continue to work with certain bidders on a case-by-case basis.

On August 26, 2010, Synthetech’s special committee met to discuss the offers received and pending.  On August 27, 2010, Grace notified Billow Butler that it would increase its offer to $1.20 per fully-diluted share of Synthetech common stock, subject to acquiring Synthetech on a debt-free basis and assuming a cash balance at closing of at least $600,000.

On September 2, 2010, Synthetech’s special committee met to discuss the revised offer from Grace in light of competing offers.  The special committee determined that the new offer was nearing expectations and directed Billow Butler to make a counter offer essentially of $1.28 per fully-diluted share of Synthetech common stock, subject to Grace’s acquiring Synthetech on a cash-free and debt-free basis.  Billow Butler communicated the counter offer to Grace.

On September 3, 2010, Grace declined Synthetech’s counter offer but agreed to increase its offer to $1.25 per fully-diluted share of Synthetech common stock, subject to acquiring Synthetech on a debt-free basis and assuming a cash balance at closing of at least $600,000.  Based on the revised offer, alternative offers, Synthetech’s prospects and other factors discussed below, on September 3, 2010, Synthetech’s board of directors, on the unanimous recommendation of the special committee, agreed to accept Grace’s revised offer.  That same day, Grace forwarded a draft merger agreement and exclusivity agreement to Synthetech relating to the transaction.  Billow Butler began to notify other interested buyers that Synthetech would be entering into exclusivity with Grace and the active sale process would be stopped.

On September 8, 2010, Synthetech executed the exclusivity agreement with Grace.  That same day, Synthetech’s attorneys, Perkins Coie LLP, sent a mark-up of the Grace draft merger agreement to Grace and its outside legal counsel, Venable LLP.  The next day, September 9, 2010, representatives of Grace and Synthetech met in the Washington D.C. office of Venable LLP to negotiate the merger agreement, with participation by their respective legal counsel.  During negotiations through September 13, 2010 and following discussions of certain due diligence matters discovered by Grace, Grace agreed to pay to Synthetech’s security holders, including holders of outstanding shares and of options to purchase shares of Synthetech common stock, $19,176,573 in total merger consideration, to be adjusted based on the levels of Synthetech’s Debt, cash and transaction expenses prior to the closing of the merger, together with the cost of the D&O policy, as described under “Merger Consideration” below.

On September 13, 2010, Synthetech, Grace and Merger Sub executed the merger agreement.  That same day, Grace and Synthetech issued a joint press release announcing the transaction.

Reasons for the Merger and Recommendation of Our Board of Directors

Reasons for the Merger

At the meeting of our board of director’s special committee on September 12, 2010, the committee unanimously resolved to recommend that our board of directors approve the merger with Grace.  At the meeting of our board of directors on the same date, our board of directors accepted the special committee’s recommendation and approved the merger and the merger agreement, also determining to recommend the merger agreement to our shareholders at the special meeting.  Please read “The Merger — Background of the Merger.”

In making its determination and recommendation set forth above, our special committee considered, among other things:

•	its knowledge of the current state of our business, including our financial condition, operations, business plans, management, competitive position and prospects;

•	its familiarity with the challenges that we face as a very small public company;

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the trading history of our shares and its belief, based on its knowledge of the matters enumerated above, that our shares were unlikely to trade at prices substantially above their current level for some substantial period; and

•	its belief that the merger is more favorable to our shareholders than other alternatives available to us, including the alternative of continuing as an independent public company.

The special committee also considered, among other things, its knowledge of the process that Billow Butler had conducted and that it had closely supervised (through formal meetings, informal consultation, regular advice from legal and financial advisers and the continuous interaction between the special committee and those advisers) the consideration of available strategic alternatives, the assessment of potential transactions, the identification of potential buyers and ultimately the negotiation of the merger agreement with Grace, as described under “The Merger — Background of the Merger,” including:

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that other sophisticated and knowledgeable potential buyers had been contacted by Billow Butler at the direction of the special committee to ascertain potential interest in acquiring us and the criteria for the selection of those third parties by the special committee;

•	potential buyers had signed confidentiality agreements, received information about Synthetech and engaged in a due diligence investigation of us;

•	the desires of our shareholders to realize liquidity for their investments in our stock, as indicated in numerous communications received by us and our advisers from these shareholders;

•	the terms of the merger agreement, including, among other things:

o	the conditions to Grace’s and Merger Sub’s obligation to consummate the merger and the risk of non-satisfaction of such conditions (including, in particular, the absence of any financing condition);

o
the provisions of the merger agreement that allow the board of directors, under certain limited circumstances if required to comply with its fiduciary duties under applicable law, to change its recommendation that our shareholders vote in favor of the approval of the merger agreement;

o
the provisions of the merger agreement that allow us, under certain limited circumstances if required by the board of directors to comply with its fiduciary duties under applicable law, to furnish information to and enter into discussions with third parties; and

o
the provisions of the merger agreement that provide the board of directors the ability to terminate the merger agreement in order to accept a superior proposal (subject to certain conditions contained in the merger agreement, including the payment to Grace of the $960,000 termination fee); and

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the conclusion that the $960,000 termination fee, payable to Grace in the event that the merger agreement is terminated under certain circumstances, was reasonable in light of the benefits of the merger, the sale process conducted by us with the assistance of Billow Butler and commercial practice.

In the course of its deliberations, the special committee also considered, among other things, the following material positive factors regarding the merger:

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the fact that the estimated per share merger consideration to be received by our shareholders would represent a substantial premium based on the closing price of our common stock on the trading date both one day and one month prior to the date our special committee recommended to our board of directors, and our board of directors approved, the merger agreement with Grace;

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the oral report of Brocair to the special committee and our board of directors on September 12, 2010 (which oral report was followed by a written opinion on September 13, 2010), to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the total merger consideration of approximately $19.1 million in cash, subject to adjustment as set forth in the merger agreement, to be paid to such holders pursuant to the merger agreement, was fair, from a financial point of view, to the Synthetech shareholders (the full text of Brocair’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Brocair in connection with its opinion, is attached as Annex B to this proxy statement and should be read in its entirety in conjunction with the information contained in “The Merger — Opinion of the Financial Advisor to Our Board of Directors”), as well as the presentation Brocair made to our special committee and the board of directors on that date regarding the analyses performed in connection with its fairness opinion;

•	the fact that the merger consideration is all cash, which provides certainty of value to our shareholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the experience, reputation and financial capabilities of Grace;

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that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were the product of extensive arms-length negotiations with the advice of legal and financial advisers;

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the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as an independent publicly-owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the consideration that might be received by holders of our common stock in the open market or in a future transaction might be less than the per share merger consideration to be received in the merger;

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historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects, if we were to remain an independent company;

•	the likelihood that the merger being consummated in light of the nature of the conditions to Grace’s obligation to complete the merger;

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the fact that dissenters’ rights would be available to Synthetech shareholders (for more information, please read the section entitled “The Merger — Dissenters’ Rights” beginning on page 34 of this proxy statement); and

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the fact that the merger agreement permits our board of directors, if the board of directors determines in good faith (after consultation with outside legal counsel) that action is necessary under applicable law in order for the directors to comply with their fiduciary duties to Synthetech’s shareholders, to authorize us to participate in discussions and negotiations with, and furnish information to, third parties in connection with unsolicited bona fide written acquisition proposals and to change its recommendation in favor of the merger following receipt of a superior unsolicited bona fide written proposal for at least a majority of our issued and outstanding equity securities or 50% of our consolidated assets and to potentially enter into a transaction with another acquirer, subject to the limitations described under “The Merger Agreement — No Solicitation of Transactions” and subject to the payment in certain circumstances of the termination fee of $960,000 (such termination fee constituting approximately 5% of the total base merger consideration prior to adjustments for Synthetech’s Debt, cash or unpaid transaction expenses or the cost of the D&O policy).

In the course of its deliberations, the special committee also considered, among other things, the following potentially negative factors regarding the merger:

•	the necessary approval of the merger agreement by the bankruptcy court;

•	the fact that our shareholders would not benefit from any near-term increase in our value beyond the expected merger consideration;

•	the fact that gains from the exchange of shares in the merger for the merger consideration would be taxable to our shareholders for U.S. federal income tax purposes;

•	the potential disruptions to customer, supplier or other commercial relationships important to us as a result of the announcement of the merger;

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the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the merger on our sales, operating results and stock price and our ability to retain key management, sales and marketing and technical personnel;

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the requirement that we pay a termination fee in connection with certain terminations of the merger agreement, including in order to accept a superior proposal, which may discourage a competing proposal to acquire us that may be more beneficial to our shareholders (please read “The Merger Agreement – Conditions to the Merger – Termination Fee”);

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the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise in the interim;

•	the risk of diverting management’s focus and resources from other strategic opportunities and operational matters while working to consummate the merger;

•	that if the merger is not completed, we may be adversely affected due to potential disruptions in our operations and reductions in our perceived acquisition value; and

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the interests that our directors and our executive officers may have with respect to the merger in addition to their interests as shareholders generally, as described in “The Merger — Interests of Our Directors and Executive Officers in the Merger.”

The special committee concluded that these potentially negative factors were substantially outweighed by the opportunity presented by the merger for our shareholders to monetize their Synthetech investment for the merger consideration in cash within a relatively short period of time if the merger conditions were satisfied, which the special committee believed would maximize the value of their shares and eliminate the risk that the inherent uncertainty affecting our prospects could result in a diminution in the market value of their shares.  Accordingly, the special committee concluded that the merger was in the best interests of our shareholders.

In making its determination and recommendation set forth above, our board of directors considered the periodic updates from, and the final determination and recommendation of, the special committee, having regard to the independence of its members, their business experience and their active role in overseeing, with the advice of experienced legal and financial advisors, the process of investigating potential transactions that led to the negotiation of the merger agreement with Grace.  In addition, our board of directors took account of the same considerations, including the same material positive and potentially negative factors, that our special committee had considered and reached the same conclusion as our special committee with respect to the benefits of the merger for our shareholders.

The preceding discussion of the factors considered by the special committee and our board of directors is not, and is not intended to be, exhaustive, but does set forth material factors considered.  In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, neither the special committee nor our board of directors found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, nor did it undertake to make any specific determination as to whether any particular factors (or any aspect of any particular factors) was favorable or unfavorable to its ultimate determination.  Rather, each of the special committee and our board of directors reached its conclusion and recommendation based on its evaluation of the totality of the information presented, considered and analyzed.  In considering the factors discussed above, individual directors may have ascribed differing significance to different factors.

Recommendation of Our Board of Directors

Upon the unanimous recommendation of the special committee of our board of directors, our board of directors, by the unanimous vote of all of its members at a meeting held on September 13, 2010:

•	approved the merger and the merger agreement;

•	determined that each of the merger and the merger agreement is advisable and in the best interests of Synthetech and its shareholders;

•	directed that the merger agreement be submitted to Synthetech’s shareholders for approval; and

•	recommended that Synthetech shareholders approve the merger agreement.

Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Synthetech have interests with respect to the merger that are in addition to or different than their interests as shareholders of Synthetech generally.  Please read “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 31 of this proxy statement.

Opinion of the Financial Advisor to Our Board of Directors

On September 13, 2010, Brocair, as financial advisor to our board of directors (including the special committee of the board of directors), rendered its written opinion to Synthetech’s board of directors and the special committee of the board of directors that, as of that date and subject to the assumptions and limitations set forth in its opinion, the total merger consideration of $19.1 million in cash, subject to adjustment as set forth in the merger agreement, to be paid to such holders pursuant to the merger agreement, was fair, from a financial point of view, to our shareholders (other than Grace and Merger Sub).  The full text of Brocair’s written opinion dated September 13, 2010 is attached to this proxy statement as Annex B.  This summary of Brocair’s opinion is qualified in its entirety by reference to the full text of the opinion.  We urge you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Brocair.

Brocair’s opinion was provided for the information and assistance of our board of directors and the special committee of the board of directors in connection with their consideration of the merger.  Brocair’s opinion did not address Synthetech’s underlying business decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which Synthetech might engage.  Brocair’s opinion and presentation to the Synthetech board of directors were only two of many factors taken into consideration by the Synthetech board of directors in making its determination to approve the merger.  Brocair’s opinion does not constitute a recommendation to our shareholders as to how you should vote with respect to the merger.

Brocair’s opinion addressed solely the fairness of the total merger consideration, from a financial point of view, to Synthetech’s shareholders (other than Grace and Merger Sub) and did not in any way address other terms or arrangements of the merger or the merger agreement, including, among other things, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the merger agreement.  In addition, in rendering its opinion, Brocair expressed no opinion about the fairness of the amount or nature of the compensation to any of Synthetech’s officers, directors or employees, or class of such persons, relative to the compensation to Synthetech’s public shareholders.

In rendering its opinion, Brocair assumed and relied upon the accuracy and completeness of all information that was publicly available to Brocair and all of the financial, legal, tax, operating, and other information provided to or discussed with it by Synthetech, including, among other things, the financial statements and related notes thereto of Synthetech.  Brocair did not assume responsibility for independently verifying, and did not independently verify, this information.  Brocair assumed that the financial projections and forecasts of Synthetech prepared by the management of Synthetech and reviewed by Brocair were reasonably prepared and reflected the best currently available estimates and good faith judgments of the future financial performance of Synthetech as a stand-alone entity.  Brocair expressed no opinion as to those financial projections and forecasts or the assumptions on which they were based.  Brocair did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of Synthetech, and Brocair was not furnished with any such valuations or appraisals.  In addition, Brocair did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Synthetech.  Additionally, Brocair was not asked to, and did not consider, the possible effects of any litigation or other claims affecting Synthetech.

In rendering its opinion, Brocair assumed, in all respects material to its analysis, that all conditions to the consummation of the merger would be satisfied without waiver and that the executed version of the merger agreement would not differ, in any respect material to its opinion, from the latest draft Brocair received on September 13, 2010.

Brocair’s opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information with which Brocair was supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date.  Brocair has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion.  Unless otherwise noted, all analyses were performed based on market information available as of September 10, 2010, the last full trading day preceding the finalization of Brocair’s analysis.

In connection with its review of the merger and the preparation and rendering of its opinion, Brocair undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

•	discussions with management of the background, operations, financial performance and prospects of Synthetech;

•	review of certain publicly available financial statements and other business and financial information of Synthetech and the specialty chemical industry in which Synthetech operates;

•	review of certain internal financial statements and other financial and operating data concerning Synthetech, which were identified to Brocair as being the most current financial statements available;

•	review of certain financial forecasts as prepared by the management of Synthetech and discussions with management of Synthetech of risks and uncertainties of achieving the forecasts;

•	review of drafts of the merger agreement and the exhibits thereto as they became available;

•	review of the historical trading price and trading volume of Synthetech’s publicly traded securities, noting the low average daily and monthly volume of shares traded over the past few years;

•	review of the publicly traded securities of certain other companies that Brocair deemed relevant;

•	comparison of the financial performance of Synthetech with that of certain other publicly traded companies that Brocair deemed relevant;

•
comparison of certain financial terms of the merger agreement to financial terms, to the extent publicly available, of certain other business combination transactions that Brocair deemed relevant and as reported by what Brocair deemed reliable information sources;

•	consideration of the prospects for Synthetech and its shareholders if the merger were not effected; and

•	conduct of such other analyses and consideration of such other factors as Brocair deemed appropriate.

In arriving at its opinion, in addition to reviewing the matters listed above, Brocair performed the following analyses:

•
Brocair compiled and reviewed publicly available financial information and quoted market prices in order to calculate certain financial multiples and ratios for selected publicly traded companies in the specialty chemical industry and selected five publicly-traded entities with characteristics Brocair deemed most similar to Synthetech based on publicly available information;

•
Brocair compiled and reviewed publicly available financial information and estimated purchase prices offered or paid in order to calculate certain financial multiples and ratios for six selected publicly-announced strategic or merger and acquisition transactions involving companies in the specialty chemical industry, where target companies were of similar representative size, scale, operating performance and growth prospects as Synthetech;

•
Brocair performed a discounted cash flow analysis of Synthetech’s annual unlevered, after-tax, cash flows as of September 30 in each of the next five years, based on the fiscal year 2011 budget and fiscal year 2012 to 2016 plan projections provided by Synthetech’s management; and

•
Brocair compared the premiums paid in selected precedent transactions, based upon the respective target’s stock price one day, one week and one month prior to the closing price per share on the date of the respective announcement of each transaction, with the premiums implied by the estimated net merger consideration, based upon Synthetech’s recent stock price.

In connection with the rendering of its opinion to the Synthetech board of directors and the special committee of the board of directors, Brocair prepared and delivered to our board of directors and the special committee materials containing the analyses listed above and other information material to the opinion.

Set forth below is a summary of the analyses used by Brocair, including information presented in tabular format.  To fully understand the summary of the analyses used by Brocair, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the analysis.

For the purposes of its analyses, Brocair reviewed a number of financial metrics including:

•
Enterprise Value. Generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account any derivative or convertible securities), plus the value of its minority interests, plus the value of its net debt (the value of its outstanding indebtedness, preferred stock, and capital lease obligations, less the amount of cash on its balance sheet) as of a specified date;

•
Equity Value. Generally the value as of a specific date of the share price of the relevant company’s common equity multiplied by the number of outstanding common shares and the number of any units of non-common equity securities, such as options, warrants and other equity related securities, less the value of any proceeds from the exercise or conversion of such non-common equity securities;

•
EBITDA. Generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period, subject to adjustments for any non-recurring charges and income; and

•
Unlevered Free Cash Flow. Generally the amount of free cash flow available to a company before depreciation, amortization, interest and taxes, and after changes in working capital and capital expenditures (including internally financed acquisitions).

Selected Comparable Companies Trading Analysis.  Brocair compiled and reviewed publicly available financial information and quoted market prices in order to calculate certain financial multiples and ratios for selected publicly traded companies in the specialty chemical industry. Equity values and enterprise values were calculated using the closing price of the common stock of the selected companies listed below as of September 10, 2010.

The calculated multiples included:

•	Enterprise Value as a multiple of last twelve months (or LTM) revenue as available on September 10, 2010;

•	Enterprise Value as a multiple of LTM EBITDA;

•	Equity Value as a multiple of the most recently reported book value; and

•	Equity Value as a multiple of the most recently reported net income.

Brocair selected the following five publicly-traded entities with characteristics it deemed most similar to Synthetech based on publicly available information:

•	American Pacific Corporation, which is a manufacturer of fine and specialty chemicals and propulsion products;

•	Cambrex Corporation, which provides products and services for the development of therapeutics including active pharmaceutical ingredients (or APIs) and other pharmaceutical intermediates;

•	Dottikon Es Holding AG, which manufactures APIs and intermediates;

•
Girindus AG, which provides various products and services for the pharmaceutical and cosmetic industries including process research and development, cGMP-compliant scale-up and manufacture of APIs; and

•	PCAS SA, which produces molecules for the life sciences and specialty chemicals markets which includes APIs and purification of complex molecules.

The companies, metrics and data ranges considered in this analysis are set forth below:

Synthetech, Inc.
Comparable Company Multiples
Information as of September 10, 2010
(in millions, except share price and multiples)

Ticker	Company Name	Data As Of:	Closing Price	Common Shares Outstanding	Current Market Cap.	Book Value	Total Assets		Cash & Equivalents	Short-Term Debt		Long-Term Debt Outstanding
NasdaqNM:APFC	American Pacific Corporation	9/10/2010	$4.22	7.5	$31.8	$66.1	$258.0		$32.2	$0.1		$105.1
NYSE:CBM	Cambrex Corporation	9/10/2010	$4.12	29.4	$121.1	$86.8	$304.0		$23.1	$0.8		$100.0
SWX:DESN	Dottikon Es Holding AG	9/10/2010	$214.92	1.2	$260.8	$308.2	$363.9		$39.3	$0.0		$0.0
DB:GIR	Girindus AG	9/10/2010	$1.25	10.4	$13.0	$(9.7)	$17.1		$2.6	$15.6		$6.5
ENXTPA:PCA	PCAS SA	9/10/2010	$3.81	13.2	$50.3	$105.0	$237.2		$5.9	$19.5		$53.7

NZYM	Synthetech, Inc.	9/10/2010	$0.45	14.7	$6.6	$10.1	$12.2		$1.3	$0.4		$0.2

Ticker	Company Name	Sales LTM	EBITDA LTM	Net Inc. LTM	EPS LTM	Price / Earnings	Price / Book		Enterprise Value (EV)	EV / Sales		EV / EBITDA
NasdaqNM:APFC	American Pacific Corporation	$194.3	$14.0	(9.5)	$(1.258)	n/a	0.5x		$105.0	0.5x		7.5x
NYSE:CBM	Cambrex Corporation	$229.7	$42.7	6.6	$0.226	18.2x	1.4x		$198.8	0.9x		4.7x
SWX:DESN	Dottikon Es Holding AG	$109.8	$24.5	12.0	$9.894	21.7x	0.8x		$221.4	2.0x		9.0x
DB:GIR	Girindus AG	$14.9	$(5.4)	(10.1)	$(0.976)	n/a	n/a		$32.5	2.2x		n/a
ENXTPA:PCA	PCAS SA	$218.6	$23.2	(1.5)	$(0.114)	n/a	0.5x		$117.7	0.5x		5.1x

					Median	20.0x	0.7x			0.9x		6.3x
					Mean	20.0x	0.8x			1.2x		6.6x

NZYM	Synthetech, Inc.	$12.6	$0.1	(0.6)	$(0.039)	n/a	0.7	x	$6.0	0.5	x	43.2	x

Source: Public filings, CapitalIQ

Of the four multiples calculated, only three could be applied to Synthetech in a meaningful way. Brocair excluded Price to Earnings multiples because Synthetech’s LTM net income was negative.

The other three multiples calculated resulted in a variety of implied valuations for Synthetech. The highest of these was Enterprise Value to Sales. The median Enterprise Value to Sales multiple was 0.9x. Applying this to Synthetech’s LTM revenues produced an implied equity valuation (after adjusting to exclude estimated current positive net debt) of $10.5 million. The second highest implied equity valuation was a result of utilizing the calculated median price to book multiple of 0.7x, which produced an implied equity valuation of $6.7 million for Synthetech. The lowest implied equity valuation was calculated by applying the Enterprise Value to EBITDA multiple of 6.3x against Synthetech’s LTM EBITDA. Applying this to LTM EBITDA produced an implied equity valuation (also after adjusting to exclude estimated current positive net debt) of $0.6 million. Taking all of these calculations into consideration indicated an implied reference equity valuation range for Synthetech of $0.6 to $10.5 million.

Discounted Cash Flow Analysis.  Brocair performed a discounted cash flow analysis of Synthetech’s annual debt-free, after-tax, cash flows as of September 30 in each of the next five years, based on the Fiscal Year 2011 Budget and Fiscal Year 2012 to 2016 Plan projections provided by Synthetech’s management. In performing this analysis, Brocair utilized a range of discount rates from 20.3% to 24.3% based on the estimated weighted-average cost of capital (or WACC) for Synthetech, which was based on (i) an estimated pre-tax cost of debt of 8.5% (after-tax cost of debt of 5.2%), (ii) an estimated cost of equity of approximately 24%, and (iii) an estimated debt as a percentage of equity of 8.5%. The estimated cost of equity was determined based on the Capital Asset Pricing Model, a finance model widely used in securities’ valuation to determine a theoretically appropriate required rate of return.

Brocair used a “sale” or “take out” multiple of Synthetech’s EBITDA in the terminal year (ending September 2015). Brocair used terminal value multiples ranging from 5.8x to 6.8x of projected EBITDA in the terminal year based on the multiples indicated by trading valuations for comparable companies.

Certain of the analysis and assumptions considered in this analysis are set forth below:

Synthetech, Inc.
Discounted Cash Flow Analysis
   Unlevered Free Cash Flow Analysis & Projections
(In thousand USD, except percentages)	Twelve Months Ending Sept. 2011	Twelve Months Ending Sept. 2012	Twelve Months Ending Sept. 2013	Twelve Months Ending Sept. 2014	Twelve Months Ending Sept. 2015
Net Revenues	16,262	20,568	23,298	24,808	26,169
% Change	28.8%	26.5%	13.3%	6.5%	5.5%
Operating Costs	14,422	17,189	18,942	20,001	21,020
% Change	-215.5%	19.2%	10.2%	5.6%	5.1%
EBITDA	1,840	3,378	4,356	4,808	5,149

The discounted cash flow analysis (based on an EBITDA exit multiple) indicated an implied reference equity value range (after adjusting to exclude estimated current positive net debt) of $17.1 million to $21.7 million.

Selected Transactions Analysis.  Brocair compiled and reviewed publicly available financial information and estimated purchase prices offered or paid in order to calculate certain financial multiples and ratios for selected publicly-announced transactions involving companies in the specialty chemical industry. Brocair deemed these target companies to be of similar representative size, scale, operating performance and growth prospects as Synthetech. Enterprise values for companies used below were calculated as of the closing date of the relevant transaction based on the purchase prices paid in the relevant transactions.

The calculated multiples included:

•	Enterprise Value as a multiple of LTM revenue; and

•	Enterprise Value as a multiple of LTM EBITDA.

The selected transactions are set forth below. These transactions were selected because they involved companies whose main businesses were specialty chemical related and were completed since September 1, 2007. Based upon publicly available information, Brocair was not aware that any of the transactions used in its analysis were “distressed sales” or were otherwise entered into under specific financial or market circumstances applicable to such participants, which were known to have negatively impacted the terms of the transaction.

•	The acquisition of Hubei Fuchi Chemical & Pharmaceutical Co., Ltd. by Wuhan Grand Pharmaceutical Group Co., Ltd. in May 2010;

•	The acquisition of Isochem SA by Aurelius AG in March 2010;

•	The acquisition of the fine chemicals business of Ferro Corporation by Arsenal Capital Partners in October 2008;

•	The acquisition of a 20% stake in Alkyl Amines Chemicals Ltd. by Yogesh M. Kothari in July 2008;

•	The acquisition of a 20% stake in Camlin Fine Chemicals Ltd. by Ashish Dandekar in March 2008; and

•	The acquisition of Vertellus Specialties, Inc. by Wind Point Partners in December 2007.

The metrics, data ranges and multiples considered in this analysis are set forth below:

Buyer	Target	Announced	Closed	Total Transaction Value	Sales LTM ($mm)	Net Income LTM ($mm)	EBITDA LTM ($mm)	Deal Type	Price / Share	Implied Total Enterprise Value (TEV)	TEV/ Sales	TEV/ EBITDA
Wuhan Grand Pharmaceutical Group Co., Ltd.	Hubei Fuchi Chemical & Pharmaceutical Co., Ltd.	3/2/2010	5/31/2010	17.2	29.4	1.1	N/A	M&A	N/A	22.8	0.8x	NM
Aurelius AG	Isochem SA	2/12/2010	3/31/2010	79.0	163.4	N/A	N/A	M&A	N/A	79.0	0.5x	NM
Arsenal Capital Partners, Inc.; Arsenal Capital Partners II, L.P.	Ferro Corp., Fine Chemicals Business (nka:Novolyte Technologies Inc.)	9/29/2008	10/31/2008	60.0	55.0	N/A	N/A	M&A	N/A	60.0	1.1x	NM
Yogesh M Kothari, Chairman & Managing Director	Alkyl Amines Chemicals Ltd.	N/A	7/7/2008	2.6	36.9	1.8	5.9	M&A	2.3	47.0	1.3x	8.0x
Ashish Dandekar, Managing Director	Camlin Fine Chemicals Ltd.	N/A	3/31/2008	1.1	20.5	0.7	2.7	M&A	1.5	8.7	0.4x	3.2x
Wind Point Partners	Vertellus Specialties, Inc.	12/10/2007	12/10/2007	327.0	450.0	N/A	N/A	M&A	N/A	327.0	0.7x	NM

			Average Transaction	0.8x	5.6x
			Median Transaction	0.8x	5.6x

Of the two multiple calculations, the higher implied equity valuation was produced by Enterprise Value to sales. The median Enterprise Value/sales multiple was 0.8x. Applying this to Synthetech’s LTM revenues produced an implied equity valuation (after adjusting to exclude estimated current positive net debt) of $9.2 million. The Enterprise Value to EBITDA multiple was calculated to be 5.6x. Applying this to Synthetech’s LTM EBITDA produced an implied equity valuation (after adjusting to exclude positive net debt) of $0.5 million. The implied reference equity valuation range for Synthetech from this methodology therefore is $0.5 to $9.2 million.

M&A Premium Analysis.  Brocair performed a mergers and acquisitions (or M&A) premium analysis based on premiums paid or discounts on precedent transactions, and then applied the results of the analysis to Synthetech’s current and recent stock price. Brocair reviewed completed M&A transactions of public companies based in the United States since September 2007, with enterprise values between $10 million and $200 million and transaction values between $10 million and $200 million. Brocair focused its M&A premium analysis on those transactions sized between $10 million and $50 million to most accurately reflect the terms of the proposed merger. The premium analysis was conducted with the respective target’s stock price one day prior, one week prior, and one month prior to the closing price per share on the date of the respective announcement of each transaction. The transactions’ related premiums and certain metrics analyzed are set forth in the table below.

Transaction Size $100-200 Million		T=72

Premiums Paid Summary	Median	Mean

One-Day Premium	36.3%	58.3%
One-Week Premium	38.4%	58.8%
One-Month Premium	40.6%	62.1%

Transaction Size $50-100 Million		T=54

Premiums Paid Summary	Median	Mean

One-Day Premium	45.0%	65.8%
One-Week Premium	50.0%	67.9%
One-Month Premium	48.4%	78.3%

Transaction Size $10-50 Million		T=57

Premiums Paid Summary	Median	Mean

One-Day Premium	28.8%	34.2%
One-Week Premium	30.1%	38.7%
One-Month Premium	34.6%	54.0%

Source: CapitalIQ

Having reviewed both adjusted mean and median premiums, Brocair applied the median premium data points from the collective precedent transactions and calculated a median premium range of 28.8% (based on one-day closing price premiums) to 34.6% (based on one-month closing price premiums). Brocair then determined the low implied reference equity value range for Synthetech by applying the low range premium of 28.8% to $0.45 (the closing price per share of Synthetech’s common stock on September 10, 2010) multiplied by 14.809 million shares (the number of fully diluted shares at the referenced premium), and the high implied reference equity value range by applying the high range premium of 34.6% to $0.50 (the closing price of Synthetech’s common stock one month prior to announcement) multiplied by 14.843 million shares (the number of fully diluted shares at the referenced premium). Based on these calculations, the M&A premiums analysis indicated an implied reference equity value range of Synthetech of $6.7 million to $7.4 million.

Overview of Analyses; Other Considerations.  In reaching its opinion, Brocair did not assign any particular weight to any one analysis or the results yielded by that analysis.  Rather, having reviewed these results in the aggregate, Brocair exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the total merger consideration was fair, from a financial point of view, to Synthetech shareholders.  Brocair believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Synthetech and the merger and the data selected for use in its analyses, as further discussed below.

No single company or transaction used in the above analyses as a comparison is identical to Synthetech or the merger, and an evaluation of the results of those analyses is not entirely mathematical.  Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed.  The analyses were prepared solely for purposes of Brocair providing an opinion as to the fairness of the total merger consideration, from a financial point of view, to the Synthetech shareholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The opinion of Brocair as to the fairness, from a financial point of view, of the total merger consideration was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to Brocair as of that date.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  Several analytical methodologies were used by Brocair and no one method of analysis should be regarded as critical to the overall conclusion reached.  Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.  The overall conclusions of Brocair were based on all the analyses and factors presented taken as a whole and also on application of Brocair’s own experience and judgment.  Such conclusions may involve significant elements of subjective judgment and qualitative analysis.  Brocair therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, Brocair made, and was provided by Synthetech’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Synthetech’s control.  Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses.  Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Synthetech or its advisors, none of Synthetech, Brocair or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Synthetech’s board of directors selected Brocair to render its opinion based on Brocair’s knowledge of Synthetech and its industry and its experience in middle-market mergers and acquisitions and in securities valuation generally.  Brocair has advised a range of public and private companies across healthcare segments that include pharmaceuticals, medical devices, consumer healthcare, patient care, healthcare business services and information technology, and pharmaceutical ingredients and intermediates.

Under its engagement agreement dated September 10, 2010 with Synthetech, Brocair became entitled to receive a fee of $65,000 upon the delivery of its September 13, 2010 opinion to the Synthetech board of directors and special committee regarding the fairness to the Synthetech shareholders, from a financial point of view, of the total merger consideration, without regard to whether Brocair’s opinion was accepted or the merger is consummated.  In addition, for services as financial advisor to Synthetech in connection with the merger, if the merger is successfully completed, employees of Brocair, through their employment by and affiliation with Billow Butler, will receive an additional, transaction fee of approximately $400,000.  Further, in the event that the merger is not completed and Synthetech consummates at any time thereafter, pursuant to a definitive agreement, letter of intent or other evidence of commitment entered into during the term of Billow Butler’s engagement or during the 12 months following such term, another “Transaction,” Billow Butler will be entitled to a specified Transaction fee based on the “Aggregate Transaction Value” of such other “Transaction” (all as specified in Billow Butler’s engagement agreement with Synthetech dated December 10, 2009, as amended).  In addition, whether or not the merger closes, or another Transaction occurs, Synthetech has agreed to indemnify Billow Butler for certain liabilities that may arise out of Billow Butler’s engagement, including, among other things, liabilities arising under the federal securities laws, and to reimburse the reasonable out-of-pocket expenses incurred by Billow Butler in performing its services (subject to a limit which may not be exceeded without Synthetech’s written approval).  The terms of Billow Butler’s engagement letter were negotiated at arm’s-length between Synthetech and Billow Butler, and both the Synthetech board of directors and the special committee of the board of directors were aware of this fee arrangement at the time they reviewed and approved the merger agreement.

Neither Billow Butler nor Brocair will receive any fees from Grace in connection with the merger and, except as described above, does not have any agreement or understanding with Synthetech or Grace regarding any other services to be performed now or in the future.

Voting Agreements

In connection with the merger agreement, Grace entered into voting agreements with each of our directors and executive officers on September13, 2010. These shareholders held an aggregate of 1,348,352 outstanding shares of Synthetech common stock as of the date of the voting agreements, which constitutes approximately 9.2% of the shares of our common stock outstanding on that date.

Pursuant to the voting agreements, the form of which is attached hereto as Annex D, our directors and executive officers have agreed, among other things, to vote all of their shares of our common stock:

•	for approval and adoption of the merger agreement and the transactions contemplated by the merger agreement (without regard to any change of recommendation by our board of directors);

•
against any alternative proposal, without regard to the terms of such alternative proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the merger agreement or in competition or inconsistent with the merger and the other transactions contemplated by the merger agreement;

•	against any other action that is intended or could reasonably be expected to materially prevent, impede, interfere with or delay the transactions contemplated by the merger agreement; or

•	in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement.

In the voting agreement, our directors and executive officers have also agreed that until the earlier of shareholder approval of the merger agreement or termination of the merger agreement, they will not, directly or indirectly:

•	transfer any owned shares;

•
deposit any owned shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to those shares that is inconsistent with the voting agreement; or

•	agree to take any of the actions referred to in the foregoing bullets.

Each voting agreement terminates upon the earlier of (i) the approval and adoption of the merger agreement or (ii) the termination of the merger agreement in accordance with its terms.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the approval of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers, some of which are not available to our shareholders generally.  Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that the shareholders approve the merger agreement.  Shareholders should take these benefits into account in deciding whether to vote for approval of the merger agreement.

These interests relate to or arise from:

•	the acceleration of vesting of all outstanding unvested stock options, including options held by our directors and executive officers, and the cash-out of such awards;

•	certain benefits pursuant to employment agreements with the executive officers; and

•	the D&O policy, which will extend directors’ and officers’ insurance coverage on behalf of Synthetech directors and officers for up to six years for acts or events occurring prior to the merger.

Outstanding Equity Awards Held By Executive Officers and Directors

All outstanding unvested stock options held by Synthetech’s executive officers and directors were granted under the Synthetech 2000 Stock Option Plan, the Synthetech 2005 Stock Option Plan or outside of any plan, but subject to the terms of the Synthetech 2005 Stock Option Plan.  Pursuant to the terms of the plans, upon a change of control, such as the consummation of the merger, all outstanding stock options will become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions will lapse, immediately before the merger.

Exercise prices for our outstanding stock options as of September 15, 2010 range from $0.16 to $2.50 per share, and include, among others, options with exercise prices of $0.87, $1.07 and $1.28 per share.  There are no outstanding options with other exercises prices within the range of $0.87 to $1.28 per share, and there are only options outstanding for 15,000 shares with an exercise price of $1.07.  Based on our estimated total net merger consideration based on the terms of the merger agreement (please read “The Merger Agreement—Merger Consideration”), we expect that all options with an exercise price of $1.07 or lower will receive a portion of the merger consideration as described in this proxy statement and that all options with an exercise price of $1.28 or higher will not receive any merger consideration.

The following table shows the total number of vested and unvested stock options held by our executive officers and directors as of September 15, 2010, that are expected to be cashed out in connection with and as a result of the merger at various estimated per share merger consideration amounts and the aggregate amounts expected to be received by such individuals in connection with the cash-out of such awards.  Actual per share merger consideration may be more or less than indicated and the alternative estimated amounts are based on management’s current estimate of the per share ranges of merger consideration that may apply.  Our board of directors intends to approve the disposition of securities by our executive officers and directors in the merger to exempt such dispositions from Section 16(b).  All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholdings.  The options applicable for purposes of this table have exercise prices ranging between $0.29 and $1.07 per share.

Name	Vested Options	Unvested Options	Cash-Out Value at $1.10 (1)	Cash-Out Value at $1.14 (2)	Cash-Out Value at $1.19 (3)

Non-Employee Directors:
Paul C. Ahrens	15,000	22,500	$22,500	$24,000	$25,875
Dr. Daniel T. Fagan	121,000	22,500	$71,000	$76,740	$83,915
Howard L. Farkas	24,000	22,500	$33,240	$35,100	$37,425
Dr. Donald E. Kuhla	12,000	22,500	$21,480	$22,860	$24,585
Hans Noetzli	37,000	22,500	$27,200	$29,580	$32,555
Charles B. Williams	18,000	22,500	$15,750	$17,370	$19,395

Executive Officers:

Dr. Gregory R. Hahn	434,000	66,000	$320,000	$340,000	$365,000
Dr. Frederic Farkas	45,300	44,700	$54,000	$57,600	$62,100
Gary A. Weber	188,000	49,500	$124,425	$133,925	$145,800

Total	894,300	295,2 00	$689,595	$737,175	$796,650
_________________
(1)
Cash-out value is based on the product of (a) the difference between (i) $1.10, which is the low end of the estimated range of the estimated per share merger consideration based on an estimated closing date in mid-November, 2010, and (ii) the option exercise price, multiplied by (b) the number of shares subject to the stock option.  For a discussion of the estimated per share merger consideration, please read “The Merger Agreement -- Merger Consideration.”

(2)
Cash-out value is based on the product of (a) the difference between (i) $1.14, which is the estimated per share merger consideration if the merger had occurred on September 15, 2010 and based on estimated transaction expenses and the estimated cost of the D&O policy, and (ii) the option exercise price, multiplied by (b) the number of shares subject to the stock option.  For a discussion of the estimated per share merger consideration, please read “The Merger Agreement--Merger Consideration.”

(3)
Cash-out value is based on the product of (a) the difference between (i) $1.19, which is the high end of the estimated range of the estimated per share merger consideration based on an estimated closing date in mid-November, 2010, and (ii) the option exercise price, multiplied by (b) the number of shares subject to the stock option.  For a discussion of the estimated per share merger consideration, please read “The Merger Agreement -- Merger Consideration.”

Employment Agreements with Executive Officers

Dr. Gregory Hahn.  Synthetech entered into an employment agreement with Dr. Gregory R. Hahn in connection with his joining Synthetech. Under the terms of Dr. Hahn’s employment agreement, Dr. Hahn’s annual base salary is $235,000 and he is eligible to receive an annual performance bonus of up to 45% of his base salary, subject to the achievement of objectives established by the compensation committee of our board of directors. Under the employment agreement, Dr. Hahn also receives fringe benefits, including an automobile allowance of $950 a month, remaining moving expenses up to $25,000 and a life insurance policy in the aggregate amount of $225,000 and other benefits generally available to Synthetech’s officers and employees or specifically provided for Dr. Hahn.

The employment term under the employment agreement is scheduled to expire on March 31, 2012, subject to automatic two-year renewal periods unless terminated by either party at least 180 days prior to the then scheduled expiration date.  The term will also automatically extend for a two-year period from the date of a change of control, such as the merger, if Dr. Hahn’s employment is not terminated in connection with the change of control.

Under the terms of the employment agreement, if Synthetech terminates Dr. Hahn’s employment without “cause,” if Dr. Hahn terminates his employment with “good reason” (as such terms are defined below) or if Dr. Hahn’s employment is terminated upon a “change in control” of Synthetech, including the merger, Dr. Hahn is entitled to receive severance payments equal to 200% of his then current base salary plus healthcare benefits for up to 12 months.  In addition, Dr. Hahn is entitled to a prorated bonus for any partial year’s service unless his employment is terminated for “cause” or he voluntarily terminates his employment without “good reason.”  Upon any of these terminations, Dr. Hahn will also receive any unpaid base salary and benefits.

Mr. Weber and Dr. Farkas.  Synthetech has also entered into an employment agreement with Mr. Gary Weber, Synthetech’s Senior Vice President and Chief Financial Officer.  Pursuant to this employment agreement, Mr. Weber’s employment automatically renews for additional one-year periods each March 31 unless terminated by either party at least 180 days prior to the then scheduled expiration date.

Synthetech has entered into an employment agreement with Dr. Frederic Farkas, Synthetech’s Vice President of Operations.  Pursuant to this employment agreement, Dr. Farkas’ employment automatically renews for additional one-year periods each October 1 unless terminated by either party at least 180 days prior to the then scheduled expiration date.

The terms of Mr. Weber’s and Dr. Farkas’s employment agreements will also automatically extend for an 18-month period from the date of a change of control of Synthetech, which includes the merger, if either Mr. Weber’s or Dr. Farkas’s employment is not terminated in connection with the change of control.

Under the terms of Mr. Weber’s and Dr. Farkas’s employment agreements, if Synthetech terminates either executive’s employment without “cause,” if either Mr. Weber or Dr. Farkas terminates his employment with “good reason” (as such terms are defined in the agreements) or if Mr. Weber’s or Dr. Farkas’s employment is terminated upon a “change in control” of Synthetech, which includes the merger, Mr. Weber or Dr. Farkas is entitled to receive severance payments equal to 100% of his then current annual base salary plus healthcare benefits for up to 12 months.  In addition, he will be entitled to a prorated bonus for any partial year’s service unless his employment is terminated for “cause” or he voluntarily terminates his employment without “good reason.”  Upon any of these terminations, Mr. Weber or Dr. Farkas will also receive any unpaid base salary and benefits.  The current annual base salaries for Mr. Weber and Dr. Farkas are $180,000 and $170,000, respectively.

Definition of Cause

Under each of the employment agreements, “cause” means the occurrence of one or more of the following events:

•
the executive’s willful failure or refusal to carry out his lawful duties described in the employment agreement or, in the case of Mr. Weber or Dr. Farkas, as directed by our chief executive officer, which directions are reasonably consistent with the executive’s duties set forth in the employment agreement;

•	the executive’s conviction of or entering a plea of guilty or no contest to a violation of a state or federal criminal law involving the commission of a crime against us or our employees or a felony;

•	the executive’s continuous misuse of alcohol or controlled substances or illegal substances that materially interferes with the performance of his duties to us;

•	the executive’s deception, fraud, misrepresentation or dishonesty;

•	any incident materially compromising the executive’s reputation or ability to represent us with the public;

•	any act or omission by the executive that materially impairs our business, good will or reputation;

•	any other misconduct; or

•	any material violation of any provision of the employment agreement that is not cured by the executive within 30 days after receipt of a written notice of the violation from us.

Definition of Good Reason

Under each of the employment agreements, “good reason” means the occurrence of any of the following events, without the consent of the executive:

•	action by us which results in a material diminution in the position held by the executive, or the assignment to the executive of duties materially inconsistent with his position with us;

•	failure by us to promptly pay the executive any installment or portion of his compensation when earned and due;

•
requiring the executive generally to perform his duties to us at a location more than 75 miles outside the Albany, Oregon area, excluding for this purpose travel reasonably required in connection with fulfilling his duties and responsibilities to us; or

•	any other action or inaction that constitutes a material breach by us of certain provisions of the employment agreement.

The executive’s termination will not be for good reason unless the executive notifies us in writing of the existence of the condition which the executive believes constitutes good reason within 30 days of the initial existence of such condition.  Inadvertent action not taken in bad faith and that is remedied by us within 30 days after receipt of written notice from the executive, which written notice must be given by the executive within 90 days of the breach by us, will not constitute good reason.

Insurance for Directors and Executive Officers

The merger agreement provides that we may obtain, before the effective time of the merger, the D&O policy, which will extend directors’ and officers’ insurance coverage on behalf of Synthetech directors and officers for up to six years for acts or events occurring prior to the merger.  The cost of the D&O policy will be reimbursed to Synthetech by Grace, in an amount not to exceed $125,000, and is considered to be a component of the total merger consideration.

Dissenters’ Rights

General

Under Sections 60.551 to 60.594 of the OBCA, holders of our common stock are entitled to dissent from, and obtain payment of the fair value of their shares in the event of, the consummation of the merger instead of receiving the per share merger consideration, without interest and subject to any applicable withholding of taxes.  The following summarizes the material rights of holders of Synthetech common stock under the OBCA.  You should read the applicable Sections 60.551 to 60.594 of the OBCA, a copy of which is attached to this proxy statement as Annex C, and which governs dissenters’ rights.  The summary below is qualified in its entirety by reference to the OBCA.

Pursuant to the OBCA, when a proposed merger is to be submitted to a vote at a meeting of shareholders, as in the case of this special meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights and must be accompanied by a copy of Sections 60.551 to 60.594 of the OBCA.  The notice of special meeting included with this proxy statement constitutes notice to the holders of Synthetech common stock, and a copy of Sections 60.551 to 60.594 of the OBCA is attached to this proxy statement as Annex C.

If you are contemplating the possibility of exercising your dissenters’ rights in connection with the merger, you should carefully review the text of Sections 60.551 to 60.594 of the OBCA.  You are also encouraged to consult your legal counsel, at your expense, before attempting to exercise your dissenters’ rights.  If you do not fully and precisely satisfy the procedural requirements of the OBCA, you will lose your dissenters’ rights.  If any holder of shares of Synthetech common stock who asserts dissenters’ rights under the OBCA withdraws or loses (through failure to perfect or otherwise) the right to obtain payment for such holder’s shares under Sections 60.551 to 60.594 of the OBCA, then such shareholder’s shares will be converted, or will be treated as if they had been converted, into the right to receive the per share merger consideration, without interest and subject to any applicable withholding of taxes.  We will not provide you with any notice regarding your dissenters’ rights other than as described in this proxy statement and the notice of special meeting included with this proxy statement.

Requirements for Exercising Dissenters’ Rights

To preserve your right if you wish to exercise your statutory dissenters’ rights, you must:

•
deliver to Synthetech, before the vote is taken at the special meeting regarding the merger agreement, written notice of your intent to demand payment for your shares of Synthetech common stock if the merger is effected, which notice must be separate from your proxy.  Your vote against the merger agreement alone will not constitute written notice of your intent to exercise your dissenters’ rights;

•	not vote your shares in favor of the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under Sections 60.551 to 60.594 of the OBCA, which are described below under the heading “Appraisal Procedures.”

Unless you satisfy all of the requirements of Sections 60.551 to 60.594 of the OBCA you may not exercise dissenters’ rights under Sections 60.551 to 60.594 of the OBCA and, if the merger agreement is approved by our shareholders and the merger occurs, your shares of Synthetech common stock will each be converted into the right to receive the per share merger consideration, without interest and subject to any applicable withholding of taxes.

Notice

Written notice of your intent to exercise dissenters’ rights must be delivered to us at:

Synthetech, Inc. Attn: Secretary 1290 Industrial Way Albany, Oregon 97322 (541) 967-6575

Such written notice must be delivered before the vote on the merger agreement is taken at the special meeting.  Your written notice to demand payment should specify your name and mailing address, the number of shares of Synthetech common stock you own, and that you intend to demand payment of the “fair value” of your shares of Synthetech common stock if the merger agreement is approved.

Vote

Your shares must either not be voted at the special meeting or must be voted against, or must abstain from voting on, the approval of the merger agreement.  Submitting a properly signed proxy card that is received prior to the vote at the special meeting that does not direct how the shares of Synthetech common stock represented by that proxy are to be voted will constitute a vote in favor of approval of the merger agreement and a waiver of your statutory dissenters’ rights.

Termination of Dissenters’ Rights

Your right to obtain payment of the fair value of your shares of Synthetech common stock under the OBCA will terminate if:

•	the merger is abandoned or rescinded;

•	a court having jurisdiction permanently enjoins or sets aside the merger; or

•	your demand for payment is withdrawn with Synthetech’s written consent or you fail to perfect your dissenters’ rights in accordance with the OBCA.

Appraisal Procedures

If the merger agreement is approved by our shareholders, within 10 days after the effective date of the merger we will send written notice regarding the proper procedures for dissenting to all shareholders who have given written notice under Sections 60.551 to 60.594 of the OBCA and have not voted in favor of approval of the merger agreement.  The notice will contain:

•	where the demand for payment and certificates representing certificated shares of Synthetech common stock must be sent and when certificates for certificated shares must be deposited;

•	information for holders of uncertificated shares as to what extent transfer of the shares will be restricted after the payment demand is received;

•
a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the merger and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of Synthetech common stock before that date;

•	the date by which we must receive your payment demand, which date will not be fewer than 30 or more than 60 days after the date the written notice is delivered to you; and

•	a copy of Sections 60.551 to 60.594 of the OBCA.

If you wish to assert dissenters’ rights, you must demand payment, certify whether you acquired beneficial ownership of your shares before the record date of [•], 2010, and deposit your Synthetech certificates in accordance with the terms of the notice.  If you do not demand payment and deposit your share certificates where required, by the date set forth in the notice, you will lose the right to obtain payment for your shares under Sections 60.551 to 60.594 of the OBCA.

If we do not consummate the merger within 60 days after the date set for demanding payment and depositing share certificates, then we will return all deposited certificates and release any transfer restrictions imposed on uncertificated shares.  If, after returning the deposited certificates and releasing transfer restrictions, we wish to consummate the merger, we must send a new dissenters’ notice and repeat the payment demand procedure.  If we do not effect the merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date which we had set for demanding payment, you may deliver notice to us in writing of your estimate of the fair value of your Synthetech common stock plus the amount of interest due and demand payment of your estimated amount, less any amount already paid by us for the shares under Sections 60.551 to 60.594 of the OBCA.

Except as provided below, within 30 days after the later of the effective date of the merger or the date the payment demand is received, we shall pay each dissenting shareholder who complied with the payment demand and related requirements of Sections 60.551 to 60.594 of the OBCA the amount the we estimate to be the fair value of the shareholder’s shares, plus accrued interest.  The payment will be accompanied by:

•
financial data relating to Synthetech, including a balance sheet as of the fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

•	an explanation of how we estimated the fair value of the shares;

•	an explanation of how we calculated the interest;

•
a statement of the dissenter’s right to demand supplemental payment if such shareholder believes that the amount paid is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below; and

•	a copy of Sections 60.551 to 60.594 of the OBCA.

For dissenting shareholders who were not the beneficial owners of their shares of Synthetech common stock before [•], 2010, we may elect to withhold payment under Sections 60.551 to 60.594 of the OBCA.  To the extent that we so elect, after consummating the merger, we will estimate the fair value of the shares, plus accrued interest, and will pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand.  We will send with our offer an explanation of how we estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment of the dissenter’s own estimate of the dissenter’s shares and the amount of interest due if the dissenter believes that the amount offered is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below.

If you believe that the amount paid or offered by us is less than the fair value of your shares or believe that the interest due is incorrectly calculated, or if we fail to make payment for your shares within 60 days after the date set for demanding payment or we do not effect the merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, you may, within 30 days of the payment or offer for payment, deliver notice to us in writing informing us of your own estimate of the fair value of your shares and the amount of interest due, and demand payment of this estimate, less any amount we have already paid under Sections 60.551 to 60.594 of the OBCA.  If any dissenting shareholder’s demand for payment of the dissenter’s own estimate of the fair value of the shares is not settled within 60 days after receipt by us of such shareholder’s demand for payment of his or her own estimate, Sections 60.551 to 60.594 of the OBCA requires that we commence a proceeding in the Linn County Circuit Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding.  If we do not commence the proceeding within the 60-day period, we will pay each dissenter whose demand remains unsettled the amount demanded.

The jurisdiction of the court in which the proceeding is commenced will be plenary and exclusive.  The court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value.  The appraisers will have the powers described in the order appointing them, or in any amendment to it.  The fair value of the shares as determined by the court may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for Synthetech common stock under the terms of the merger agreement if the merger is consummated.  Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Sections 60.551 to 60.594 of the OBCA.  Each dissenter made a party to the proceeding is entitled to a judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by us, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which we elected to withhold payment pursuant to Sections 60.551 to 60.594 of the OBCA.

The court will also determine the costs and expenses of the court proceeding and assess them against Synthetech, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Sections 60.551 to 60.594 of the OBCA.  If the court finds that we did not substantially comply with the relevant provisions of Sections 60.551 to 60.594 of the OBCA, the court may also assess against Synthetech any fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.  The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith with respect to dissenters’ rights.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Synthetech, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to us a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights.  The rights of a partially dissenting record shareholder are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.  Beneficial owners of Synthetech common stock who desire to assert dissenters’ rights as to shares held on the beneficial owners’ behalf (a) must submit to us the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent must be set forth either in a record or, if we have designated an address, location or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location or system, in an electronically transmitted record; and (b) must so assert dissenters’ rights with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

For purposes of Sections 60.551 to 60.594 of the OBCA, fair value with respect to dissenters’ shares means the value of the shares of Synthetech common stock immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable.

Deregistration of Our Common Stock

If the merger is completed, Synthetech common stock will be deregistered under the Exchange Act.  Following completion of the merger, Synthetech will no longer be a publicly-traded company.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger that may be relevant to our shareholders that hold shares of our common stock as a capital asset (generally, assets held for investment) for U.S. federal income tax purposes, referred to as Holders.  This discussion is based on the Code, applicable Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.

The discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular Holders in light of their particular circumstances, or to Holders that are subject to special treatment under U.S. federal income tax laws, including banks, insurance companies, mutual funds or other financial institutions, broker-dealers, traders, expatriates, certain former citizens or long-term residents of the United States, tax-exempt organizations, persons who are subject to the U.S. alternative minimum tax, persons who hold their shares of common stock as part of an integrated investment (including as part of a “straddle” or as part of a “hedging,” “conversion” or other risk reduction transaction), controlled foreign corporations, passive foreign investment companies, corporations subject to anti-inversion rules, persons that are partnerships, S corporations or other pass-through entities, persons that have a functional currency other than the U.S. dollar or persons who acquired their shares of Synthetech common stock through stock option or stock purchase plan programs or in other compensatory arrangements.

In addition, this discussion does not address the U.S. federal income tax considerations applicable to holders of options or warrants, if any, to purchase Synthetech common stock or to Holders who exercise dissenters’ rights.  Furthermore, except as provided below, this discussion does not address any U.S. federal estate and gift tax consequences or any state, local or foreign tax consequences applicable to Holders.

For purposes of this discussion, a “U.S. Holder” means a Holder that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (a) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control and (b) certain other trusts considered U.S. persons for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a Holder (other than an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity classified as a partnership for U.S. federal tax purposes) is a beneficial owner of shares of Synthetech common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership.  Holders that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

Exchange of Synthetech Common Stock for Cash

U.S. Holders

U.S. Holders generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash received in the merger, and (2) such U.S. Holder’s adjusted tax basis in his or her shares of Synthetech common stock surrendered in the transaction.  Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Synthetech common stock for more than one year prior to the effective time of the merger.  The deduction of any recognized loss may be delayed or otherwise adversely affected by certain loss limitation rules.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in the merger, unless:

•	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are satisfied;

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, or, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the Holder in the United States; or

•
Synthetech is or has been a “United States real property holding corporation,” referred to as a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five year period preceding the closing date of the transactions or such Non-U.S. Holder’s holding period of Synthetech common stock.  We do not believe that Synthetech is or has been, and do not anticipate it becoming, a USRPHC for U.S. federal income tax purposes.  If Synthetech were or were to become a USRPHC at any time during the applicable period, however, any gain recognized on a sale or other disposition of its common stock by a Non-U.S. Holder that did not own (actually or constructively) more than 5% of Synthetech’s common stock during the five years preceding the closing date of the transactions would not be subject to U.S. federal income tax.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% (or lower applicable treaty) rate, but may be offset by U.S. source capital losses.  Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States. Non-U.S. Holders that are foreign corporations also may be subject to a 30% branch profits tax (or lower applicable treaty rate).  Non-U.S. Holders are urged to consult any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Under U.S. federal income tax laws, information reporting requirements generally apply in connection with proceeds from the disposition of the Synthetech common stock by non−corporate U.S. holders.  Additionally, a U.S. Holder may be subject to a backup withholding tax, unless the U.S. Holder provides the paying agent with the holder’s correct taxpayer identification number, which in the case of an individual is his or her social security number, or, in the alternative, establishes a basis for exemption from backup withholding.  If the correct taxpayer identification number or an adequate basis for exemption is not provided, a U.S. Holder will be subject to backup withholding (currently at a rate of 28%) on any reportable payment.  To prevent backup withholding, each U.S. Holder must provide the paying agent with a complete Internal Revenue Service (or IRS) Form W-9 or a substitute Form W-9, which will be provided to U.S. Holders with the letter of transmittal.

Payments made to Non-U.S. Holders in the merger may be subject to information reporting and backup withholding.  Non-U.S. Holders generally may avoid backup withholding by providing the paying agent with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the Holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax.  Rather, Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely and duly filing a claim for refund with the IRS.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER.  THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR HOLDER WILL DEPEND ON THAT SHAREHOLDER’S INDIVIDUAL SITUATION.  HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

THE MERGER AGREEMENT

The following description summarizes material provisions of the merger agreement, but does not purport to describe all the terms of the merger agreement.  The following summary is qualified in its entirety by reference to the complete text of the merger agreement which is attached as Annex A of this proxy statement and incorporated into this proxy statement by reference.  Shareholders should read the merger agreement carefully.

The merger agreement has been included to provide you with information about its terms.  It is not intended to provide any other factual information about us.  Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at http://www.sec.gov.  Please read ““Where You Can Find More Information.”

The merger agreement contains representations and warranties that we, on the one hand, and Grace and Merger Sub, on the other hand, have made to one another as of specific dates.  Information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect.  Certain representations and warranties also may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders. In addition, the assertions embodied in our representations and warranties are qualified by information in confidential disclosure schedules provided by us to Grace and Merger Sub in connection with entering into the merger agreement.  While we do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the attached merger agreement.  Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us or Grace.

Structure

The merger agreement provides that Merger Sub will merge with and into us.  We will survive the merger as a wholly owned subsidiary of Grace.

The closing date for the merger will be, unless the parties otherwise agree, no later than two business days after the satisfaction or waiver of all conditions to closing in the merger agreement.  We cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied or waived.  Please read “The Merger Agreement — Conditions to the Merger” beginning on page 48.

Effective Time

The merger will be effective when we file articles of merger with the Secretary of State of the State of Oregon and Merger Sub files a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is specified in the articles of merger and certificate of merger.

Merger Consideration

If the merger is completed, Grace will pay total merger consideration, in cash, to Synthetech’s shareholders and option holders equal to:

•	$19,176,573 minus

•
the amount of (i) all out-of-pocket fees and expenses of Synthetech incurred in connection with the merger that are accrued and unpaid as of the effective time of the merger (including any fees and expenses of legal counsel and accountants, fees and expenses payable to financial advisors, investment bankers and brokers of Synthetech), (ii) Synthetech’s indebtedness for borrowed money and any other Debt (as defined below) as of the close of business on the date immediately preceding the closing date of the merger and (iii) the amount, if any, by which Synthetech’s total cash and cash equivalents as of the close of business on the date immediately preceding the closing date of the merger is less than $600,000, plus

•
an amount, not to exceed $125,000, equal to the purchase price of the D&O policy, which will extend directors’ and officers’ insurance coverage on behalf of Synthetech directors and officers for up to six years for acts or events occurring prior to the merger.

If the merger is completed, each share of Synthetech common stock outstanding immediately prior to the effective time of the merger (other than shares held by any shareholders who perfect their appraisal rights under Sections 60.551 to 60.594 of the OBCA) will be converted into the right to receive the per share merger consideration in cash, without interest and subject to any required withholding of taxes, equal to the quotient of:

•
the “adjusted total merger consideration,” which is equal to the sum of (i) the total merger consideration as described above plus (ii) the aggregate exercise price of all options to purchase Synthetech common stock that are outstanding immediately prior to the effective time of the merger other than “out-of-the-money” options, divided by

•
the “fully-diluted number,” which is equal to the sum of (i) the total number of shares of Synthetech common stock outstanding immediately prior to the effective time of the merger plus (ii) the total number of shares issuable upon the exercise of stock options outstanding immediately prior to the effective time of the merger other than “out-of-the-money” options.

References to “out-of-the-money” options are to those options to purchase shares of Synthetech common stock with an exercise price equal to or greater than the per share merger consideration, each of which shall be calculated using the treasury stock method (as defined in accordance with generally accepted accounting principles) using as the inputs to the calculation the total merger consideration immediately prior to the effective time of the merger as the equity value, the number of shares of Synthetech common stock outstanding immediately prior to the effective time of the merger, and the expiration date, option price and shares issuable upon the exercise of Synthetech stock options outstanding immediately prior to the effective time. If the merger is completed, each option that is not an “out-of-the-money” option will entitle the holder thereof to an amount of cash, without interest and subject to any required withholding of taxes, equal to the product of (a) the per share merger consideration minus the applicable exercise price per share of such option multiplied by (b) the number of shares of Synthetech common stock subject to such option .

Estimated Per Share Merger Consideration

Based on (a) Synthetech’s outstanding shares and options, cash and cash equivalents and aggregate Debt balance as of September 15, 2010, and (b) estimated aggregate transaction expenses and the estimated cost of the D&O policy, the estimated per share merger consideration would have been approximately $1.14 if the merger had occurred on September 15, 2010. However, assuming a closing date for the merger in mid-November and based on (x) Synthetech’s outstanding shares and options as of September 15, 2010, and (y) Synthetech’s estimated cash and cash equivalents, aggregate Debt balances and transaction expenses as of the assumed closing date and (z) the estimated cost of the D&O policy, Synthetech currently anticipates the per share merger consideration to range from approximately $1.10 to $1.19. In spite of these estimates, the actual per share merger consideration to be paid to Synthetech shareholders cannot be determined at this time, and such per share merger consideration may be higher than these amounts or substantially less than the lower end of the range set forth above due to various factors, including events beyond Synthetech’s control.

Each change of approximately $164,000 in the total net merger consideration will increase or decrease the per share merger consideration, as applicable, by $0.01. The primary factor that will affect changes in the per share merger consideration is the level of Synthetech’s cash flow from operations prior to the closing date of the merger. The level of such cash flow will be affected by various factors, including:

•	the timing and amount of projects for and payments by Synthetech customers; and

•	the timing and amount of expenditures by Synthetech.

The per share merger consideration also will be affected to the extent that actual transaction expenses or the cost of the D&O policy are different from current estimates or if Synthetech incurs additional Debt, which we currently do not anticipate but may be required to do.

If any of our shareholders perfect dissenters’ rights with respect to any of our shares, we will treat those shares as described under “The Merger — Dissenters’ Rights” beginning on page 34.

The term “Debt” is defined in the merger agreement as, with respect to any person at any date of determination and without duplication:

•	all debt of such person for borrowed money;

•	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations of such person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

•
all obligations of such person to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services, except trade payables;

•
all obligations of such person as lessee under any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person, as lessee, in conformity with generally accepted accounting principles, is required to be capitalized on the balance sheet of such person;

•	all Debt of persons other than such person secured by a lien on any asset of such person, whether or not such Debt is assumed by such person; and

•	all Debt of persons other than such person guaranteed by such person to the extent such Debt is guaranteed by such person.

The amount of Debt at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation.

Exchange and Payment Procedures

At or prior to the closing of the merger, Merger Sub will deposit in trust to a paying agent acceptable to Synthetech, an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock and of options to purchase shares of our common stock.  Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to each holder of record of shares of our outstanding common stock.  The letter of transmittal and instructions will direct such shareholders how to surrender their common stock certificates, or shares they may hold represented by book entry, in exchange for the merger consideration.  Also promptly after the effective time of the merger, the paying agent will mail a letter of notification to holders of options notifying such holders that each option is being cancelled in exchange for payment, together with such payment.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Registered shareholders will not receive the merger consideration until they surrender their certificates (or book-entry shares) to the paying agent, together with a completed and signed letter of transmittal and any other documents as may be required by the letter of transmittal or accompanying instructions.  If any merger consideration is to be paid to a person other than the person in whose name the corresponding book-entry share, certificate or option that is to be exchanged or cancelled is registered, the person registered must either pay any transfer or other applicable taxes or establish to the satisfaction of the paying agent that such taxes have been paid or are not applicable.

Any earnings made through the paying agent’s investment of the merger consideration prior to payment of such consideration to our shareholders will be the property of Grace.  Upon making payments to our shareholders, the paying agent will be entitled to withhold any applicable taxes from the merger consideration.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock.  If, after the effective time of the merger, certificates or book-entry shares are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration.

None of the paying agent, or any party to the merger agreement, will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Synthetech as the surviving corporation in the merger. Shareholders who have not received the merger consideration prior to the delivery of such funds to Grace may look only to Grace for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, before you will be entitled to receive the merger consideration, you will have to make an affidavit of the fact, in a form reasonably satisfactory to Grace.

Effect on Synthetech’s Stock Options

Each option to purchase shares of our common stock (whether vested or unvested) outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such option will, in full satisfaction of such option, be entitled to receive an amount in cash, without interest and subject to any required withholding taxes, equal to the product of (a) the per share merger consideration minus the exercise price per share of such option, multiplied by (b) the number of shares of our common stock subject to such option.

Directors and Officers

The merger agreement provides that the directors and officers of Merger Sub immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation until their successors have been elected or appointed or qualified or until the earlier of their death, resignation or removal.

Representations and Warranties

We have made a number of representations and warranties in the merger agreement regarding aspects of our business and other matters pertinent to the merger.  The representations and warranties are, in some cases, subject to specified exceptions and qualifications.  The topics covered by these representations and warranties include, among others, the following:

•	our organization;

•	our capitalization;

•	our authority to execute and deliver the merger agreement and the binding effect of the merger agreement;

•	consents and approvals;

•	internal controls and procedures;

•	our SEC reports and financial statements contained therein;

•	the absence of a “material adverse effect” (as defined below) and certain other changes related to us since March 31, 2010;

•	the absence of undisclosed liabilities;

•	matters relating to material contracts;

•	matters relating to employee benefit plans;

•	legal proceedings;

•	our compliance with laws;

•	our intellectual property;

•	tax matters;

•	our title to assets;

•	environmental matters;

•	safety, health and product stewardship;

•	labor matters;

•	insurance policies;

•	the accuracy of our financial books, records and accounts;

•	the inapplicability of our shareholder rights agreement and of Oregon anti-takeover statutes to the merger agreement, the merger and related transactions;

•	the requisite vote required to approve the merger agreement;

•	the accuracy and compliance of this proxy statement as to form with applicable securities laws;

•	the absence of undisclosed broker’s or finder’s fees; and

•	the receipt by us of the opinion of our financial advisor.

For the purposes of the merger agreement, a “material adverse effect” with respect to us means (a) any circumstances, event or change that has had a material adverse effect on our business, operations or financial condition or (b) any material damage to our owned real property following the date of the merger agreement that is not fully restored as of the effective time of the merger.  Excluded from the determination of “material adverse effect” with respect to us, however, are facts, circumstances, events or changes:

•	generally affecting the fine chemical industry or the segments thereof in which we operate (including changes to commodity prices) in the United States or elsewhere;

•	generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere;

•	resulting from any political conditions or developments in general;

•
resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any of our facilities or properties);

•	reflecting or resulting from changes or proposed changes in law or interpretation thereof or generally accepted accounting principles; or

•	resulting from our actions which Grace expressly requests in writing or to which Grace has expressly consented in writing.

Also excluded from the determination of “material adverse effect” with respect to us are:

•
any decline in our stock price or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (although the underlying causes of any such decline or failure may, to the extent applicable, be considered in determining whether there is a material adverse effect); and

•
any facts, circumstances, events or changes resulting from the announcement or the existence of, or compliance (other than our obligation to comply with our obligations to operate in the ordinary course of business) with, the merger agreement and the transactions contemplated thereby.

You should be aware that these representations and warranties as made by us to Grace and Merger Sub may be subject to important limitations and qualifications set forth in the merger agreement attached to this proxy statement as Annex A and the disclosure schedules thereto (which are not included) and do not purport to be accurate as of the date of this proxy statement.  Please read the introduction to this section “The Merger Agreement.”

In the merger agreement, Grace and Merger Sub have made a number of representations and warranties to us about themselves as to various matters pertinent to the merger.  The representations and warranties are, in some cases, subject to specified exceptions and qualifications.  The topics covered by these representations and warranties, which will expire upon completion of the merger, include, among others, the following:

•	their organization;

•	their authority to execute and deliver the merger agreement and the binding effect of the merger agreement;

•	consents and approvals;

•	litigation;

•	certain matters relating to their status under Oregon anti-takeover statutes;

•	whether Grace or Merger Sub owns any of our stock or is a party to any agreement, arrangement or understanding to acquire, hold, vote or dispose of any shares of our capital stock;

•	the operations of Merger Sub;

•	the accuracy of information supplied by Grace and Merger Sub for inclusion in this proxy statement; and

•	Grace’s having sufficient funds to pay the merger consideration.

Conduct of Our Business Pending the Merger

We have agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, except as expressly contemplated by the merger agreement or the disclosure schedules or as required by law or consented to in writing by Grace (which consent will not be unreasonably withheld, delayed or conditioned and which consent will be deemed to have been given if Grace does not object within three business days after a written request for such consent is delivered to Grace by us), we will conduct our business in the ordinary course of business and we shall use commercially reasonable efforts to preserve substantially intact our business organization, to keep available the services of our officers and employees generally, and to preserve our relationships with significant customers and suppliers.

Without limiting the restriction described above, under the merger agreement we have also agreed that we will not, except as otherwise contemplated by the merger agreement or the disclosure schedules or as required by law or consented to in writing by Grace (which consent will not be unreasonably withheld, delayed or conditioned and which consent will be deemed to have been given if Grace does not object within three business days after a written request for such consent is delivered to Grace by us):

•	authorize or pay any dividends on or make any distribution with respect to our outstanding shares of capital stock (whether in cash, assets, stock or other securities);

•
split, combine, recapitalize or reclassify, directly or indirectly, any of our capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of our capital stock;

•	increase the compensation or other benefits payable or to become payable to our directors, officers or employees;

•	grant any severance or termination pay to, or enter into any severance agreement with any Synthetech director, officer or employee;

•	enter into any employment agreement;

•	establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

•
materially change financial accounting policies or procedures or any of our methods of reporting income, deductions or other material items for financial accounting purposes, except as required by generally accepted accounting principles, SEC rule or policy or applicable law;

•
approve or authorize any action to be submitted for approval of Synthetech shareholders that is intended or would reasonably be expected to, prevent, impede, interfere with, delay or postpone the merger;

•
except in respect of the merger, not authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to, any mergers, consolidations or business combinations or any acquisition of any business or stock or assets of any person;

•
abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material intellectual property or material agreement relating to intellectual property, disclose confidential information, fail to inform Grace of infringement, misrepresentation or other violation of or conflict with our intellectual property;

•	amend or otherwise change our articles of incorporation or bylaws;

•
issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of our capital stock or other ownership interest in Synthetech or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date of the merger agreement), other than issuances of Synthetech common stock in respect of any exercise of options outstanding on the date of the merger agreement;

•
grant, confer or award any compensatory warrants, options, convertible security or other rights to acquire any shares of our capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date of the merger agreement);

•
directly or indirectly, purchase, redeem or otherwise acquire any shares of our capital stock or any rights, warrants or options to acquire any such shares except for acquisitions of common stock tendered by holders of options in order to satisfy obligations to pay the exercise price or tax withholding obligations;

•
incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for up to $100,000 in aggregate principal amount of indebtedness for borrowed money under commercially reasonable credit facilities or in the commercial paper market incurred to replace, renew, extend, refinance or refund any existing short-term indebtedness for borrowed money;

•
sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien or otherwise dispose of any portion of our properties or assets, other than inventory in the ordinary course of business consistent with past practice;

•	amend or modify in any material respect adverse to Synthetech any of our material contracts;

•	consent to the termination of any of our material contracts;

•	enter into any purchase order or other agreement to purchase materials in an amount in excess of $250,000;

•
settle any action relating to the merger, the merger agreement or the transactions completed thereby, or any other action, other than for monetary damages payable by Synthetech not in excess of $100,000 individually or $200,000 in the aggregate;

•
commence any material action other than in the ordinary course of business without reasonably consulting with Grace prior to commencement, or other than any action against Grace or Merger Sub arising out of or relating to the merger, the merger agreement or the transactions contemplated thereby;

•	exercise any rights of renewal pursuant to the terms of any of real property leases or subleases which by their terms would otherwise expire;

•	sell, transfer, lease, sublease, license, mortgage, encumber or otherwise dispose of any real property (including leasehold interests);

•	fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933, as amended, or the Exchange Act;

•	authorize, or make any commitment with respect to, or make any capital expenditures in excess of $100,000 individually or $200,000 in the aggregate;

•	enter into, modify or terminate any arrangement with any affiliate of Synthetech;

•	enter into, modify or extend any agreements with distributors, sales agents or other marketing entities;

•
make or change any tax election, settle or compromise any tax liability, make any change in tax accounting methods, file any amended tax return, enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund, in each case, if such action is reasonably likely to result in an increase to a tax liability; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Transactions

We have agreed that we will not, and will use our reasonable best efforts to cause our officers and employees, and our counsel, investment bankers, accountants and other representatives, not to, directly or indirectly:

•
solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or could reasonably be expected to constitute, an acquisition proposal (as defined below);

•	enter into, maintain, participate in or continue any discussions or negotiations relating to any acquisition proposal;

•
furnish any information to another person with respect to any proposal that constitutes, or could reasonably be expected to constitute, an acquisition proposal, or in response to any inquiries or proposals that could reasonably be expected to lead to any acquisition proposal;

•	agree to, approve, endorse or recommend to our shareholders any acquisition proposal other than the merger;

•	authorize any of our officers, employees to take any such action; or

•	enter into any agreement or understanding providing for an acquisition proposal.

In addition, we have agreed to cease as of the date of the merger agreement and cause to be terminated any discussions or negotiations conducted up to such time regarding any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” is any unsolicited, bona fide, written proposal or any unsolicited bona fide, written offer made by any person (other than a proposal or offer by Grace or any of its subsidiaries) relating to: (i) any merger, amalgamation, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination transaction, or a “merger of equals”, in each case involving Synthetech; (ii) the acquisition by any person or “group” of persons, directly or indirectly, of 20% or more of the assets of Synthetech; (iii) the acquisition by any person or “group” of persons of 20% or more of any class of equity securities of Synthetech; or (iv) any tender offer or exchange offer that, if consummated, would result in any person or group of “persons” beneficially owning 20% or more of any class of equity securities of Synthetech.

Despite the restrictions described above, we are permitted (before our shareholders’ meeting and to the extent determined by our board of directors in good faith after consultation with our outside legal counsel that such action is necessary under applicable law for the directors to comply with their fiduciary duties to our shareholders), to furnish information to, and engage in discussions and negotiations with any person in response to an acquisition proposal, which did not result from a breach of our obligations regarding solicitations of other acquisition proposals and which:

•	constitutes a superior proposal (as defined below); or

•	our board of directors determines in good faith, after consultation with our outside legal counsel and financial advisors, could reasonably be expected to result in a superior proposal.

Before we may furnish any information as described above, the person or entity to which we are furnishing such information must enter into a confidentiality agreement with us that meets conditions specified in the merger agreement.

For purposes of the merger agreement, a “superior proposal” is an acquisition proposal that our board of directors determines in good faith, after consultation with Synthetech’s financial advisors and outside legal counsel and after taking into account relevant financial, legal, regulatory, estimated timing of consummation and other aspects of the proposal and the person or group making the proposal, is more favorable to Synthetech and its shareholders than the merger.  For purposes of the definition of “superior proposal,” each reference to “20%” in the definition of “acquisition proposal” shall be replaced with “50%”.

We have agreed to promptly notify Grace orally, followed by written notice, of the receipt of any proposal, inquiry, offer or request relating to or constituting an acquisition proposal, any request for discussions or negotiations regarding a potential acquisition proposal, or any request for information relating to us in connection with an actual or potential acquisition proposal of which we or any of our representatives becomes aware.  We have also agreed to provide to Grace the identity of the person who made such proposal, inquiry, offer or request, and the terms and conditions of such request or acquisition proposal, and to keep Grace promptly and reasonably informed of the status and details of any such acquisition proposal.

Under the merger agreement, our board of directors has agreed to recommend that our shareholders vote to approve the merger agreement.  However, in response to our receipt of any acquisition proposal (which did not result from a breach of our obligations regarding solicitations of other acquisition proposals) and which has not been withdrawn, at any time prior to approval by our shareholders of the merger agreement, our board of directors may change, withhold or withdraw its recommendation that our shareholders approve the merger (any such action being a change of recommendation), if the board of directors has concluded, in good faith (a) after consultation with our financial advisors and outside legal counsel that such acquisition proposal constitutes a superior proposal and (b) after consultation with our outside legal counsel that such action is necessary under applicable law for the directors to comply with their fiduciary duties to our shareholders.

If we intend to terminate the merger agreement to enter into an agreement relating to a superior proposal, we must (a) notify Grace in writing promptly, and in any event within 24 hours of such determination, that our board of directors has determined that the acquisition proposal constitutes a superior proposal and (b) provide Grace up to five business days to negotiate with us to amend the merger agreement so that the other acquisition proposal no longer constitutes a superior proposal.  Following such negotiation, if our board of directors determines that the acquisition proposal remains a superior proposal despite any improvements offered by Grace, and subject to compliance with our obligations regarding solicitations of other acquisition proposals and the payment of the termination fee, we may terminate the merger agreement and enter into an agreement relating to the superior proposal.

Access to Information

We have agreed to provide to Grace and its representatives reasonable access during normal business hours, throughout the period prior to the earlier of the effective time of the merger or the termination of the merger agreement, to our properties, contracts, commitments, books and records and any report, schedule or other document filed or received by us pursuant to the requirements of applicable laws and to use our reasonable best efforts to furnish promptly to Grace any additional financial and operating data and other information as to our business and properties as Grace or its representatives may from time to time reasonably request.  Each party to the merger agreement has agreed that the confidentiality agreement between us and Grace will apply with respect to information furnished by us and our officers, employees and other representatives.

Special Meeting and Proxy Statement

Under the merger agreement, we have agreed:

•	to call, give notice of, convene and hold a meeting of our shareholders as soon as is reasonably practicable for the purpose of approving the merger agreement; and

•	to prepare and file with the SEC a proxy statement relating to the merger and the merger agreement.

Employee Matters

If Synthetech’s employee benefit plans are terminated, the employees of the surviving corporation will become participants in replacement benefit arrangements of Grace or the surviving corporation as of a date determined by Grace or the surviving corporation.  At the time the surviving corporation’s employees commence participation in replacement plans of the surviving corporation or Grace, the surviving corporation or Grace will provide or cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee’s eligibility to participate, or level or amount of benefits, employees of Synthetech who become employees of the surviving corporation will be credited with their period of service with Synthetech prior to the effective time subject to applicable law and applicable tax qualification requirements and break in service or similar rules.  However, employees will not be credited with such period of service for the purpose of determining benefit accruals under any defined benefit plan or for any purpose regarding any post-retirement medical plan.

Conditions to the Merger

Conditions to Each Party’s Obligations to Effect the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	our shareholders’ meeting has concluded with the requisite shareholder vote approving the merger agreement;

•	no injunction, restraint or prohibition by any court or other tribunal of competent jurisdiction prohibiting consummation of the merger has been entered and remains in effect; and

•	the bankruptcy court has approved the merger.

Conditions to Obligations of Grace and Merger Sub

The obligations of Grace and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•
the accuracy of our representations and warranties set forth in the merger agreement regarding capitalization, corporate authority, environmental laws and regulations and safety, health and product stewardship laws and the absence of a material adverse changes since March 31, 2010;

•
the accuracy of our other representations and warranties set forth in the merger agreement, except for any inaccuracies as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on us (as more fully described in “The Merger Agreement — Representations and Warranties”);

•
we have in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by us prior to the effective time of the merger;

•	the absence of a material adverse effect;

•
we have delivered to Grace a certificate, dated the effective time and signed by an appropriate senior officer, certifying to the effect that the conditions set forth in first three bullets above have been satisfied;

•	the delivery by our directors and executive officers of releases of certain claims they may have against Synthetech;

•	the total merger consideration shall be a positive number; and

•
except as disclosed in a real property survey of Synthetech’s Albany, Oregon facility, all of our buildings and other structures, facilities or improvements, fixtures, and affixed equipment related to the operation of our business on our owned real property shall be located on real property owned by us or on a perpetual easement (for which all financial consideration has been fully prepaid) appurtenant to real property that we own.

Conditions to Obligations of Synthetech

Our obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•
the accuracy of the representations and warranties of Grace regarding corporate authority, availability of funds and any required vote of it or its affiliates’ stockholders and the accuracy of the other representations and warranties of Grace and Merger Sub set forth in the merger agreement, except as would not, individually or in the aggregate, have a material adverse effect on the ability of Grace or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•
Grace has in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time of the merger; and

•
Grace has delivered to us a certificate, dated the effective time and signed by an appropriate senior officer, certifying to the effect that the conditions set forth in the bullets above have been satisfied.

Rights Agreement and Anti-takeover Laws

Pursuant to the merger agreement, our board of directors has taken all actions necessary to render our rights agreement and any Oregon anti-takeover statutes inapplicable to the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual consent of us and Grace;

•	by either us or Grace:

•
if the merger has not occurred on or prior to February 28, 2011 (or the End Date), provided that the right to terminate the merger agreement will not be available to any party who breaches in any material respect its obligations under the merger agreement in a manner that has been the principal cause of or resulted in the failure of the merger to occur on or prior to such date;

•	if an injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such injunction has become final and non-appealable;

•	if the meeting of our shareholders concludes without obtaining requisite approval of the merger agreement; or

•	if the bankruptcy court has not approved the merger by November 30, 2010.

•	by us:

•
upon 10 days’ prior written notice from us of our intention to terminate the merger agreement and the basis for termination, if Grace or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform cannot be cured by the End Date; or

•
at any time prior to shareholder approval of the merger agreement and subject to our compliance with our non-solicitation obligations relative to an acquisition proposal in the merger agreement, in order to enter into any agreement, understanding or arrangement providing for a superior proposal;

•	by Grace:

•
upon 10 days’ prior written notice from Grace of its intention to terminate the merger agreement and the basis for termination, if we breach or fail to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform cannot be cured by the End Date;

•	by Grace or Merger Sub:

•	if our board of directors makes a change of recommendation.

Termination Fee

If:

•	we terminate the merger agreement to enter into an agreement relating to a superior proposal as permitted above;

•
(a) after September 13, 2010, any acquisition proposal (with each reference to “20%” in the definition thereof for purposes of this bullet point being replaced with “50%”) has been publicly announced and not withdrawn prior to the shareholders’ meeting and the merger agreement is terminated by Grace or us because our shareholders meeting has concluded without the requisite shareholder approval of the merger, and (b) concurrently with or within 15 months after such termination, we enter into any definitive agreement providing for an acquisition proposal or an acquisition proposal is consummated; or

•
Grace terminates the merger agreement due to a change of recommendation by our board of directors and, at the time of the change of recommendation, an alternative proposal (with each reference to “20%” in the definition thereof replaced with “50%”) has been made and not withdrawn, we will pay to Grace the termination fee of $960,000.  The payment of the termination fee is the sole and exclusive remedy of Grace and Merger Sub in the case of such termination and, upon payment of such termination fee, we and our affiliates will have no further liability to Grace or Merger Sub with respect to the merger agreement, other than any liability for fraud or intentional breach of the merger agreement.  The termination fee will be paid immediately if the merger agreement is terminated under the circumstances described in the first bullet above, upon the earlier of consummation of the acquisition proposal  or the date on which we enter into the agreement providing for the acquisition proposal in the circumstances described in the second bullet above and, in the case of a termination fee paid pursuant to the last bullet above, within two business days of the termination of the merger agreement.

Amendment

The merger agreement generally may be amended, modified and supplemented in any respect  by written agreement by us, Grace and Merger Sub, by action taken by our and their respective boards of directors, at any time prior to the closing date.  However, after approval of the merger agreement by our shareholders, no such amendment, modification or supplement shall be made without the approval of our shareholders to the extent required by law.

Except as otherwise provided in the merger agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition in the merger agreement may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

In this proposal, we are asking you to authorize the holder of any proxy solicited on behalf of our board of directors to vote to adjourn the special meeting, if determined necessary by Synthetech, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.  Failure of this proposal to pass will not affect the ability of the holder of any proxy solicited on behalf of our board of directors to adjourn the special meeting in the event insufficient shares of our common stock are represented to establish a quorum.  If we move to adjourn the meeting, we will ask our shareholders to vote only on the adjournment proposal, and not on the proposal regarding the approval of the merger agreement.

Votes Required and Board Recommendation

In order for shareholders to approve the proposal on adjournment of the special meeting, if a quorum is present, the votes cast in favor of the proposal by the shares entitled to vote must exceed the votes cast against the proposal by the shares entitled to vote.  If a quorum exists, abstentions and broker non-votes will have no effect on the voting results with respect to the proposal to adjourn the special meeting.  If a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter.  If a quorum does not exist, abstentions would have the same effect as a vote “AGAINST” approval of adjournment, whereas broker non-votes, which are not entitled to vote, would have the effect of reducing the aggregate number of affirmative votes required to adjourn the special meeting.

Our board of directors unanimously recommends that you vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our common stock is our only outstanding class of voting securities.  The following table sets forth the amount and percent of shares of common stock which, as of September 15, 2010, are deemed under the rules of the SEC to be “beneficially owned” by each member of our board of directors, by each of our executive officers, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to us as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock.

The percentage ownership is based on 14,664,614 shares of our common stock outstanding as of September 15, 2010.  Shares of our common stock that are subject to options currently exercisable or exercisable within 60 days of September 15, 2010 are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options, but are not deemed outstanding for computing the percentage ownership of any other person.  Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3)
Paul C. Ahrens	760,841	(4)	4.8%
Dr. Gregory R. Hahn	467,000	(5)	2.9%
Gary A. Weber	400,250	(6)	2.5%
Charles B. Williams	337,620	(7)	2.1%
Dr. Daniel T. Fagan	268,000	(8)	1.7%
Howard L. Farkas	89,000	(9)	*
Dr. Donald E. Kuhla	72,600	(10)	*
Hans Noetzli	77,000	(11)	*
Dr. Frederic Farkas	75,150	(12)	*
All Executive Officers and Directors as a Group (9 persons)	2,547,461	(13)	16.0%
W. R. Grace & Co.-Conn	1,348,352	(14)	9.2%

______________________
* Less than 1%.
(1)	The address of all listed executive officers and directors is c/o Synthetech, Inc., P.O. Box 646, Albany, OR 97321
(2)
The number of shares beneficially owned by each entity or person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of November 14, 2010 (60 days after September 15, 2010) through the exercise of any stock option or other right.

(3)
The denominator used in calculating the percentage is equal to the number of shares outstanding plus the number of shares the beneficial owner (or group of beneficial owners) has a right to acquire immediately or within 60 days pursuant to warrants or options.

(4)	Includes options to purchase 15,000 shares.
(5)	Includes options to purchase 467,000 shares.
(6)	Includes options to purchase 279,250 shares.
(7)	Includes 200,120 shares held in the Williams Living Trust, of which Mr. Williams and his spouse are the trustees, and options to purchase 137,500 shares.
(8)	Includes options to purchase 146,000 shares.
(9)	Includes options to purchase 39,000 shares.
(10)	Includes options to purchase 12,000 shares.
(11)	Includes options to purchase 37,000 shares.
(12)	Includes options to purchase 75,150 shares.
(13)	Includes options to purchase 1,207,900 shares.

(14)
Based on a Schedule 13D filed with the SEC by Grace on September 22, 2010. Grace has shared voting power and may be deemed to beneficially own 1,348,352 shares of our common stock as a result of the voting agreements entered into with each of Synthetech’s directors and executive officers.

FUTURE SHAREHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold a 2011 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2011 annual meeting of shareholders in accordance with applicable Exchange Act rules.  For a shareholder proposal to be considered for inclusion in our proxy statement for the 2011 annual meeting, the written proposal must be received by our corporate Secretary at our principal executive offices no later than February 16, 2011.  If the date of our 2011 annual meeting is moved more than 30 days before or after the anniversary date of our 2010 annual meeting, the deadline for inclusion of proposals in our 2011 annual meeting proxy statement is instead the close of business on the tenth calendar day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made.  Such proposals must also comply with our bylaws provisions regarding business to be brought before a shareholder meeting and SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.  Proposals should be addressed to:

Synthetech, Inc.
Attn:  Gary Weber
1290 Industrial Way
Albany, OR 97322

For a shareholder proposal that is not intended to be included in our proxy statement as described above, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve that proposal, provide the information required by our bylaws and give timely notice to our corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate Secretary no earlier than 90 days and no later than 60 days before the anniversary of the 2010 annual shareholder meeting date.

OTHER BUSINESS

Our board of directors does not intend to present any business at the special meeting other than the proposal to approve the merger agreement and, if necessary or appropriate, the proposal to adjourn the special meeting.  If, however, any other matters requiring the vote of shareholders are properly presented at the special meeting, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment and discretion as to such matters.

It is important that your shares be represented at the special meeting, regardless of the number of shares that you hold.  Therefore, we urge you, as promptly as possible, to complete, sign, date and return the accompanying proxy card in the enclosed postage-prepaid addressed envelope, or to vote by telephone or on the Internet as indicated on the proxy card.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

We may deliver only one copy of this proxy statement to shareholders residing at the same address, unless our shareholders have notified us of their desire to receive multiple copies of the proxy statement. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at a shared address to which only one copy was mailed. To request additional copies of this proxy statement, or to request to receive multiple or single copies of proxy statements at a shared address in the future, please contact Gary Weber, at Synthetech’s offices at 1290 Industrial Way, Albany, Oregon 97322, at (541) 967-6575. You may also call our proxy solicitor, Georgeson Inc., at (888) 867-6963, toll free, to request a separate copy of these materials.

WHERE YOU CAN FIND MORE INFORMATION

We and Grace file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that we or Grace file with the SEC at the SEC public reference room at the following location:  Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  These SEC filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

Grace and Merger Sub have supplied all information contained in this proxy statement relating to Grace and Merger Sub and we have supplied all information relating to us.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.  This proxy statement is dated [•], 2010.  Unless specified elsewhere in this proxy statement, you should not assume that the information contained in this proxy statement is accurate as of any date other than that date.  Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact our proxy solicitor, Georgeson Inc., toll free at (888) 867-6963 (bankers and brokers may call (212) 440-9800).

Annex A

AGREEMENT AND PLAN OF MERGER

Among

W. R. GRACE & CO.–CONN.,

MALLARD ACQUISITION CORP.

and

SYNTHETECH, INC.

Dated as of September 13, 2010

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ii

EXHIBITS

Exhibit A – Form of Director and Officer Release

iii

AGREEMENT AND PLAN OF MERGER, dated as of September 13, 2010 (the “Agreement”), among W. R. Grace & Co.-Conn., a Connecticut corporation (“Parent”), Mallard Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Synthetech, Inc., an Oregon corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company, as set forth below (the “Merger”), in accordance with the corporate law applicable to each corporation and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent and Merger Sub have approved this Agreement and the consummation of the Merger and all of the covenants and agreements contained in this Agreement;

WHEREAS, as an inducement to Parent’s willingness to enter into this Agreement, Parent and certain stockholders of the Company which beneficially or of record own an aggregate of approximately 9% of the outstanding Shares (as defined below) (the “Stockholders”) have entered into voting agreements (the “Voting Agreements”) relating to the Merger and the other transactions contemplated by this Agreement; and

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1                      The Merger.  At the Effective Time (as defined in Section 1.3), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Oregon Business Corporation Act (the “OBCA”) and the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

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Section 1.2                      Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Venable LLP, 575 7th Street NW, Washington, DC 20004, at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law (as defined in Section 3.7(a)) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied by action at the Closing, but subject to the satisfaction or written waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3                      Effective Time.  On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Oregon and a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required under the OBCA and DGCL in connection with the Merger.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Oregon, or at such later time as the parties shall agree and as shall be set forth in the Articles of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4                      Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the OBCA and of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable laws of the State of Oregon and the State of Delaware.

Section 1.5                      Articles of Incorporation and Bylaws of the Surviving Corporation.

(a)           Subject to Section 5.9 of this Agreement, at the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable Law.

(b)           At the Effective Time, subject to Section 5.9 of this Agreement, the by-laws of the Company, as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6                      Directors.  Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

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Section 1.7                      Officers.  The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1                       Effect on Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)           Conversion of Company Common Stock.  Subject to Section 2.1(d) and Section 2.1(e), each issued and outstanding share of Common Stock, par value $0.001 per share, of the Company outstanding immediately prior to the Effective Time (such shares collectively, “Company Common Stock” or “Shares” and each, a “Share”), other than any Cancelled Shares (as defined, and to the extent provided in, Section 2.1(b)) and any Dissenting Shares (as defined, and to the extent provided in, Section 2.1(e)), shall thereupon be converted into and shall thereafter represent the right to receive an amount equal to the Merger Consideration in cash.  The aggregate amount of cash each Company stockholder is entitled to receive for the total Shares held by such Company stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Shares held by such Company stockholder.  All Shares that have been thus converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist and the holders of certificates which immediately prior to the Effective Time represented such Shares (“Certificates”) or holders of Shares represented by book entry (“Book-Entry Shares”) shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration, without interest thereon, upon surrender of such Certificates or Book-Entry Shares, as applicable, in accordance with this Article II.

(b)           Parent and Merger Sub-Owned Shares.  Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company as treasury stock (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

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(d)           Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

(e)           Dissenting Shares.  (i) Notwithstanding anything contained in this Agreement to the contrary, no Shares issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has delivered written notice of the holder’s intent to dissent in accordance with Section 60.564 of the OBCA, and (C) has demanded payment in accordance with Section 60.571 of the OBCA (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a).  By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the OBCA.  From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a member or equity owner of the Surviving Corporation or of a stockholder of Parent.

(ii)           Notwithstanding the provisions of this Section 2.1(e), if any holder of Shares who demands dissenters’ rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration, without any interest thereon.

(iii)           The Company shall give Parent (A) prompt notice of any written demands for dissenters’ rights of any Shares, withdrawals of such demands, and any other instruments served pursuant to the OBCA and received by the Company which relate to any such demand for dissenters’ rights and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under the OBCA.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands.

(f)           The following shall have the meanings given:

(i)           “Adjusted Total Merger Consideration” means the Total Merger Consideration plus the sum of the exercise price of all Company Stock Options that are unexercised and outstanding immediately prior to the Closing (other than Out-of-the-Money Options).

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(ii)           “Debt” means, with respect to any person at any date of determination (without duplication):

(A)	all debt of such Person for borrowed money,

(B)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(C)	all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto),

(D)
all obligations of such Person to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services, except trade payables,

(E)
all obligations of such Person as lessee under any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person, as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person,

(F)	all Debt of Persons other than such Person secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and

(G)	all Debt of Persons other than such Person guaranteed by such Person to the extent such Debt is guaranteed by such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation.

(iii)           “Fully Diluted Number” means the sum without duplication of (a) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (b) the total number of shares of Company Common Stock that are issuable upon exercise of the Company Options outstanding immediately prior to the Effective Time, other than Out-of-the-Money Options.

(iv)           “Merger Consideration” means the quotient obtained by dividing (a) the Adjusted Total Merger Consideration by (b) the Fully Diluted Number.

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(v)           “Out-of-the-Money Options” means Company Stock Options that have an exercise price per share equal to or greater than the price per share as calculated using the Treasury Stock Method (as defined in accordance with GAAP) using as the inputs to the calculation the Total Merger Consideration immediately prior to the Effective Time as the equity value, the number of issued and outstanding Company Common Stock immediately prior to the Effective Time, and the expiration date, option price and shares outstanding for the Company Stock Options listed in Section 3.2(e) of the Company Disclosure Schedules and outstanding immediately prior to the Effective Time."

(vi)           “Total Merger Consideration” means a) $19,176,573 minus (b)(i) the amount of any Transaction Expenses, (ii) Debt of the Company as of the close of business on the date immediately preceding the Closing Date, and (iii) the amount, if any, by which the Company's total cash and cash equivalents as of the close of business on the date immediately preceding the Closing Date is less than $600,000, plus (c) an amount, not to exceed $125,000, equal to the purchase price of the Run-Off Program, if any.

(vii)           “Transaction Expenses” means all out-of-pocket fees and expenses of the Company in connection with the Merger and this Agreement and the transactions contemplated hereby that are accrued and unpaid as of the Effective Time (including any fees and expenses of legal counsel and accountants, fees and expenses payable to financial advisors, investment bankers and brokers of the Company).

Section 2.2                      Exchange of Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options (as defined in Section 5.5(a)(i)) and cash sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares pursuant to the provisions of this Article II and (ii) the Option Consideration (as defined in Section 5.5(a)(ii)) payable pursuant to Section 5.5 (such cash referred to in sub-section 2.2(a)(i)  and 2.2(a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b)           Payment Procedures.  (i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates or Book-Entry Shares shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify), and (y) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.  On the Closing Date, Parent shall cause the Paying Agent also to deliver, or cause to be delivered, to each holder of a Company Stock Option by wire transfer the amount due and payable to such holder pursuant to Section 5.5 hereof in respect of such Company Stock Option.

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(ii)           Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with, in the case of Certificates, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt by the Paying Agent of an “agent’s message,” and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration.  No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as defined in Section 3.15(b)) have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate or Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(iii)           For the avoidance of doubt, the Paying Agent, the Surviving Corporation and Parent shall each be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as defined in Section 3.3(b)), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options, in respect of which such deduction and withholding were made.

(c)           Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

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(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares or Company Stock Options for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)           No Liability.  Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person (as defined in Section 8.13(a)) shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Book-Entry Share shall not have been surrendered prior to such date on which any Merger Consideration payable to the holder of such Certificate or Book-Entry Share pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any former holder of Shares who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration.

(f)           Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments shall be paid to Parent.

(g)           Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (as defined in Section 3.4(a)) filed or furnished with the SEC prior to the date hereof (and then (i) only to the extent reasonably apparent in the Company SEC Documents that such disclosed item is an event, item or occurrence relates to a matter covered by  a representation or warranty set forth in this Article III and (ii) other than in risk factors or other similar forward-looking statements or language in such filings) or in the Disclosure Schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

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Section 3.1 Qualification, Organization, Subsidiaries, etc.  The Company is a corporation duly organized and validly existing under the Laws of the State of Oregon and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as set forth on Section 3.1 of the Company Disclosure Schedule, the Company has no, and has never had, any Subsidiaries (as defined in Section 8.13(a)).  The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s Articles of Incorporation and by-laws, each as amended through the date hereof.  Such Articles of Incorporation and by-laws are in full force and effect and the Company is not in violation of any provision of the Company’s Articles of Incorporation and by-laws.  As used in this Agreement, any reference to any state of facts, circumstances, event or change having a “Company Material Adverse Effect” means such state of facts, circumstances, event or change that has had a material adverse effect on the business, operations or financial condition of the Company but shall not include (a) facts, circumstances, events or changes (i) generally affecting the fine chemical industry or the segments thereof in which the Company operates (including changes to commodity prices) in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, (iv) resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of the Company), (v) reflecting or resulting from changes or proposed changes in Law (including rules and regulations) or interpretation thereof or GAAP (as defined in Section 3.4(b)) (or interpretations thereof), or (vi) resulting from actions of the Company which Parent has expressly requested in writing or to which Parent has expressly consented in writing; (b) any decline in the stock price of the Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a Company Material Adverse Effect); or (c) any facts, circumstances, events or changes resulting from the announcement or the existence of, or compliance (other than the obligation of the Company to comply with its obligations to operate in the ordinary course of business) with, this Agreement and the transactions contemplated hereby; provided, however, that this clause (c) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties relating to required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement and the consummation of the Merger.  For purposes of clarification, any actions required by any person to comply with Section 5.6 (and the impact thereof) shall be excluded from the determination of Company Material Adverse Effect. For avoidance of doubt any material damage to the  Owned Real Property that is not fully restored by the Effective Time shall be a “Material Adverse Effect” under this agreement, whether or not insured.

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Section 3.2                       Capital Stock.

(a)           The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock.  As of the close of business on September 13, 2010, (i) 14,664,614 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury, (iii) 2,266,120 shares of Company Common Stock were reserved for issuance pursuant to currently outstanding Company Stock Options (as defined below), and (iv) 14,664,614 shares of Company Common Stock were reserved for issuance upon the exercise of rights granted under the Amended and Restated Rights Agreement, dated as of July 31, 2008 (the “Rights Plan”), between the Company and Computershare Trust Company, N.A.  All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid and non-assessable and free of pre-emptive rights.

(b)           Except as set forth in subsection (a) above, as of the date hereof:  (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after September 13, 2010, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company is a party obligating the Company to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any entity.

(c)           The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

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(d)           Except for the Voting Agreements, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock or other equity interest of the Company.

(e)           Section 3.2(e) of the Company Disclosure Schedule accurately and completely sets forth all options outstanding as of the date hereof, and the exercise price, expiration date and vesting schedule of all such options. None of the Company Stock Options shall survive the Effective Time.

Section 3.3                      Corporate Authority to this Agreement; No Violation.

(a)           The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as defined in Section 3.19), to consummate the transactions contemplated hereby, including the Merger.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for (i) the Company Stockholder Approval and (ii) the filing of the Articles of Merger with the Secretary of State of Oregon and a certificate of merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby.  The Board of Directors of the Company has taken all necessary action so that none of the restrictions set forth in Section 60.825 of the OBCA (the “Interested Stockholder Statute”) or Section 60.801 et seq of the OBCA (the “Control Share Statute”) applies to the Merger, this Agreement, the Voting Agreement, or the transactions contemplated hereby and thereby.  The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are fair to and in the best interest of the Company and its stockholders and to recommend to such stockholders that they approve and adopt this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)           Other than in connection with or in compliance with (i) the applicable provisions of the OBCA and the DGCL, (ii) the Exchange Act, and (iii) the approvals set forth on Section 3.3(b) of the Disclosure Schedule (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, national securities exchange, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement.

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(c)           The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company, (ii) conflict with or result in any violation of any provision of the Articles of Incorporation or by-laws of the Company, or (iii) conflict with or violate any Laws applicable to the Company or any of its properties or assets.

Section 3.4                      Reports and Financial Statements.

(a)           The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since March 31, 2007 (the “Company SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects, and all documents required to be filed or furnished by the Company with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Company SEC Documents”) will comply in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, and none of the Subsequent Company SEC Documents will contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b)           The financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects, and when included in the Subsequent Company SEC Documents will fairly present in all material respects, the financial position of the Company as at the respective dates thereof and the results of operations and cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with applicable generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the applicable rules and forms promulgated by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).  Since March 31, 2010, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

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Section 3.5                      Internal Controls and Procedures.

(a)           The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively of Rules 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(b)            The Company maintains a standard system of accounting established and administered in accordance with GAAP in all material respects.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.6                      No Undisclosed Liabilities.  Except (i) as disclosed, reflected or reserved against in the Company’s balance sheets (or the notes thereto) included in the Company SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 31, 2010, and (iii) liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company has no liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Company (or in the notes thereto).  For the avoidance of doubt, for purposes of this Section 3.6, the terms “liabilities” shall not include obligations of the Company to perform under or comply with any Law, action, judgment or contract (in each case, other than an obligation to pay money) but would include such obligations if there has been a default or failure to perform or comply by the Company with any such obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

Section 3.7                       Compliance with Law; Permits.

(a)           The Company is in compliance in all material respects with and is not in material default under or in material violation of any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Governmental Entity (collectively, “Laws” and each, a “Law”), applicable to the Company or any of its properties or assets.  This Section 3.7(a) shall not apply to Environmental Laws, Safety, Health and Product Stewardship Laws, employee benefits, Tax matters and labor matters, which are the subject exclusively of the representations and warranties set forth in Section 3.8, Section 3.9, Section 3.10, Section 3.15 and Section 3.16, respectively.

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(b)           The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (the “Company Permits”).  All Company Permits are in full force and effect.

Section 3.8                       Environmental Laws and Regulations.

           (a)           The Company is in compliance in all material respects with~~,~~ all applicable Environmental Laws (as defined below);

           (b)           The Company has, and the Company and each of its Subsidiaries have complied in all material respects at all times with, all applicable Environmental Permits, and such permits are in full force and effect;

           (c)            No property currently owned, leased or operated by the Company (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) in a manner:

                      (i)           that requires or is reasonably likely to require any material Removal, Remedial or Response Actions (as such terms are defined below),

                      (ii)           that is in material violation of any Environmental Law, or

                      (iii)          that is reasonably likely to give rise to any material Environmental Liability (as defined below).

           (d)           During the period of the Company’s or a Subsidiary's ownership, lease or operation thereof, there was no Release of any Hazardous Substance at, on, in, to or from any real property formerly owned, leased or operated by the Company:

                      (i)           that requires or is reasonably likely to require any material Removal, Remedial or Response Actions,

                      (ii)           that is in material violation of Environmental Law, or

                      (iii)          that is reasonably likely to give rise to any material Environmental Liability.

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           (e)  Neither the Company nor has any Subsidiary Released, or is responsible for any Release of, any Hazardous Substance:

                      (i)           that requires or is reasonably likely to require any material Removal, Remedial or Response Actions,

                      (ii)           that is in material violation of Environmental Law, or

(iii)           that is reasonably likely to give rise to any material Environmental Liability.

           (f)           On or prior to the date of this Agreement, neither the Company nor any Subsidiary has received any notice, demand letter, claim or request for information alleging that the Company is or may be in violation of or subject to liability under any Environmental Law, including with respect to any Hazardous Substance sent offsite by or on behalf of the Company, or from any real property currently owned, leased or operated by the Company, and, to the knowledge of the Company, no such notice, demand letter, claim or request is threatened;

(g)           As of the Closing Date, the Company has not received any notice, demand letter, claim or request for information alleging that the Company is or may be in material violation of or subject to material liability under any Environmental Law, including with respect to any Hazardous Substance sent offsite by or on behalf of the Company, or from any real property currently owned, leased or operated by the Company, and, to the knowledge of the Company, no such notice, demand letter, claim or request is threatened;

           (h)           As of the date of this Agreement, the Company is not subject to or, to the knowledge of the Company, threatened to be subject to, any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement under any Environmental Law or otherwise relating to any Hazardous Substance;

(i)           As of the Closing Date, the Company will not be subject to or, to the knowledge of the Company, threatened to be subject to any material order, decree, injunction or agreement with any Governmental Entity, or any material indemnity or other agreement under any Environmental Law or otherwise relating to any Hazardous Substance;

           (j)           No real property currently owned, leased or operated by the Company or any Subsidiary is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any analogous list; and

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(k)           There are no other circumstances or conditions involving the Company that are reasonably likely to result in any material Environmental Liability, including with respect to any Hazardous Substance sent offsite by or on behalf of the Company, or from any real property currently owned, leased or operated by the Company or any Subsidiary.

As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to:

           (A)           the protection, investigation or restoration of the environment or natural resources, (B) the handling, generation, transportation, storage, treatment, use, presence, disposal, Release (as defined below) or threatened Release of any Hazardous Substance (C) natural resource damage or (D) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Environmental Permit” means any permit, license or other authorization required under applicable Environmental Law.

As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are:  (i) related to the environment (including on-site or off-site contamination by, or exposure to, Hazardous Substances); including:  (A) fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; (B) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and (C) financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) other Environmental Laws compliance or remedial measures.

As used herein, the term “Hazardous Substance” means any “hazardous substance,” any “pollutant or contaminant” as those terms are defined in CERCLA, “pollutant” as defined under the federal Clean Water Act and any “hazardous waste” as that term is defined in the federal Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the federal Hazardous Materials Transportation Act, all as amended (including as those terms are further defined, construed, or otherwise used in court opinions, rules, regulations, standards, orders, guidelines, directives and publications issued pursuant to, or otherwise in implementation of, said Laws); and including, without limitation, any petroleum products or byproducts, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls, dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, mycotoxins, and any other substances, materials or wastes that are present in such location and at such concentration that they are regulated under Environmental Law.

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As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

As used herein, the term “Removal, Remedial or Response Actions” include the types of activities covered by CERCLA, The Clean Water Act, RCRA, and other comparable Environmental Laws to address a Release or threatened Release of a Hazardous Substance, whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers or disposers, including all actions to (A) clean up, remove, treat or handle in any other way Hazardous Substances in the environment; (B) restore or reclaim the environment or natural resources; (C) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the environment; or (D) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

Section 3.9                      Safety, Health and Product Stewardship Laws and Regulations

(a)           The Company and each of its Subsidiaries have conducted and are conducting their business and operations in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, standards, and orders relating to occupational safety and health or product stewardship, including, without limitation, the Occupational Safety and Health Act of 1971, Toxic Substance Control Act, Food Drug and Cosmetic Act and any comparable and applicable state or international laws (“Safety, Health and Product Stewardship Laws”).

(b)           The Company has no material liability for failure to comply with any such Safety, Health and Product Stewardship Laws; and there is no act, omission, event or circumstance that would reasonably be expected to give rise to any material action under any such Safety, Health and Product Stewardship Laws against the Company.

(c)           On or prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has breached or violated in any material respect any Safety, Health and Product Stewardship Laws; and no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, investigation or request for information is pending against the Company or, to the knowledge of the Company, threatened against the Company, with respect to such Safety, Health and Product Stewardship Laws, either by any private individual or by any Governmental Entity; and, on or prior to the Closing Date, the Company has not breached or violated in any material respect any Safety, Health and Product Stewardship Laws; and no criminal, material civil or material administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, investigation or request for information is pending against the Company or, to the knowledge of the Company, threatened against the Company, with respect to such Safety, Health and Product Stewardship Laws, either by any private individual or by any Governmental Entity.

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(d)           On or prior to the date of this Agreement, neither the Company nor any of its Subsidiaries received notice from any Person, including any Governmental Entity, that:

(i)           the Company has violated or is alleged to have violated or is liable or may be liable for any violation, citation, or abatement requirement under any Safety, Health and Product Stewardship Laws; or

(ii)           the Company is or will be a named party to any claim, action, cause of action, complaint (contingent or otherwise), legal or administrative proceeding arising out of any violation or any Person’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with any past or present alleged or actual violation by the Company of any Safety, Health and Product Stewardship Laws.

(e)           As of the Closing Date, the Company has not received notice from any Person, including any Governmental Entity, that:

(i)           the Company or a Subsidiary has violated or is alleged to have violated in any material respect or is liable or may be liable for any material violation, citation, or abatement requirement under any Safety, Health and Product Stewardship Laws; or

(ii)           the Company or a Subsidiary is or will be a named party to any material claim, action, cause of action, complaint (contingent or otherwise), legal or administrative proceeding arising out of any violation or any Person’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with any past or present alleged or actual violation by the Company of any Safety, Health and Product Stewardship Laws.

Section 3.10                      Employee Benefit Plans.

(a)           Section 3.10(a) of the Company Disclosure Schedule lists all Company Benefit Plans. “Company Benefit Plans” means all employee benefit plans, compensation arrangements (other than base salary or wages) and other benefit arrangements, whether or not “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits, change in control or retention payments, vacation, severance, retirement, deferred compensation, pension or savings benefits, that are sponsored, maintained or contributed to by the Company for the benefit of employees, directors, consultants, former employees, former consultants and former directors of the Company or under which the Company has any liability and all employment or other agreements (other than at will offer letters that do not provide for any severance or termination benefits) providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of the Company to which the Company is a party.

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           (b)           Each Company Benefit Plan has been maintained and administered in compliance with its terms and to the extent applicable with ERISA and the Code, and with any other applicable law. The Company has not made any plan or commitment to establish any new Company Benefit Plan or to modify any Company Benefit Plan (except to the extent required by law, or as necessary to bring a Company Benefit Plan into compliance with applicable law or as required by this Agreement).  Each Company Benefit Plan may be amended or terminated by the Company without liability or expense to the Company (other than benefits accrued through the date of amendment or termination and reasonable administrative expenses related to the amendment or termination of such Company Benefit Plan).  Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination, opinion or advisory letter from the Internal Revenue Service as to its qualified status and nothing has occurred that would reasonably be expected to cause a loss of such qualified status.  The Company does not maintain or contribute to any plan or arrangement which provides, and no Company Benefit Plan provides or has any liability to provide, medical benefits to any employee or former employee following his retirement or termination of employment, except (i) to the extent required by applicable law, including, without limitation, Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and (ii) conversion rights.

           (c)           All contributions to, and payments from, Company Benefit Plans that are required to have been made in accordance with such Company Benefit Plans have been timely made in accordance with such plan and applicable law and any required contributions or payments not yet due have been properly accounted for in accordance with GAAP.

           (d)           Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Company Benefit Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.  The term "ERISA Affiliate" means any other entity or trade or business that is treated as a single employer with the Company under Code Section 414(b), (c) or (m) of the Code.

(e)            Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program), including any such plan pursuant to which a stop-loss policy or contract applies.(f) At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).  Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413(c) of the Code.

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(f)           There are (i) no investigations pending by any governmental authority involving the Company Benefit Plans, and (ii) no pending or, to the knowledge of the Company, threatened claims (other than routine claims for benefits, appeals of such claims and domestic relations orders), suits or proceedings against any Company Benefit Plan, against the assets of any of the trusts under any Company Benefit Plan or, to the knowledge of the Company,, against any fiduciary of any Company Benefit Plan, in each case, with respect to the operation of such plan or asserting any rights or claims under any Company Benefit Plan, nor to the knowledge of the Company are there any facts that could reasonably be expected to give rise to any such claims, suits or proceedings.

(g)           None of the Company, any employee of the Company, or, to the knowledge of the Company, any other Person has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) with respect to the Company Benefit Plans that would result in a tax or penalty on the Company under Section 4975 of the Code or Section 502(i) of ERISA.

(h)           With respect to each of the Company Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent (to the extent applicable to such Company Benefit Plan):  (i) the plan document and any related trust agreement, each as currently in effect, (ii) the most recent summary plan description, and any summaries of material modification related thereto, distributed to participants in such Company Benefit Plan, (iii) the two most recent Forms 5500, if applicable, and (iv) the most recent IRS determination or opinion letter.

(i)           The Company has complied with the “COBRA” notice and continuation requirements and the requirements of the Health Insurance Portability and Accountability Act with respect to any Company Benefit Plan that is a group health plan, to the extent such requirements are applicable to such Company Benefit Plan.

(j)           No liability under any Company Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is in rehabilitation or a comparable proceeding.

           (k)           Except as specifically identified on the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, consultant or officer of the Company to severance pay, unemployment compensation, change in control or retention payment or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement or (C) result in the payment of any amounts that are reasonably expected to, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

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           (l)           No Company Benefit Plan is subject to foreign law.

           (m)           Each Company Benefit Plan that is subject to the requirements of Section 409A of the Code complies (in both form and operation) with the applicable requirements of Section 409A of the Code and the regulations, rulings and notices thereunder. No payment has been made or will be made prior to Closing under any Company Benefit Plan that would be subject to the penalties of, or result in taxable income under, Section 409A(a)(1) of the Code.

           (n)           The Company has complied with all applicable laws (i) regarding payment of wages, salaries and other compensation to employees, directors, agents and consultants (including, but not limited to, laws regarding the withholding of income taxes from the payment of compensation) and (ii) with respect to providing any employee, director, agent or consultant with coverage or benefits under any Company Benefit Plan or any other plan or program (including, but not limited to, workers’ compensation laws).

Section 3.11                       Absence of Certain Changes or Events.  From March 31, 2010 through the date of this Agreement, other than the transactions contemplated by this Agreement, the business of the Company has been conducted in the ordinary course of business, and the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a).  Since March 31, 2010, there has not been any event, development or state of circumstances that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12                       Investigations; Litigation.  (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company; and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company, or any of its properties at law or in equity, and there are no orders, writs, judgments, injunctions, decrees, determinations or awards of any Governmental Entity or settlement agreements or similar written agreements.

Section 3.13                       Proxy Statement; Other Information.  None of the information with respect to the Company to be included in the Proxy Statement (as defined below) will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting (as defined in Section 5.4(c)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.  The letters to stockholders, notices of meeting, proxy statement and forms of proxies to be distributed to stockholders in connection with the Merger are collectively referred to herein as the “Proxy Statement.”

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Section 3.14    Rights Plan.  The Board of Directors of the Company has resolved to, and the Company has taken all action necessary to, render the rights issued pursuant to the terms of the Rights Plan, inapplicable to the Merger and the execution, delivery and consummation of this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby.

Section 3.15     Tax Matters.

(a)           (i)           The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time validly obtained within which to file) all Tax Returns required to be filed by any of them on or before the date of this Agreement and all such filed Tax Returns are true, complete and accurate in all material respects;

(ii)           the Company and each of its Subsidiaries have paid all material Taxes that are required to be paid by any of them, all Tax deficiencies and assessments of which notice has been received and all other material Taxes due and payable with respect to them, including any material Taxes required to be withheld from amounts owing to any employee, partner, independent contractor, creditor, stockholder or with respect to any payments of royalties, except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP and that are set forth in Section 3.15(a) of the Company Disclosure Schedule;

(iii)           the U.S. federal income Tax Returns of the Company have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all taxable years through March 31, 2006;

(iv)           as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened, any audits, examinations, investigations, suits, inquiries or other proceedings in respect of any Taxes, including U.S. federal income Taxes or any matters under discussion with any Governmental Authority relating to Taxes or any claim for additional Taxes asserted by any such authority;

(v)           there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due, being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP;

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(vi)           none of the Company or any of its Subsidiaries (A) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the last two years that was intended to be governed by Section 355 of the Code, (B) is, or has been, a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Closing Date or (C) has engaged in any transaction that has given rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder during any open tax periods that has not been disclosed in the relevant Tax Returns of the Company or any Subsidiary;

(vii)           none of the Company nor any of its Subsidiaries are liable for Taxes of any person other than itself; and

(viii)           there are no agreements, waivers, or other arrangements presently in effect providing for any extension of time with respect to any statute of limitations or period of assessment with respect to Taxes.

(b)           For purposes of this Agreement:  (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes, levies, duties and tariffs of any kind (including unclaimed property or escheat charges and together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

(c)           The Company and its Subsidiaries have delivered or made available to Buyer complete copies of all Tax Returns of the Company filed on or after January 1, 2006.  Section 3.15(c) of the Company Disclosure Schedule lists all Tax Returns that have been audited by a taxing authority since January 1, 2006 and a description of each audit report or other formal report submitted to the Company by any taxing authority in connection with any audit of any such Tax Return.  All Taxes affecting the Company for any period covered by any Tax Return that has been audited have been finally determined and paid.

Section 3.16     Labor Matters.  The Company is not a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement (other than any which is statutorily mandated) in any foreign country) with employees, a labor union or labor organization.  (i) There are no strikes or lockouts with respect to any employees of the Company pending, or to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, there is no union organizing effort pending or, to the knowledge of the Company, threatened against the Company, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company, and (iv) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to employees of the Company. The Company is in compliance in all material respects with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment and wages and hours and unfair labor practices.

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Section 3.17                Intellectual Property.

(a)           The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of any and all Liens other than Permitted Liens, all Intellectual Property (as defined below) and IT Assets (as defined below) used in and/or necessary for the operation of its business as currently conducted, and the consummation of the transactions contemplated by this Agreement will not alter or impair such rights.  There are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other violation of or conflict with any trademarks, trade names, service marks, service names, mark registrations and applications, logos, assumed names, trade dress, Internet domain names, registered and unregistered copyrights, confidential and proprietary information (including trade secrets, know-how and invention rights), mask works, rights of privacy and publicity, patents or applications and registrations therefor (collectively, “Intellectual Property”) by the Company or the operation of its business.  The conduct of the business of the Company does not infringe upon, misappropriate or otherwise violate or conflict with any Intellectual Property rights or any other proprietary right of any person.  The Company has not received any material notification that a license under any other person’s Intellectual Property is or may be required.  There are no pending or, to the knowledge of the Company, threatened claims against the Company concerning the ownership, validity, registerability or enforceability of any Intellectual Property.  There are no pending or, to the knowledge of the Company, threatened claims by the Company concerning the ownership, validity, registerability or enforceability of any Intellectual Property.  The Company has not made any claim of, nor, to the knowledge of the Company, is any third party engaging in any activity that constitutes, a violation, misappropriation or infringement by others of or a conflict with its rights to or in connection with any Intellectual Property used in the operation of its business.

(b)           All Intellectual Property owned by the Company (the “Owned Intellectual Property”) and, to the knowledge of the Company, all Intellectual Property licensed to the Company, is (A) valid, subsisting and enforceable, and (B) not subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting the Company’s use thereof or rights thereto, or that would impair the validity or enforceability thereof, (ii) all patents, registrations and applications included in the Owned Intellectual Property are currently in compliance with any and all formal legal requirements necessary to (A) maintain the validity and enforceability thereof, and (B) record and perfect the Company’s interest therein and the chain of title thereof, (iii) the Company has taken commercially reasonable measures to maintain the confidentiality of all confidential information used or held for use in the operation of its business as currently conducted, and (iv) the computer programs, code and applications, systems, databases, Internet and intranet websites, hardware, networks and other information technology equipment, and associated documentation (collectively, the “IT Assets”) used by the Company in the operation of its business as currently conducted are adequate for the operation of such business.

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Section 3.18     Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Brocair Partners, LLC, dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Section 3.19                Required Vote of the Company Stockholders.  The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”).

Section 3.20     Material Contracts.

(a)           As of the date hereof, subsections (i) through (xi) of Section 3.20(a) of the Company Disclosure Schedule list the following types of contracts and agreements to which the Company is a party (the “Company Material Contracts”):

(i)            each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company;

(ii)           each contract and agreement which is reasonably likely to involve payment or receipt to or by the Company of consideration of more than $100,000, in the aggregate, over the remaining term of such contract or agreement;

(iii)           all material joint venture contracts or material partnership arrangements;

(iv)           other than contracts and agreements referred to in clause (a)(i), all contracts and agreements evidencing indebtedness for borrowed money involving principal amount in excess of $100,000;

(v)            all contracts and agreements that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

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(vi)           all material contracts and agreements concerning Intellectual Property or IT Assets to which the Company is a party or beneficiary or by which the Company, or any of its properties or assets, may be bound, including all (A) licenses of Intellectual Property by the Company to any person, (B) licenses of Intellectual Property by any person to the Company, and (C) contracts and agreements between any person and the Company relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets other than, in each case, licenses of Off-the-Shelf Software licensed pursuant to shrink-wrap or click-wrap agreements (all of the foregoing, collectively, the “Company IP Agreements”).  For purposes hereof, “Off-the-Shelf Software” shall mean all software used or held for use by the Company that is commercially available off-the-shelf software that (x)  has not been modified or customized for the Company, and (y) is licensed to the Company for a one-time or annual fee of $100,000 or less;

(vii)           all contracts and agreements or interest rate, currency or commodities hedging agreements, in each case in connection with which the aggregate actual or contingent obligations of the Company under such contract are greater than $100,000;

(viii)           all contracts and agreements entered into after March 31, 2007 or not yet consummated, in each case for the acquisition or disposition, directly or indirectly (by merger, consolidation, combination or amalgamation), of assets (other than assets purchased pursuant to capital expenditures) or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $100,000;

(ix)           all contracts and agreements between the Company and any of its affiliates (other than the Company or non-controlled joint ventures) other than any contracts and agreements required to be listed in Section 3.10 of the Company Disclosure Schedule or otherwise relating to compensation or employee benefits;

(x)           all contracts and agreements relating to the leases of equipment involving consideration in excess of $100,000 on an annual basis; and

(xi)           all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, taken as a whole, or the conduct of its business, or the absence of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           The Company has not received written notice of any claim of default under or cancellation of any Company Material Contract and the Company is not in breach of or default under the terms of any Company Material Contract.  To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract.  Each Company Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  The Company has made available to Parent true and complete copies of all Company Material Contracts, including any amendments thereto.

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Section 3.21     Real Property

(a)           The Company has good, valid and marketable title to each parcel of Owned Real Property and each such parcel (i) is owned free and clear of all Liens, other than (A) Liens for Taxes, assessments, charges or claims of payment not yet past due and Liens (including Liens that are being contested in good faith) for which adequate accruals or reserves have been established in accordance with GAAP, (B)  mechanics’ and materialmen’s Liens for construction in progress arising in the ordinary course of business, or for which adequate reserves have been established, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company, (D) Liens set forth in Section 3.21(a) of the Company Disclosure Schedule, (E) those matters listed as items 2 through 7 of Schedule B, Part One of that certain Policy of Title Insurance dated June 30, 2006 and issued by First American Title Insurance Company as Policy Number NCS-237574-WA1 (the “Existing Title Policy”) and (F) non-monetary Liens imposed after the date of the Existing Title Policy which do not materially adversely affect the value of the Owned Real Property or the ability to use the Owned Real Property for the purpose of conducting the Business thereon (the Liens listed in (A) through (F) above are sometimes referred to herein collectively as “Permitted Liens”) and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated (or the equivalent) or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(b)           Except for the lease(s) set forth on Section 3.21(b) of the Company Disclosure Schedule (the “Company Leases), the Company is not a party to any lease, sublease or license with respect to any real property.  Each Company Lease is in full force and effect, is valid and effective in accordance with its terms, and there is not any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) thereunder by the Company or, to the Company’s knowledge by the other party to such lease.  The Company has not entered into any sublease, license or other agreement with respect to any Leased Real Property.  The Company has received no notice that any Leased Real Property is in violation of any Law.

(c)           (i)           Except as disclosed in Section 3.21(c) of the Company Disclosure Schedule, the Company is in all material respects, in compliance with any Law (including any building, planning, highway or zoning law) relating to the Real Property, (ii) the Company is in undisturbed possession of each parcel of Real Property (subject to Permitted Liens), (iii) subject to Permitted Liens, no other person has any rights to the use or occupancy or enjoyment of the Real Property pursuant to any lease, sublease, license, occupancy or other agreement to which the Company is a party, (iv) to the knowledge of the Company, the Company is in all material respects, in compliance with any Law (including any building, planning, highway or zoning law) relating to the Leased Real Property, and (v) there are no encroachments onto or from the Owned Real Property.

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(d)           As used in this Agreement, “Leased Real Property” shall mean the real property set forth on Section 3.21(d)(1) of the Company Disclosure Schedule and, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant to such real property and all easements, licenses, rights and appurtenances relating to the foregoing,  The Leased Real Property includes all real property leased, subleased or licensed by the Company as tenant, subtenant or licensee, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant to such leased premises and all easements, licenses, rights and appurtenances relating to the foregoing.  As used in this Agreement, “Owned Real Property” shall mean the real property set forth on Section 3.21(d)(2) of the Company Disclosure Schedule and all buildings and other structures, facilities or improvements owned by the Company currently located thereon, all fixtures, systems, equipment and items of personal property owned by the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.  The Company does not own any real property other than the Owned Real Property.  As used in this Agreement, “Real Property” shall mean the Owned Real Property and the Leased Real Property.

Section 3.22                Finders or Brokers.  Except for Billow Butler & Company, L.L.C., the Company has not employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.23     Insurance.   (i) each of the material insurance, reinsurance and captive policies held by the Company as of the date of this Agreement (collectively, the “Material Company Insurance Policies”) is in full force and effect on the date of this Agreement and; (ii) to the knowledge of the Company, any material historic, occurrence based policies of the Company that are potentially responsive to liabilities of the Company are in full force and effect on the date of this Agreement to the extent necessary to permit the Company to seek recovery thereunder in accordance with the terms thereof (subject to any applicable limitations or restrictions therein); (iii) all material premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date, (iv) as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy since March 31, 2007, (v) there is no material claim by the Company pending, as of the date of this Agreement, under any Material Company Insurance Policy and no material claim made between March 31, 2007 and the date of this Agreement has been denied, and (vi) the Company has not, since March 31, 2007, been refused any insurance with respect to any of its material assets or operations, nor has its coverage been limited in any material respect by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

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Section 3.24     Certain Business Practices.  Neither the Company, nor its Subsidiaries, to the knowledge of the Company, any directors or officers, agents or employees of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended nor does the Company have any reasonable basis to suspect that any director, officer, agent or employee of the Company or any Subsidiary has used any funds or made any unlawful payments as described in this Section 3.24.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed or furnished to the SEC subsequent to December 31, 2009 and prior to the date hereof by Parent (and (i) then only to the extent reasonably apparent in the Parent SEC Documents that such disclosed item relates to a matter covered by a representation or warranty set forth in this Article IV and (ii) other than in risk factors or other similar forward-looking statements or language in such filings), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1                 Qualification; Organization.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

Section 4.2                Corporate Authority Relative to this Agreement; No Violation.

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(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of the Bankruptcy Court, to consummate the transactions contemplated hereby, including the Merger.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and, except for the filing of the Articles of Merger with the Secretary of State of Oregon and a certificate of merger with the Secretary of State of the State of Delaware and subject to the approval of the Bankruptcy Court, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company and receipt of approval of the Bankruptcy Court, this Agreement constitutes the valid and binding agreements of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(b)           Other than in connection with or in compliance with (i) the applicable provisions of the OBCA and the DGCL and (ii) the approval of the Bankruptcy Court, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

(c)           The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3                      Reports and Financial Statements.

(a)           Parent has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since December 31, 2008 (the “Parent SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects, and all documents required to be filed or furnished by Parent with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Parent SEC Documents”) will comply in all material respects, with the requirements of the Securities Act and the Exchange Act, or other applicable Laws, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained, and none of the Subsequent Parent SEC Documents will contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

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(b)           The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects, and when included in the Subsequent Parent SEC Documents will fairly present in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with or on a basis reconciled to GAAP (except, in the case of the unaudited statements, as permitted by the applicable rules and forms promulgated by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).  Since December 31, 2008, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC regulatory rule or policy or applicable Law.

Section 4.4                      Proxy Statement; Other Information.  None of the information provided by Parent to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5                      Available Funds.  Parent has, and will as of the Closing have, all of the funds required to be provided by Parent for the consummation of the transactions contemplated hereby and for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the Option Consideration.

Section 4.6                      No Vote of Parent Stockholders.  No vote of the stockholders of Parent or any of its affiliates or the holders of any other securities of Parent or any of its affiliates (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of Parent or any of its affiliates or the applicable rules of the any exchange on which securities of Parent or any of its affiliates are traded, in order for Parent or any of its affiliates to consummate the Merger.

Section 4.7                      Investigation by Parent and Merger Sub.  Each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article III, neither the Company nor any of its Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives.

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Section 4.8                      Merger Sub’s Operations.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.9                      Acquiring Person.  None of Parent, Merger Sub or their respective Affiliates are or ever have been, with respect to the Company, an “acquiring person”, or an “affiliate” or “associate” of an “acquiring person” (as such terms are defined in Chapter 60 of the OBCA) and have not taken any action that would cause any anti-takeover statute under the OBCA to apply to the transactions contemplated hereby.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1                      Conduct of Business by the Company.

(a)           From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned, provided that Parent shall be deemed to have consented if Parent does not object within three (3) Business Days (as defined below)  after a written request for such consent is delivered to Parent by the Company), (iii) as may be set forth in or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the business of the Company shall be conducted in the ordinary course of business and the Company agrees to use its commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of those of its present officers, employees and workforce generally and to preserve its present relationships with significant customers and suppliers.  Business Day shall mean any day that banks are open for business in New York City (“Business Day”).  The Company agrees with Parent, that between the date hereof and the Effective Time, except (i) as may be required by Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned, provided that Parent shall be deemed to have consented if Parent does not object within three (3) Business Days after a written request for such consent is delivered to Parent by the Company), (iii) as may be specifically set forth in or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company:

(i)           shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company);

(ii)           shall not split, combine, recapitalize or reclassify, directly or indirectly, any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

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(iii)           except as required pursuant to existing written agreements or employee benefit plans set forth on the Company Disclosure Schedule, shall not (A) increase the compensation or other benefits payable or to become payable to its directors, officers or employees, (B) grant any severance or termination pay to, or enter into any severance agreement with any director, officer or employee of the Company, (C) enter into any employment agreement, or (D) establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

(iv)           shall not materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v)           shall not approve or authorize any action to be submitted to the stockholders of the Company for approval that is intended or would reasonably be expected to, prevent, impede, interfere with, delay or postpone the transactions contemplated by this Agreement, including at its Annual Meeting of stockholders;

(vi)           except in respect of the Merger shall not authorize, shall not propose or announce an intention to authorize or propose, or enter into agreements with respect to, any mergers, consolidations or business combinations or any acquisition of any business or stock or assets of any person;

(vii)           shall not (A), abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Intellectual Property or material Company IP Agreement, including failing to use commercially reasonable efforts (x) to perform or cause to be performed any applicable filings, recordings and other acts, or (y) to pay or cause to be paid any required fees and Taxes, to maintain and protect its interest in any material Intellectual Property or material Company IP Agreement, (B) subject to Section 5.3, disclose any confidential information or confidential Intellectual Property to any person, other than employees of the Company that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, or (C) fail to notify Parent and Merger Sub promptly of any infringement, misappropriation or other violation of or conflict with any material Intellectual Property owned or used by the Company of which the Company becomes aware and to consult with Parent and Merger Sub regarding the actions (if any) to take to protect such Intellectual Property;

(viii)           shall not adopt any amendments to its articles of incorporation or by-laws or similar applicable charter documents;

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(ix)           shall not issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date hereof), other than issuances of Company Common Stock in respect of any exercise of Company Stock Options outstanding on the date hereof;

(x)           shall not grant, confer or award any compensatory warrants, options, convertible security or other rights to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date hereof);

(xi)           shall not directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares except for acquisitions of Company Common Stock tendered by holders of Company Stock Options in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto;

(xii)           shall not incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for up to $100,000 in aggregate principal amount of indebtedness for borrowed money under commercially reasonable credit facilities or in the commercial paper market incurred to replace, renew, extend, refinance or refund any existing short-term indebtedness for borrowed money;

(xiii)           shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of any portion of its properties or assets, other than inventory in the ordinary course of business consistent with past practice;

(xiv)           shall not (A) amend or modify in any material respect adverse to the Company any of the Company Material Contracts contemplated by Section 3.20(a) or (B) consent to the termination of any Company Material Contract and shall not enter into any purchase order or other agreement to purchase materials in an amount in excess of $250,000;

(xv)           shall not (A) settle any Action relating to the Merger, this Agreement or the transactions completed hereby, or (B) settle any other Action, other than for monetary damages payable by the Company not in excess of $100,000 individually or $200,000 in the aggregate or (C) commence any material Action other than in the ordinary course of business without reasonably consulting with Parent prior to such commencement or other than any action against Parent or Merger Sub arising out of or relating to the Merger, this Agreement or the transactions contemplated hereby;

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(xvi)           shall not (A) exercise any rights of renewal pursuant to the terms of any of the leases or subleases related to any Leased Real Property which by their terms would otherwise expire, or (B) sell, transfer, lease, sublease, license, mortgage, encumber or otherwise dispose of any Real Property (including leasehold interests);

(xvii)           shall not fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xviii)           shall not authorize, or make any commitment with respect to, or make any capital expenditures in excess of $100,000 individually or $200,000 in the aggregate;

(xix)           shall not enter into, modify or terminate any arrangement with any affiliate of the Company;

(xx)           shall not enter into, modify or extend any agreements with distributors, sales agents or other marketing entities;

(xxi)           shall not make or change any Tax election, settle or compromise any Tax liability of the Company, make any change in Tax Accounting methods, file any amended Tax Return, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund, in each case, if such action is reasonably likely to result in an increase to a Tax liability; and

(xxii)           shall not agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2                      Investigation.  The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall use its reasonable best efforts to cause its Representatives to furnish promptly to Parent such additional financial and operating data and other information as to its business and properties as Parent or its Representatives may from time to time reasonably request, except that nothing herein shall require the Company to disclose any information to Parent that would constitute a violation of applicable Laws.  Parent hereby agrees that it shall treat any information in accordance with the Confidentiality Agreement, dated as of July 13, 2010, between the Company and Parent (the “Confidentiality Agreement”).  The Company agrees to confer at such times as Parent may reasonably request with one or more directors, officers, employees or agents of Parent, to report material operational matters and the general status of its ongoing operations.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to grant any access or make any disclosure in violation of applicable Laws.

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Section 5.3                      No Solicitation.

(a)           Subject to the other terms of this Section 5.3, the Company agrees that it shall not, and that it shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly:  (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or could reasonably be expected to constitute, a Company Alternative Proposal, (ii) enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person any nonpublic or other information with respect to, any proposal that constitutes, or could reasonably be expected to constitute, a Company Alternative Proposal, or in response to any inquiries or proposals that could reasonably be expected to lead to any Company Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (iii) agree to, approve, endorse or recommend to the Company stockholders any Company Alternative Proposal, (iv) authorize or permit any of its Representatives to take any such action or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal (except as contemplated by Section 7.1(g)).  Subject to Section 5.3(b), the Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.  The Company shall, and shall use its reasonable best efforts to cause its Representatives to, (i) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Company Alternative Proposal, (ii) with respect to third parties with whom discussions or negotiations have been terminated on or prior to the date of this Agreement, use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by the Company or its Representatives and (iii) cause any physical or virtual data room to no longer be accessible to or by any person other than Parent and its Affiliates.

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(b)           The Company will promptly notify Parent orally (and then in writing within twenty-four (24) hours) after it has received any proposal inquiry, offer or request relating to or constituting a Company Alternative Proposal, any request for discussions or negotiations relating to a potential Company Alternative Proposal, or any request for information relating to the Company in connection with a Company Alternative Proposal or a potential Company Alternative Proposal of which the Company or any of its Representatives is or become aware, or any amendments to the foregoing.  Such notice to Parent shall indicate the identity of the person making such proposal and the terms and conditions of such proposal, if any.  The Company shall also promptly provide Parent with (i) a copy of any written notice or other communication from any person informing the Company or its Representatives that it is considering making, or has made a proposal regarding, a Company Alternative Proposal, (ii) a copy of any Company Alternative Proposal (or any amendment thereof) received by the Company, and (iii) such other details of any such Company Alternative Proposal that Parent may reasonably request.  Thereafter, the Company shall promptly (and in any event within twenty-four (24) hours) keep Parent reasonably informed on a current basis of any change to the terms of any such Company Alternative Proposal.  Notwithstanding the limitations set forth in Section 5.3(a) and subject to compliance with this Section 5.3(b), if the Company receives a Company Alternative Proposal (that did not arise or result from any breach of this Section 5.3) at any time prior to obtaining the Company Stockholder Approval (i) which constitutes a Company Superior Proposal (as defined in Section 5.3(e)) or (ii) which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in clause (x), (y) or (z) below, in a Company Superior Proposal, the Company may take any or all of the following actions:  (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and Representatives) making any such Company Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms substantially similar to the terms of the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement), (y) engage in discussions or negotiations with the third party (and such other persons and Representatives) with respect to the Company Alternative Proposal and (z) release any third party from, or waive any provision of, a confidentiality or standstill provision to which it is a party if, in the case of this clause (z), the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company's stockholders.  In addition, nothing in the Agreement shall restrict the Company from complying with its disclosure obligations with regard to any Company Alternative Proposal under applicable Law.

(c)           In response to the receipt of a Company Alternative Proposal (that did not arise or result from a breach of this Section 5.3) that has not been withdrawn, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may change, withhold or withdraw the Company Recommendation (as defined in Section 5.4(c)) (a “Company Change of Recommendation”) but only if the Board of Directors of the Company has concluded in good faith, (x) after consultation with the Company’s financial advisors and outside legal counsel, that such Company Alternative Proposal constitutes a Company Superior Proposal and (y) after consultation with the Company’s outside legal counsel, that effecting a Company Change of Recommendation is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company and its stockholders under applicable Law.  No Company Change of Recommendation shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover Law (including the Interested Stockholder Statute and Control Share Statute) or other state Law or the Rights Plan to be inapplicable to the Merger, this Agreement, the Voting Agreement, and the other transactions contemplated hereby and thereby.

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(d)           As used in this Agreement, “Company Alternative Proposal” shall mean any unsolicited, bona fide, written proposal or any unsolicited bona fide, written offer made by any person (other than a proposal or offer by Parent or any of its Subsidiaries) relating to: (i) any merger, amalgamation, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination transaction, or a “merger of equals”, in each case involving the Company; (ii) the acquisition by any person or “group” of persons, directly or indirectly, of twenty percent (20%) or more of the assets of the Company; (iii) the acquisition by any person or “group” of persons of twenty percent (20%) or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any person or group of “persons” beneficially owning twenty percent (20%) or more of any class of equity securities of the Company.

(e)           As used in this Agreement “Company Superior Proposal” shall mean a Company Alternative Proposal that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel and after taking into account relevant financial, legal, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, is more favorable to the Company and its stockholders than the Merger. For purposes of the definition of “Company Superior Proposal”, each reference to 20% in the definition of “Company Alternative Proposal” shall be replaced with “50%”.

(f)           Notwithstanding anything to the contrary contained herein, the Company may not terminate this Agreement pursuant to Section 7.1(g) unless and until (w) the Company has complied with Section 5.3(b), (x) the Company has provided written notice of the determination of the Board of the Directors of the Company that the Company Alternative Proposal constitutes a Company Superior Proposal promptly upon the Board of Directors of the Company making such determination (and in any event no later than twenty-four (24) hours of such determination) (“Superior Proposal Notice”), (y) the Company has provided Parent with an opportunity, for a period of five (5) business days from the date of delivery to Parent of the Superior Proposal Notice (the “Notice Period”), to amend (the “Right to Match”) the terms and conditions of this Agreement and the Merger, including an increase in, or modification of, the Merger Consideration (any such proposed transaction, a “Revised Transaction”), such that the Company Superior Proposal no longer constitutes a Company Superior Proposal, and (z)(1) during such Notice Period, the Company and its Representatives negotiate with Parent and its Representatives with respect to such Revised Transaction and (2) at the end of such Notice Period, the Board of Directors of the Company has determined that the Company Superior Proposal continues to be a Company Superior Proposal notwithstanding the Revised Transaction and taking into account all amendments and proposed changes made thereto during the Notice Period.

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Section 5.4                      Filings, Other Actions.

(a)           Each of the Company and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement and, except to the extent provided in Section 5.3 (c) or (d), the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the Company’s stockholders approve and adopt this Agreement.  As promptly as practicable after the execution of this Agreement, the Company shall file with the SEC the preliminary Proxy Statement; provided that subject to applicable Law the Company shall use its commercially reasonable efforts to file the preliminary Proxy Statement within 10 days following the date of this Agreement, and, thereafter, shall use its commercially reasonable efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable; provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall consider in good faith all reasonable additions, deletions or changes suggested by Parent in connection therewith.  The Company shall notify Parent of the receipt of any comments from the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent as promptly as reasonably practicable, copies of all written correspondence (and summaries of any oral comments) between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement.  The Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on any proposed response to any comment of the SEC staff and any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall consider in good faith all reasonable additions, deletions or changes suggested by Parent in connection therewith.  Parent and Merger Sub shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff.  After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement have been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be disseminated (including by electronic delivery if permitted) as promptly as reasonably practicable, to its stockholders of record, as of the record date established by the Board of Directors of the Company.  Each of the parties shall correct promptly, any information provided by it to be used specifically in the Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable Law.

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(b)           The Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

(c)           Subject to Section 7.1(g) of this Agreement, the Company shall take all action necessary in accordance with the OBCA and its Articles of Incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the date of this Agreement (and subject to the last sentence of this Section 5.4(c), no later than thirty (30) days after the dissemination of the Proxy Statement to the Company’s stockholders) for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) and, subject to Section 5.3 (c) or (d), shall include in the Proxy Statement the recommendations of its Board of Directors that its stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”). Subject to Section 5.3 of this Agreement, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger.   Neither the commencement, disclosure, announcement or submission to the Company of any Company Alternative Proposal (whether or not a Company Superior Proposal), nor any furnishing of information, discussions or negotiations with respect thereto, nor any decision or action by the Board of Directors of the Company to effect a Company Change of Recommendation shall give the Company any right to delay, defer or adjourn the Company Meeting.  Notwithstanding the foregoing, the Company may adjourn or postpone the Company Meeting to the extent reasonably necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or to permit dissemination of information which is material to stockholders voting at the Company Meeting, or, if as of the time the Company Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or for the adoption and approval of this Agreement and the approval of the Merger.

Section 5.5                      Stock Options; Employee Matters.

(a)           Stock Options.

(i)           Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under or outside of the employee and director stock plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right at the Effective Time to receive an amount in cash, equal to the product of (x) the total number of shares of Common Stock subject to such Company Stock Option multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash for all holders of Company Stock Options, being hereinafter referred to as the “Option Consideration”).

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(ii)           The compensation committee of the board of directors of the Company shall pass such resolutions with respect to the Company Stock Options consistent with the foregoing provisions of this Section 5.5.

(iii)           As soon as practicable after the date of this Agreement, the Company shall issue written notice in a form reasonably acceptable to Parent to each holder of a Company Stock Option which is outstanding as of the date of this Agreement providing among other things that the Company has entered into the Agreement and contingent on the closing of the Merger,

(A)
all Company Stock Options, including any unvested portion as of the date of this Agreement, will be fully vested and exercisable at any time from the date of the notice until the earlier of the date of termination of the Company Stock Option under the terms of the Company Stock Option or immediately prior to the Effective Time of the Merger;

(B)
all unexercised Company Stock Options which are outstanding immediately prior to the Effective Time will be converted as of the Effective Time to the right to receive the cash consideration, if any, described in Section 5.5(a)(i) of the Agreement;

(C)
except as to the right to receive the cash consideration, if any, described in Section 5.5(a)(i) of the Agreement, all Company Stock Options outstanding as of the Effective Time will terminate and cease to remain outstanding as of the Effective Time.

(b)           Employee Matters.

(i)           In the event that the Company Benefit Plans are terminated, the employees of the Surviving Corporation shall become participants in replacement Surviving Corporation and/or Parent benefit arrangements as of a date determined by Parent and/or Surviving Corporation.  At such time as the Surviving Corporation employees commence participation in replacement plans of the Surviving Corporation and/or Parent, the following shall apply: Parent and/or Surviving Corporation shall provide or cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee's eligibility to participate, or level or amount of benefits, employees of the Company who become employees of Surviving Corporation shall be credited with their period of service with the Company prior .to the Closing, to the extent permitted by applicable law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rules (provided that such employees shall not be credited with such period of service for the purpose of determining benefit accruals under any defined benefit plan or for any purpose regarding any post-retirement medical plan).

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(ii)           It is expressly understood and agreed that (A) the provisions of Section 5.5(b) are statements of intent, (B) no employee of the. Surviving Corporation shall have rights or remedies, including rights of enforcement, with respect thereto and (C) no employee of the Surviving Corporation is or is intended to be a third party beneficiary thereof. Parent and/or Surviving Corporation shall not be prohibited or restricted from amending, suspending or terminating any of its employee benefit plans or the Company Benefit Plans following the Effective Time or terminating any of their respective employees or modifying their pay or employee benefits following such date.  Parent is expressly permitted to discuss with the Company employees employment opportunities after the date hereof.

Section 5.6                      Reasonable Best Efforts.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals, including the Company Approvals and approval of the Merger by the Bankruptcy Court, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 5.7                      Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

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Section 5.8                      Public Announcements.  The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein, shall reasonably consider all additions, deletions or changes suggested by the other party in connection therewith, and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.  Parent and the Company agree to issue a joint press release announcing this Agreement.  The Company need not consult with Parent in connection with any press release or public statement to be issued or made to the extent such releases or statements are with respect to any Company Superior Proposal or with respect to any Company Change of Recommendation permitted by Section 5.3(c), and neither party need consult any other party in connection with any press release or public statement to be issued or made to the extent such releases or statements are with respect to any termination of this Agreement pursuant to Section 7.1.

Section 5.9                      D&O Insurance.  The Company may at its option, but is not required to, prior to the Effective Time purchase a run-off program for up to six (6) years for directors’ and officers’ liability insurance and fiduciary liability insurance under policies comparable in quality of coverage and quality of insurer as those policies in effect with respect to the directors and officers of the Company as of the date of this Agreement (a “Run-Off Program”).

Section 5.10                      Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

Section 5.11                      Control of Operations.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12                      Certain Transfer Taxes.  Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

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Section 5.13                      Notification of Certain Matters.  From the date hereof to the Effective Time, the Company shall give prompt notice to Parent, and each of Parent and Merger Sub shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger if the subject matter of such communication or the failure of such party to obtain such consent purports to materially affect the consummation of the Merger, or (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against such party or any of its subsidiaries which purports to materially affect the consummation of the Merger; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.14                      Balance Sheet and Transaction Expenses.  At least two Business Days prior to Closing, the Company shall provide Parent (a) a balance sheet prepared in accordance with GAAP representing a good faith estimate of the assets (including, but not limited to, cash and cash equivalents), Debt and other liabilities and stockholders’ equity of the Company as of the Effective Time and (b) an itemized list of the Company's good faith estimate of Transaction Expenses.  On the Closing Date, the Company shall provide to Parent the amount of the Company's cash and cash equivalents and Debt, each as of the close of business on the date immediately preceding the Closing Date, and of the Company's Transaction Expenses.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1                      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or written waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)           The Company Stockholder Approval shall have been obtained;

(b)           No injunction, restraint or prohibition by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect; and

(c)           The Bankruptcy Court shall have approved the Merger.

Section 6.2                      Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment (or written waiver by the Company) of the following conditions:

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(a)           The representations and warranties of Parent and Merger Sub set forth in this Agreement which are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement which are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period; except that the representations and warranties of Parent and Merger Sub set forth in Section 4.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b)           Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c)           Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its President, any Vice President or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3                      Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or written waiver by Parent and Merger Sub) of the following conditions:

(a)           (i)           The representations and warranties of the Company which are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement which are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period; and provided further that the representations and warranties of the Company set forth in Section 3.2(a), (b), and (e) (in each case to the extent relating to capital stock of the Company) shall be true and correct in all respects as of the particular date of which they were made, and the representations and warranties of the Company set forth in the third sentence of Section 3.3(a), Section 3.8, Section 3.9, the second sentence of Section 3.11, and Section 3.14 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

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(b)           The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c)           No event or change shall have occurred that has or would reasonably be expected to have a Company Material Adverse Effect;

(d)           The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(e)           As of the Closing Date, the Total Merger Consideration shall be a positive number;

(f)           Each of the officers and directors of the Company as of the date hereof and the Effective Time shall have executed and delivered to Parent a release in the forms attached hereto as Exhibit A; and

(g)           Except as disclosed in the survey dated March 15, 2000 performed by K&D Engineering, all buildings and other structures, facilities or improvements, fixtures, and affixed equipment of the Company related to the operation of the business of the Company on the Owned Real Property shall be located on real property owned by the Company or on a perpetual easement (for which all financial consideration has been fully prepaid) appurtenant to real property owned by the Company.

ARTICLE VII

TERMINATION

Section 7.1                      Termination or Abandonment.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)           by the mutual written consent of the Company and Parent;

(b)           by either the Company or Parent if (i) the Effective Time shall not have occurred on or before February 28, 2011 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that has been a principal cause of or resulted in the failure to consummate the Merger on or before such date;

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(c)           by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this clause 7.1(c) shall have complied with its obligations under Section 5.6 of this Agreement;

(d)           by either the Company or Parent if the Company Meeting (after any permitted postponement or adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e)           by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (2) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least 10 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f)           by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (2) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least 10 days prior to such termination, stating Parent’s intention to terminate the Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g)           by the Company, at any time prior to obtaining the Company Stockholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Company Superior Proposal (a “Superior Proposal Agreement”), if the Company has complied with its obligations under Section 5.3(f), provided, that any such purported termination by the Company pursuant to this Section 7.1(g) shall be void and of no force or effect unless the Company concurrently with such termination pays to Parent the Termination Fee in accordance with Section 7.2;

(h)           by Parent or Merger Sub, in the event of a Company Change of Recommendation, it being agreed that the taking of any of the actions contemplated by Section 5.3(a) or (b) shall not constitute a Company Change of Recommendation; and

(i)           by the Company or Parent, if the Bankruptcy Court shall not have approved the Merger by November 30, 2010.

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In the event of termination of this Agreement pursuant to this Section 7.1 above, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.2 (and any other provision herein related to payment of the Termination Fee) and Article VIII (other than equitable remedy rights pursuant to Section 8.5), which shall survive termination), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of fraud or any intentional breach of any covenant of this Agreement or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.2                      Termination Fee.

Notwithstanding any provision in this Agreement to the contrary, if:

(a)           this Agreement is terminated by the Company pursuant to Section 7.1(g), then the Company shall pay to Parent an amount in cash equal to $960,000 (the “Termination Fee”) concurrently with and as a condition to the effectiveness of the termination of this Agreement by the Company pursuant to Section 7.1(g);

(b)           (i)           after the date of this Agreement, any bona fide Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) shall have been publicly announced and not withdrawn prior to the Company Meeting and this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d), and (ii) concurrently with or within fifteen (15) months after such termination, any definitive agreement providing for a Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) shall have been entered into by the Company or a Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) shall have been consummated, then the Company shall pay to Parent the Termination Fee in cash (it being understood by the parties that in no event shall Parent be entitled to receive an amount exceeding the Termination Fee or to receive the Termination Fee on more than one occasion), upon the earlier of consummation of the Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) or the date on which the Company enters into the agreement providing for such Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”), as applicable; and

(c)           this Agreement is terminated by Parent pursuant to Section 7.1(h) and, at the time of the Company Change of Recommendation, a Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) had been made and not withdrawn, then the Company shall pay to Parent the Termination Fee in cash within two (2) Business Days of the date of such termination.

 Notwithstanding anything to the contrary, payment of the Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub in the case of any such termination described in this Section 7.2 and, upon payment of such Termination Fee, the Company and its Affiliates shall have no further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby, provided that nothing herein shall release any party from liability for fraud or intentional breach.

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Section 7.3                      Amendment or Supplement.  At any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval nor any amendment or change not permitted under applicable Law.

Section 7.4                      Extension of Time, Waiver, etc.  At any time prior to the Effective Time, the Company and Parent may:

(a)           extend the time for the performance of any of the obligations or acts of the other party;

(b)           waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c)           waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                      No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2                      Expenses.  Except as set forth in Section 5.12 and Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

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Section 8.3                      Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4                      Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, to the extent not preempted by federal bankruptcy law.

Section 8.5                      Jurisdiction; Enforcement.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware; provided, however, that until the date on which a Chapter 11 plan of reorganization is consummated, in these Chapter 11 Cases, the Bankruptcy Court shall have exclusive jurisdiction over this Agreement and all matters pertaining thereto.  The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware; provided, however, that until the date on which a Chapter 11 plan of reorganization is consummated, in these Chapter 11 Cases, the Bankruptcy Court shall have exclusive jurisdiction over this Agreement and all matters pertaining thereto.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Notwithstanding the foregoing, each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States District Court for the District of Delaware or another court sitting in the state of Delaware in any other court or jurisdiction.

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(b)           Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.7.  Nothing in this Section 8.5(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 8.6                      [Intentionally Omitted].

Section 8.7                      Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, electronic mail (return receipt requested), by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

To Parent or Merger Sub:

W. R. Grace & Co.–Conn.
7500 Grace Drive
Columbia, MD 21044
Telecopy: (410) 531-8890
Attention: Jeremy Rohen
Email: jeremy.rohen@grace.com

with copies to:

Venable LLP
8010 Towers Crescent Drive, Suite 300
Vienna, VA 22182
Telecopy: (703) 821-8949
Attention:  Elizabeth R. Hughes, Esq.
Email: erhughes@venable.com

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To the Company:

Synthetech, Inc,
1290 Industrial Way
Albany, OR 97321-0210
Telecopy: (541) 812-6036
Attention: Gregory Hahn
                Email: greg@synthetech.com

with copies to:

Perkins Coie LLP
1120 NW Couch Street, 10th Floor
Portland, OR 97209
Telecopy: (503) 346-2008
Attention: David S. Matheson
Email: dmatheson@perkinscoie.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date and time so telecommunicated, and as of the date so personally delivered or as of the date so received in the case of overnight delivery.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8                      Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9                      Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such or any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10                      Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 5.9 hereof.  Nothing contained in this Agreement shall be deemed to amend any Company Benefit Plan or to confer on any employee the right to enforce the covenants included in Section 5.5.

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Section 8.11                      Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 8.12                      Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.13.                      Bankruptcy Court Approval.

This Agreement and all terms herein shall not be enforceable against Parent or any other Debtor until the Bankruptcy Court has entered an order approving this Agreement and the transactions contemplated hereunder.  The Debtors shall file a motion for approval of the Agreement and the transactions contemplated hereunder as soon as is reasonably practicable after execution of this Agreement by Buyer and Seller.

The “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Bankruptcy Case from time to time, including, without limitation, the United States District Court for the District of Delaware if and to the extent it withdraws the reference with respect to the Bankruptcy Case, any part thereof, or any matter or proceeding therein.

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The “Chapter 11 Cases” means those cases pending in the Bankruptcy Court that were commenced on April 2, 2001, by W. R. Grace & Co.-Conn., a Connecticut corporation, and its fellow debtors and debtors-in-possession (the “Debtors”).

Section 8.14                      Definitions.

(a)           References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more than 50% of the outstanding voting securities are or were directly or indirectly owned by such party, or (ii) such party is a general partner (excluding partnerships in which such party of such party does not have a majority of the voting interests in such partnership).  References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.  References in the Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity or the media.  As used in this Agreement, “knowledge” of any person means the actual knowledge of the executive officers of such person after due inquiry.

(b)           Each of the following terms is defined on the page set forth opposite such term:

Page
Adjusted Total Merger Consideration	4
Affiliates	54
Agreement	1
Articles of Merger	2
Bankruptcy Court	53
Book-Entry Shares	3
Cancelled Shares	3
CERCLA	15
Certificates	3
Closing	2
Closing Date	2
Code	7
Company	1
Company Alternative Proposal	38

54

Company Approvals	11
Company Benefit Plans	18
Company Change of Recommendation	37
Company Common Stock	3
Company Disclosure Schedule	9
Company IP Agreements	26
Company Material Adverse Effect	9
Company Material Contracts	25
Company Meeting	40
Company Permits	14
Company Recommendation	40
Company SEC Documents	12
Company Stock Option	40
Company Stock Plans	40
Company Stockholder Approval	25
Company Superior Proposal	38
Confidentiality Agreement	35
Control	54
Controlled by	54
Control Share Statute	11
Debt	5
Dissenting Shares	4
Effective Time	2
End Date	46
Environmental Laws	16
Environmental Liability	16
Environmental Permit	16
ERISA	18
Exchange Fund	6
Fully Diluted Number	5
GAAP	12
Governmental Entity	11
Hazardous Substance	16
Intellectual Property	24
Interested Stockholder Statute	11
IT Assets	24
Knowledge	54
Law	13
Laws	13
Leased Real Property	28
Lien	12
Material Company Insurance Policies	28
Merger	1
Merger Consideration	5
Merger Sub	1
Notice Period	38

55

Option Consideration	40
Out-of-the Money Options	6
Owned Intellectual Property	24
Owned Real Property	28
Parent	1
Parent Material Adverse Effect	29
Parent SEC Documents	30
Paying Agent	6
Permitted Liens	27
Person	54
Proxy Statement	21
RCRA	16
Real Property	27
Release	17
Removal, Remedial or Response	17
Representatives	35
Revised Transaction	38
Right to Match	38
Rights Plan	10
Run-Off Program	43
Sarbanes-Oxley Act	13
SEC	12
Share	3
Shares	3
Stockholders	1
Subsequent Company SEC Documents	12
Subsequent Parent SEC Documents	30
Subsidiaries	54
Superior Proposal Agreement	47
Superior Proposal Notice	38
Surviving Corporation	1
Tax Return	23
Taxes	23
Termination Date	32
Termination Fee	48
Total Merger Consideration	6
Transaction Expenses	6
Voting Agreements	1

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

W. R. GRACE & CO. – CONN.

By:	/s/ Hudson La Force III
	Name:	Hudson La Force III
	Title:	Senior Vice President and Chief Financial Officer

MALLARD ACQUISITION CORP.

By:	/s/ Jeremy Rohen
	Name:	Jeremy Rohen
	Title:	President

SYNTHETECH, INC.

By:	/s/ Daniel T. Fagan
	Name:	Daniel T. Fagan
	Title:	Chairman

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EXHIBIT A

FORM OF DIRECTOR AND OFFICER RELEASE

SYNTHETECH, INC.

RELEASE

This Release is being executed and delivered by _____________________ (“Releasor”) in accordance with Section 6.3(e) of the Agreement and Plan of Merger dated as of September 13, 2010 (the “Agreement”) between W. R. Grace & Co.-Conn., a Connecticut corporation (“Parent”), Mallard Acquisition Corp., a Delaware corporation (“Merger Sub”) and Synthetech, Inc., an Oregon corporation (“Company”).

Releasor acknowledges that execution and delivery of this Release is a condition to Parent’s obligation to consummate the Merger and that Parent is relying on this Release in consummating the Merger.

Releasor, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Parent to consummate the Merger, hereby agrees as follows:

Releasor, on behalf of himself and each of his Related Persons (as defined below), hereby releases and forever discharges Parent, Merger Sub, Company and each of their respective Affiliates (as defined below), successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from:  (i) any and all claims, demands, actions, arbitrations, investigations, litigation, suits, causes of action, awards, injunctions, judgments, orders, rulings, subpoenas, or verdicts (whether civil, criminal, administrative, investigative, or informal) entered, issued, made, or rendered by any court, administrative agency, or other governmental entity or by any arbitrator; and (ii) any and all obligations, contracts, agreements, debts and liabilities whatsoever, in each case of clauses (i) and (ii) whether known or unknown, suspected or unsuspected, both at law and in equity, which Releasor or any of Releasor’s Related Persons now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing; provided, however, that nothing contained herein shall operate to release any obligations of the Releasees in connection with (a) any obligations owed to such Releasor pursuant to the specific terms of a Company Benefit Plan (as defined in the Agreement) or employment agreement with the Company, in each case, as disclosed on the Company Disclosure Schedule, (b) any rights under D&O insurance policies of the Company or (c) the Agreement and the transactions contemplated thereby.

Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

Without in any way limiting any of the rights and remedies otherwise available to any Releasee, Releasor shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising from or in connection with (i) the assertion by or on behalf of the Releasor or any of his Related Persons of any claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Releasor or any of his Related Persons against such third party of any claims or other matters purported to be released pursuant to this Release.

For purposes of this Release:

“Affiliate” shall, with respect to any person, mean any other person, which, directly or indirectly, controls or is controlled by or is under common control with such person.  Solely for purposes of this definition of Affiliate, a person shall be deemed to "control," be "controlled by" or be "under common control with" another person if such other person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such person whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

“Related Person” means with respect to a particular individual:

(a)	each other member of such individual's Family;

(b)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

(c)	any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

(d)	any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

Solely for purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse (and former spouses), (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect.  Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

This Release may not be changed except in writing signed by the person(s) against whose interest such change shall operate.  This Release shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of law.

All words used in this Release will be construed to be of such gender or number as the circumstances require.

IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of this ____ day of _______________, 2010.

[Name of Releasor]

Annex B

September 13, 2010

Special Committee of the Board of Directors
Synthetech, Inc.
1290 Industrial Way
PO Box 646
Albany, OR 97321

Gentlemen,

Reference is made to the draft Agreement and Plan of Merger, dated as of September 13, 2010 (the “Agreement”), by and among W. R. Grace & Co.- Conn. (“Parent”), Mallard Acquisition Corp., a wholly owned subsidiary of Parent, and Synthetech, Inc. (the “Company”).  You have requested our opinion, as of the date hereof, as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Company of the Total Merger Consideration of approximately $19.1 million in cash, subject to adjustment as set forth in the Agreement, to be paid to such holders pursuant to the Agreement, in connection with the transaction contemplated thereby (the “Merger”).

Brocair Partners LLC and its affiliates (“Brocair Partners” or “we”) are engaged in the business of providing investment banking and financial advisory services. Employees of Brocair Partners, through their employment by and affiliation with Billow Butler & Company, L.L.C., a registered broker-dealer (“Billow Butler”), have acted as financial advisors to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the Merger.

Brocair Partners expects to receive fees for our services in connection with the Merger including payment of a fee in the amount of $65,000 in connection with the delivery of this fairness opinion, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.  As employees of Billow Butler, the principal portion of our fees is contingent upon consummation of the Merger, and the Company has also agreed to reimburse Billow Butler’s expenses arising, and indemnify Billow Butler against certain liabilities that may arise, out of that engagement.

Brocair Partners has provided certain investment banking and other financial services to the Company from time to time for which we have received, and may receive, compensation, including having acted as an advisor to the Company with respect to a valuation in February 2008 and, through Billow Butler, the evaluation and negotiation with certain proposed acquisitions during the first six months of 2010.  We also may provide investment banking and other financial advisory services to the Company and Parent and their respective affiliates in the future for which we may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended March 31, 2010; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and projected non-public financial and operating data related to the Company as prepared by its management (the “Operating Forecasts”). We have also held discussions with members of senior management of the Company regarding their assessment of past and current business operations, and the financial condition and future prospects of the Company; reviewed the reported prices and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations that we deemed comparable in whole or in part; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Operating Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company.  In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not made (and have not assumed any responsibility for) any independent investigation or verification of representations and warranties set forth in the Agreement or any exhibits or schedules thereto (and we have assumed that such representations and warranties are true and correct in all respects).

Brocair Partners LLC	phone:	+1 212-500-5015
317 Madison Avenue, 21st Floor	fax:	+1 917-591-3200
New York, NY 10017	website:	www.brocair.com

B - 1

Synthetech, Inc.
September 13, 2010

We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have not made an independent investigation of any legal, accounting or tax matters affecting the Company and have relied upon and assumed the correctness of all legal, accounting and tax advice given the Company and the Special Committee.  Moreover, we have assumed that all governmental, legal, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to our analysis. We also have assumed that the Merger will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Total Merger Consideration of approximately $19.1 million in cash, subject to adjustment as set forth in the Agreement, to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement.  We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Merger or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Merger, including, without limitation, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or class of such persons, in connection with the Merger, whether relative to the Total Merger Consideration of approximately $19.1 million in cash, subject to adjustment as set forth in the Agreement, as of the date hereof, to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise.

We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Our opinion does not address any legal, regulatory, tax or accounting matters. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Merger or any other matter.  This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent; provided that the Company may furnish or include this opinion in its entirety (a) to W. R. Grace & Co. or (b) in a document to be filed or furnished by the Company with the Securities and Exchange Commission with respect to the Transaction, in each case without our prior consent. This opinion was not approved or issued by a fairness committee.

Based upon and subject to the foregoing and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the approximately $19.1 million in cash, subject to adjustment as set forth in the Agreement, to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

Brocair Partners, LLC

By:          /s/ Gregg Blake
Gregg Blake, Managing Partner

B - 2

Annex C

TITLE 60.  OREGON BUSINESS CORPORATION ACT

DISSENTERS’ RIGHTS

60.551 Definitions for ORS 60.551 to 60.594.

As used in ORS 60.551 to 60.594:

      (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

      (4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      (6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      (7) “Shareholder” means the record shareholder or the beneficial shareholder. [1987 c.52 §124; 1989 c.1040 §30]

       60.554 Right to dissent.

(1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate acts:

      (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

      (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

      (c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

      (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

      (A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

      (B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;

      (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

      (f) Conversion to a noncorporate business entity pursuant to ORS 60.472.

      (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      (3) Dissenters’ rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the effective date of the merger under ORS 60.491, unless the articles of incorporation otherwise provide. [1987 c.52 §125; 1989 c.1040 §31; 1993 c.403 §9; 1999 c.362 §15; 2009 c.355 §2]

       60.557 Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

      (a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

      (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1987 c.52 §126]

 (Procedure for Exercise of Rights)

       60.561 Notice of dissenters’ rights.

      (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

      (2) If corporate action creating dissenters’ rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send the shareholders entitled to assert dissenters’ rights the dissenters’ notice described in ORS 60.567. [1987 c.52 §127]

       60.564 Notice of intent to demand payment.

      (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §128]

       60.567 Dissenters’ notice.

      (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of ORS 60.564.

      (2) The dissenters’ notice shall be sent no later than 10 days after the corporate action was taken, and shall:

      (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

      (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      (c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

      (d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

      (e) Be accompanied by a copy of ORS 60.551 to 60.594. [1987 c.52 §129]

       60.571 Duty to demand payment.

      (1) A shareholder sent a dissenters’ notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

      (2) The shareholder who demands payment and deposits the shareholder’s shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §130]

       60.574 Share restrictions.

      (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

      (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [1987 c.52 §131]

       60.577 Payment.

      (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

      (2) The payment must be accompanied by:

      (a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

      (b) A statement of the corporation’s estimate of the fair value of the shares;

      (c) An explanation of how the interest was calculated;

      (d) A statement of the dissenter’s right to demand payment under ORS 60.587; and

      (e) A copy of ORS 60.551 to 60.594. [1987 c.52 §132; 1987 c.579 §4]

       60.581 Failure to take action.

      (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under ORS 60.567 and repeat the payment demand procedure. [1987 c.52 §133]

       60.584 After-acquired shares.

      (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under ORS 60.587. [1987 c.52 §134]

       60.587 Procedure if shareholder dissatisfied with payment or offer.

      (1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under ORS 60.577 or reject the corporation’s offer under ORS 60.584 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

      (a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

      (b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

      (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter’s shares. [1987 c.52 §135]

 (Judicial Appraisal of Shares)

       60.591 Court action.

      (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation’s principal office is located, or if the principal office is not in this state, where the corporation’s registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (5) Each dissenter made a party to the proceeding is entitled to judgment for:

      (a) The amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

      (b) The fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under ORS 60.584. [1987 c.52 §136]

       60.594 Court costs and counsel fees.

      (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

      (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

      (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

      (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited. [1987 c.52 §137]

Annex D

VOTING AGREEMENT

     THIS VOTING AGREEMENT (this “Agreement”) is made and entered into this ___ day of September 2010 by and among Synthetech, Inc., an Oregon corporation (the “Company”), W.R. Grace & Co.-Conn, a Connecticut corporation (the “Purchaser”), and ______________________________________ (the “Shareholder”).

     WHEREAS, concurrently herewith the Purchaser, Mallard Acquisition Corp., a Delaware corporation wholly owned by the Purchaser (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) (unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement) pursuant to which the Purchaser will acquire the Company by merging Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation (the “Surviving Corporation”), subject to the terms and conditions of the Merger Agreement;

     WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, and has the right to vote and dispose of, that number of shares of Company Common Stock (such shares, together with any other capital stock of the Company acquired by such Shareholder after the date hereof whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise or in the event of any change in the capital stock of the Company by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transactions or any other extraordinary change in the corporate or capital structure of the Company, being collectively referred to herein as the “Shares”) set forth opposite its name on Schedule 1 hereto; and

     WHEREAS, receipt of approval of the holders of at least a majority of the outstanding shares of Company Common Stock is a condition to the consummation of the Merger.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING

Section 1.1     Agreement to Vote. The Shareholder irrevocably and unconditionally hereby agrees that from and after the date hereof until the earlier of (a) receipt of the Company Stockholder Approval and (b) the termination of the Merger Agreement (such earlier time, the “Expiration Time”), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, such Shareholder will (i) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by written consent, if applicable) all of such Shareholder’s Shares beneficially owned by such Shareholder as of the relevant time (the “Owned Shares”), (A) for approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement (without regard to any Company Change of Recommendation), (B) against any Company Alternative Proposal, without regard to the terms of such Company Alternative Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, (C) against any other action that is intended or could reasonably be expected to materially prevent, impede, interfere with or delay the transactions contemplated by the Merger Agreement, or (D) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

Section 1.2     Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, directly or indirectly, (a) sell, assign, transfer, give, mortgage, pledge, hypothecate, issue, bequeath or in any manner encumber or dispose of, or permit to be sold, assigned, transferred or to become subject to any Lien, whether voluntarily, involuntarily or by operation of law, with or without consideration (collectively, “Transfer”), any Owned Shares, (b) deposit any Owned Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b).

Section 1.3     Inconsistent Agreements. The Shareholder hereby agrees that, prior to the Expiration Time, he, she or it shall not enter into any agreement, contract or understanding with any person directly or indirectly to vote, grant a proxy or power of attorney or give instructions with respect to the voting of such Shareholder’s Owned Shares in any manner which is inconsistent with this Agreement.

ARTICLE II
NO SOLICITATION

Section 2.1     Restricted Activities. Prior to the Expiration Time, the Shareholder in his, her or its capacity as a shareholder of the Company shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (a) solicit, initiate or knowingly encourage or take any other action knowingly to facilitate, any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or could reasonably be expected to constitute, a Company Alternative Proposal, (b) enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person (as defined in the Merger Agreement) any nonpublic or other information with respect to, any proposal that constitutes, or could reasonably be expected to constitute, a Company Alternative Proposal, or in response to any inquiries or proposals that could reasonably be expected to lead to any Company Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 2.1, (c) agree to, approve, endorse or recommend any Company Alternative Proposal, (d) authorize or permit any Representative of such Shareholder to take any such action or (e) enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal (the activities specified in clauses (a) through (e) being hereinafter referred to as the “Restricted Activities”).

Section 2.2     Notification. The Shareholder shall, and shall use its reasonable best efforts to cause such Shareholder’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Company Alternative Proposal. The Shareholder shall promptly notify the Purchaser orally (and then in writing within twenty-four (24) hours) after it has received any proposal, inquiry, offer or request relating to or constituting a Company Alternative Proposal, any request for discussions or negotiations relating to a potential Company Alternative Proposal, or any request for information relating to such Shareholder in connection with a Company Alternative Proposal or a potential Company Alternative Proposal of which it or any of its Representatives is or becomes aware, or any amendments to the foregoing. Such notice to the Purchaser shall indicate the identity of the person making such proposal and the terms and conditions of such proposal, if any. The Shareholder shall also promptly provide the Purchaser with (i) a copy of any written notice or other written communication from any person informing such Shareholder or its Representatives that it is considering making, or has made a proposal regarding, a Company Alternative Proposal, (ii) a copy of any Company Alternative Proposal (or any amendment thereof) received by the Shareholder, and (iii) such other details of any such Company Alternative Proposal that the Purchaser may reasonably request. Thereafter, such Shareholder shall promptly (and in any event within twenty-four (24) hours) keep the Purchaser reasonably informed on a current basis of any change to the terms of any such Company Alternative Proposal. This Section 2.2 shall not apply to any Company Alternative Proposal received by the Company. The receipt of any such Company Alternative Proposal shall not relieve any Shareholder from any of its obligations hereunder.

Section 2.3     Capacity. The  Shareholder is signing this Agreement solely in such Shareholder’s capacity as a shareholder of the Company and nothing contained herein shall limit or affect any actions taken by the Shareholder, in his, her or its capacity as an officer or director of the Company, and no action taken in any such capacity as an officer or director shall be deemed to constitute a breach of this Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF SHAREHOLDER

Section 3.1     Representations and Warranties. The Shareholder represents and warrants to the Company and the Purchaser as follows:

(a) (i) the Shareholder who is an individual has full legal right and capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (ii) such Shareholder that is not an individual is an entity duly organized or formed, and, if applicable, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, and such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby,

(b) this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby,

(c) assuming this Agreement constitutes the valid and binding agreement of the Company and the Purchaser, this Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms,

(d) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any organizational or formation document of such Shareholder, any Law or agreement binding upon it, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings required pursuant to federal and state securities laws, and

(e) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, such Shareholder owns, beneficially and of record, all of the Shares set forth opposite such Shareholders’ name on Schedule 1 (and any additional Shares acquired after the date hereof) free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement) and has sole voting power and sole power of disposition with respect to such Shareholder’s Owned Shares, with no restrictions on such Shareholder’s rights of voting or disposition pertaining thereto and no person other than such Shareholder has any right to direct or approve the voting or disposition of any of such Shareholder’s Owned Shares.

Section 3.2     Covenants. The Shareholder:

(a)           agrees, prior to the Expiration Time, not to take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

(b)           hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have; and

(c)           agrees to promptly notify the Company and the Purchaser of the number of any new Shares acquired by such Shareholder after the date hereof and prior to the Expiration Time. Any such Shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE COMPANY

Section 4.1     Representations and Warranties of the Company. The Company represents and warrants to the Purchaser and the Shareholder as follows: (a) each of this Agreement and the Merger Agreement has been duly and validly authorized by the Company’s Board of Directors, (b) each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer or other representative of the Company and (c) assuming this Agreement constitutes a valid and binding agreement of the Purchaser and the Shareholder, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 5.1     Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company and the Shareholder as follows: (a) each of this Agreement and the Merger Agreement has been duly and validly authorized by the Purchaser’s Board of Directors, (b) each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer or other representative of the Purchaser and (c) subject to Section 7.14 of this Agreement, assuming this Agreement constitutes a valid and binding agreement of the Company and the Shareholder, this Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

ARTICLE VI
TERMINATION

Section 6.1     Termination. This Agreement shall automatically terminate and be of no further force or effect upon the Expiration Time, other than (i) Section 3.2(b), which shall terminate upon termination of the Merger Agreement, and (ii) this Section 6.1 and Article VII, which shall survive any termination of this Agreement. No such termination shall relieve any party hereto from any liability for any intentional breach of this Agreement occurring prior to such termination; provided, that in the event of the termination of the Merger Agreement and the payment by Company to Purchaser of the Termination Fee (as defined in the Merger Agreement) pursuant to the provisions thereof, the Shareholder shall have no liability for any breach of Article II occurring prior to such termination.

ARTICLE VII
MISCELLANEOUS

Section 7.1     Expenses. Except as otherwise may be agreed in writing, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 7.2     Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

To the Shareholder:	c/o Synthetech, Inc.
1290 Industrial Way
PO Box 646
Albany, OR 97321-0210
Attn: Greg Hahn
Tel: (541) 812-6020
Fax: (541) 967-9424

To the Company:	Synthetech, Inc.
1290 Industrial Way
PO Box 646
Albany, OR 97321-0210
Attn: Greg Hahn
Tel: (541) 812-6020
Fax: (541) 967-9424

With a copy to:	Perkins Coie LLP
1120 NW Couch Street, 10th Floor
Portland, OR 97209
Attn: David S. Matheson
Tel: (503) 727-2008
Fax: (503) 346-2008

To the Purchaser:	W. R. Grace & Co.-Conn.
7500 Grace Drive
Columbia, MD 21044
Attn: Jeremy Rohen
Tel: (410) 531-8234
Fax: (410) 531-8890

With a copy to:	Venable LLP
8010 Towers Crescent Drive, Suite 300
Vienna, VA 22182
Attn: Elizabeth R. Hughes, Esq.
Tel: (703) 760-1600
Fax: (703) 821-8949

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or scheduled to be received if so mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 7.3     Amendments, Waivers, Etc. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company, the Purchaser and the Shareholders. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his, her or its obligations hereunder, shall not constitute a waiver by such party of his, her or its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.4     Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 7.5     No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 7.6     No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 7.7     Entire Agreement. This Agreement (including the attachment hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 7.8     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 7.9     Governing Law. To the extent not preempted by federal bankruptcy law, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     Section 7.10    Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware; provided, however, that until the date on which a chapter 11 plan of reorganization is consummated in the Chapter 11 Cases, the Bankruptcy Court shall have exclusive jurisdiction over this Agreement and all matters pertaining thereto. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware; provided, however, that until the date on which a chapter 11 plan of reorganization is consummated in the Chapter 11 Cases, the Bankruptcy Court shall have exclusive jurisdiction over this Agreement and all matters pertaining thereto. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance applicable law, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.11    Waiver of Jury Trial. The Shareholder hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. The Shareholder certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such litigation, seek to enforce the foregoing waiver.

Section 7.12    Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 7.13    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 7.14Bankruptcy Court Approval.

This Agreement and all terms herein shall not be enforceable against Purchaser, Merger Sub or any other Debtor until the Bankruptcy Court has entered an order approving this Agreement and the transactions contemplated hereunder.  The Debtors shall file a motion for approval of the Agreement and the transactions contemplated hereunder as soon as is reasonably practicable after execution of this Agreement by Buyer and Seller.

The “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Bankruptcy Case from time to time, including, without limitation, the United States District Court for the District of Delaware if and to the extent it withdraws the reference with respect to the Bankruptcy Case, any part thereof, or any matter or proceeding therein.

The “Chapter 11 Cases” means those cases pending in the Bankruptcy Court that were commenced on April 2, 2001, by W. R. Grace & Co.-Conn., a Connecticut corporation, and its fellow debtors and debtors-in-possession (the “Debtors”).

[Signature Page follows]

           IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

THE COMPANY

By:
Name:
Title:

THE PURCHASER

By:
Name:
Title:

THE SHAREHOLDER

By:
Name:
Title:

SCHEDULE 1

Shares